   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 2001

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        SOUTHERN FINANCIAL BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             VIRGINIA                             6022                            54-1779978
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              37 EAST MAIN STREET
                              WARRENTON, VA 20186
                                 (540) 349-3900
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GEORGIA S. DERRICO
                              37 EAST MAIN STREET
                              WARRENTON, VA 20186
                                 (540) 349-3900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------

                                   COPIES TO:

               WILLIAM T. LUEDKE IV                                   TIMOTHY B. MATZ
           BRACEWELL & PATTERSON, L.L.P.                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
         711 LOUISIANA STREET, SUITE 2900                           734 15TH STREET, NW
              HOUSTON, TX 77002-2781                                    12TH FLOOR
                  (713) 221-1336                                   WASHINGTON, DC 20005
                                                                      (202) 347-0300

                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS                                   PROPOSED MAXIMUM        PROPOSED MAXIMUM
        OF SECURITIES                   AMOUNT            OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       TO BE REGISTERED            TO BE REGISTERED            SHARE(1)                PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.......................         750,000                  $24.73               $18,547,500                $4,637
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and represents the average of the high and low prices of a share of common stock of Southern Financial Bancorp, Inc., as reported on The Nasdaq Stock Market, Inc. on September 7, 2001, which was $24.99.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

           SUBJECT TO COMPLETION, DATED SEPTEMBER             , 2001.

PROSPECTUS

                                                 SHARES

                                     [LOGO]

                        SOUTHERN FINANCIAL BANCORP, INC.

                                  COMMON STOCK
                               $        PER SHARE

                             ---------------------

     We are selling        shares of our common stock.

     Our common stock is quoted on the Nasdaq National Market System under the symbol "SFFB." The last reported sales price of our common stock on the Nasdaq
National Market on             , 2001 was $     per share.

                             ---------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public Offering Price.......................................  $           $
Underwriting Discount.......................................  $           $
Proceeds to Southern Financial Bancorp, Inc. (before
  expenses).................................................  $           $

     This is a firm commitment underwriting. We will pay underwriting
commissions of $     per share of common stock for a total of $          . The
underwriters have been granted a 30-day option to purchase up to an additional shares of common stock to cover over-allotments, if any.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                             ---------------------

                        SANDLER O'NEILL & PARTNERS, L.P.

                                               , 2001

                           [MAP OF BANKING LOCATIONS]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THE INFORMATION THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. FURTHERMORE, YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE COMMON STOCK IF THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR IT IS UNLAWFUL FOR YOU TO RECEIVE SUCH AN OFFER OR SOLICITATION.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    8
Special Cautionary Notice Regarding Forward-Looking            11
  Statements................................................
Use of Proceeds.............................................   12
Our Policy Regarding Dividends..............................   12
Dilution....................................................   13
Price Range of Our Common Stock.............................   14
Capitalization..............................................   15
Selected Historical Consolidated Financial Data.............   16
Management's Discussion and Analysis of Financial Condition    19
  and Results of Operations.................................
Business....................................................   48
Management..................................................   58
Compensation of Executive Officers and Directors............   61
Beneficial Stock Ownership by Principal Shareholders and       64
  Management................................................
Supervision and Regulation..................................   68
Description of Capital Stock................................   73
Underwriting................................................   77
Legal Matters...............................................   79
Experts.....................................................   79
Where You Can Find Additional Information...................   79
Index to Financial Statements...............................  F-1

     Until           , 2001, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing our common stock discussed under the "Risk Factors" section and our financial statements and the related notes.

     Unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares to cover over-allotments.

GENERAL

     Southern Financial Bancorp, Inc. is the bank holding company for Southern Financial Bank, the fifth largest commercial bank headquartered in Virginia. We focus on providing a full range of financial services to small to medium-sized businesses, including commercial loans, Small Business Administration loans, cash flow management tools and leasing programs. Our financial performance has been characterized by steady asset growth, consistent core earnings and sound asset quality. We have paid dividends every quarter since 1992. As of June 30, 2001, we had total assets of $727.9 million, total loans, net of deferred fees, of $359.3 million, total deposits of $574.8 million and total stockholders' equity of $43.7 million.

     We have grown through a combination of internal growth, the opening of de novo branches and the acquisition of community banks in our market. Starting with one location in 1986, we have opened 14 branches in the last 16 years. In October 1999 we acquired The Horizon Bank of Virginia and in September 2000 we acquired First Savings Bank of Virginia. Those acquisitions added $205.0 million in assets, provided us with six branch locations and enhanced our core deposit base. We currently operate 20 full-service banking locations, 19 of which are located in the northern Virginia cities of Warrenton, Herndon, Middleburg, Winchester, Leesburg, Fairfax, Sterling, Woodbridge, Manassas and Fredericksburg. In August 2001 we opened our twentieth branch in Georgetown in the District of Columbia and announced our intention to open a branch in Charlottesville, Virginia in the fourth quarter of 2001.

MARKET

     We have expanded from our roots in Fairfax County, where we maintain eight branches and 61% of our transactional deposits, to encompass a market area extending from Winchester in northwest Virginia to Fredericksburg, approximately 100 miles to the southeast. We have historically established our branches based on where we have our loan volume, and believe that the high population growth and general affluence in our existing and target markets provide the lending opportunities to serve as the basis for future expansion. According to U.S. Census Bureau data, from 1990 to 2000 four of the six Virginia counties in which we maintain branches experienced a population growth of 30% or more. In addition to Fairfax County, where the median household income is the highest in the country and nearly double the national median, Loudoun, Fauquier and Prince William Counties also have median household income well above the national median.

     As its economy has diversified away from a concentration in government and government-related employment, northern Virginia has developed into a major center for technology and telecommunications activities and has a high concentration of small to medium-sized businesses representing a diverse array of industries. In the process, Reston, Herndon, Tysons Corner and Fairfax have become important stand alone employment centers similar to Stamford, Connecticut and White Plains, New York, which have flourished outside of New York City. As a result, the "bedroom communities" supporting business clusters have pushed west to Loudoun and Fauquier Counties and south and west to Stafford, Spotsylvania and Prince William Counties.

     We also believe that the high growth and general affluence in certain of the areas adjoining our current market area provide attractive expansion opportunities. In addition to the District of Columbia, we believe that Montgomery County, Maryland and the Richmond, Virginia area are also attractive areas for future expansion. Upon the opening of our proposed branch in Charlottesville, our market area will expand to include Albemarle, Greene and Fluvanna Counties, all of which experienced rapid population growth in the last decade.

MANAGEMENT

     We seek to capitalize on the experience and expertise of our management team, which is diverse, talented and deep. Our cohesive and complementary senior management team has an average of 22 years of banking-related experience and includes four officers who worked previously at Chemical Bank in New York. Our management team provides us with a depth of knowledge and expertise in areas such as funds management and investment strategy not normally found in a community banking organization of our size. Our senior management and board members are strongly committed to our franchise and currently own 22.15% of our outstanding shares of common stock. To manage and develop our new Georgetown branch and our proposed Charlottesville branch, we have hired experienced local bankers to supplement our existing management team. We believe that by hiring local bankers who have an existing in-market customer base, these new branches can more readily and prudently achieve the desired critical mass. We believe that our seasoned, experienced management team provides us with a platform to grow substantially without requiring significant additional personnel expenditures.

STRATEGY

     Our objective is to become the premier provider of financial services to our small to medium-sized business customers while maintaining steady asset growth, consistent core earnings and sound asset quality. To achieve this objective, we have focused on the following business strategies:

     - We emphasize personal relationships in our customer driven service approach to commercial customers.

     As a customer driven organization, our board of directors, business advisory board members, key relationship managers, branch managers and lenders all actively help us develop full-service commercial banking relationships. In serving our commercial customers, we employ a relationship approach that draws on our collective expertise to structure a range of financial services that meets the customer's needs while being a prudent investment for us. Each customer deals with a relationship manager who specializes in one or more types of financial services. In order to fully address the customer's needs, the relationship manager may call upon other of our financial services specialists. We strive to be the customer's exclusive commercial banking relationship. While we encourage customers to contact us directly, we also use technology to complement and enhance our personalized service. We believe that in addition to the attractive growth profile of our primary markets, the consolidation of middle-market financial institutions in Virginia has created an unmet demand for personalized business services which offers us significant growth potential.

     - We plan to continue to supplement our internal growth through de novo branches and acquisitions while maintaining our consistent historical profitability.

     We plan to continue our aggressive pursuit of growth opportunities through opening de novo branches and making acquisitions. We have established a successful track record of opening de novo branches. Similarly, the seamless operational and cultural integration of Horizon and First Savings Bank gives us a track record of successful integration on which to build. We believe that the additional capital provided by this offering will enable us to enhance our franchise value by positioning us to take advantage of the attractive expansion opportunities provided by our existing and targeted market areas. In spite of our growth, we have been profitable in every quarter of operation since 1986, other than quarters affected by the one-time federal deposit insurance recapitalization charge in the third quarter of 1996 and non-recurring merger-related charges in the third and fourth quarters of 1999.

     - We manage our cost of funding in a sophisticated manner while we seek to grow our core deposit base.

     While we continue to seek a lower cost of funds in the form of core deposits, we actively manage our "non-core" funding. The funds management expertise of our senior management enables us to manage our cost of funding with a degree of sophistication unusual for a community bank of our size. In managing cost of funds, we look first to gauge the direction of interest rates. If rates are decreasing, we seek to fund with liabilities that reprice in the near future. If rates are rising, we attempt to do the opposite. Once we have taken a view regarding interest rates, we attempt to achieve the desired funding target by using funding sources in the following order of preference: customer transaction accounts; customer CDs; principal amortizations and interest payments on our loans and investments; institutional CDs (with or without "swaps"); Federal Home Loan Bank borrowings; and reverse repurchase agreements with approved securities dealers.

     - We actively manage our investment portfolio to enhance earnings and maintain flexibility.

     While we continue to grow our loan portfolio, we use our investment securities portfolio to generate net interest income. In order to provide us with more flexibility in the management of our securities, in December 2000 we reclassified the held-to-maturity portion of our securities portfolio so that now all of our investment securities must be classified as available-for-sale for the foreseeable future. We have recently increased our level of collateralized mortgage obligations to enhance our investment earnings and potential for more cash liquidity.

     - We have a strong credit culture, which has resulted in sound asset quality.

     Our experienced credit administration team has developed comprehensive policies and procedures for credit underwriting and funding that have enabled us to maintain sound credit quality in spite of our rapid growth. With the addition of an experienced credit administrator to our senior management team in 1999, we have streamlined our internal loan review and approval process. Combined with our significant lending experience, these procedures and controls enable us to provide responsive, customized service to our business customers. At June 30, 2001, our ratio of nonaccrual loans to total loans was 0.47% and our ratio of nonperforming assets to total loans and other real estate owned was 0.48%.

     - We prudently manage our capital.

     Our goal is to operate at a capital level that supports our growth but does not unduly hamper our achievement of an attractive return on equity. In order to strike this balance, we deploy the capital management expertise of our management team to prudently manage our capital resources. In the past, we have initiated repurchases of our common stock when we believed that it was a prudent investment. During 2000, we issued through subsidiary trusts an aggregate of $13.0 million in trust preferred securities because we believed it to be the lowest cost source of capital available to accommodate our growth. We believe that this common stock offering will not only provide us capital to support future growth and expansion, but will provide more liquidity for our shareholders and give us a more attractive currency to use in potential acquisitions.

                                  THE OFFERING

Common stock offered..........                  shares

Common stock to be outstanding
after the offering............                  shares

Use of proceeds...............   We intend to initially invest the estimated net
                                 proceeds of the offering (approximately
                                 $          million) and use the capital to make
                                 investments in the bank to support its growth, including, among other things, the opening of our de novo branches in Georgetown and Charlottesville, Virginia. In addition, we intend to use a portion of the proceeds to support any further expansion and potential acquisitions.

Risk Factors..................   See "Risk Factors" and "Dilution" for a
                                 discussion of certain factors that you consider before investing in the common stock.

Nasdaq National Market
Symbol........................   "SFFB"

     The number of shares of common stock described as being outstanding after this offering excludes up to:

     - 374,250 shares that we may issue upon the exercise of stock options outstanding as of June 30, 2001 at a weighted average exercise price of $16.29 per share;

     - 106,250 additional shares at June 30, 2001 that we may issue under our stock option plan;

     - 21,975 shares that we may issue upon conversion of all outstanding shares of our Series A 6% cumulative convertible preferred stock into common stock. As of June 30, 2001, these shares of Series A 6% cumulative convertible preferred stock were convertible into 21,975 shares of common stock; and

     - additional shares that we may issue upon exercise of the underwriters' over-allotment option.
                             ---------------------

     Our principal executive offices are located at 37 E. Main Street, Warrenton, Virginia 20186 and our telephone number is (540) 349-3900.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     You should read the summary historical consolidated financial data presented below in conjunction with our audited consolidated financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19. The summary historical financial data as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 is derived from our audited consolidated financial statements and related notes included in this prospectus. The financial statements for the year ended December 31, 1998 include the financial statements of The Horizon Bank of Virginia audited by Horizon's auditors. The summary historical financial data as of December 31, 1998, 1997 and 1996 and for each of the two years ended December 31, 1997 is derived from our audited consolidated financial statements which are not included in this prospectus. The summary historical financial data as of and for the six months ended June 30, 2001 and 2000 is derived from our unaudited interim consolidated financial statements included in this prospectus. These unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) that we consider necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. The financial data presented in the table as of and for the years ended December 31, 1999 and 1996 does not include one-time charges and expenses incurred during those periods. The financial data including these one-time charges and expenses is presented in the corresponding footnotes.

                                   AS OF AND FOR THE
                                   SIX MONTHS ENDED                              AS OF AND FOR THE
                                       JUNE 30,                              YEARS ENDED DECEMBER 31,
                                -----------------------   ---------------------------------------------------------------
                                   2001         2000         2000         1999          1998         1997         1996
                                ----------   ----------   ----------   ----------    ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                      (UNAUDITED)
INCOME STATEMENT DATA:
  Interest income.............  $   25,404   $   16,608   $   37,810   $   29,756    $   27,857   $   25,536   $   22,295
  Interest expense............      14,024        8,008       20,009       14,308        14,220       12,626       11,343
  Net interest income.........      11,380        8,600       17,801       15,448        13,637       12,910       10,952
  Provision for loan losses...       1,270          675        1,335        1,374(1)      1,301        1,265          906
  Net interest income after
    provision for loan
    losses....................      10,110        7,925       16,466       14,074(1)     12,336       11,645       10,046
  Other income................       3,733        1,978        4,553        3,615(1)      3,145        2,257        1,593
  Other expense...............       8,389        6,249       13,440       12,152(1)     10,687        9,762        8,769(2)
  Income before income
    taxes.....................       5,454        3,653        7,579        5,537(1)      4,794        4,140        2,870(2)
  Income taxes................       1,699        1,205        2,429        1,705(1)      1,442        1,332          954(2)
  Net income (excluding non-
    recurring items)..........       3,755        2,448        5,150        3,832(1)      3,352        2,808        1,916(2)
  Net income..................       3,755        2,448        5,150          961         3,352        2,808        1,360
PER SHARE DATA:
  Earnings per share, basic...  $     1.24   $     0.92   $     1.84   $     1.45(3) $     1.28   $     1.10   $     0.76(4)
  Earnings per share, diluted
    (excluding non-recurring
    items)....................        1.21         0.90         1.82         1.41          1.22         1.06         0.73
  Earnings per share,
    diluted...................        1.21         0.90         1.82         0.35          1.22         1.06         0.52
  Cash basis diluted earnings
    per share.................        1.27         0.91         1.87         1.42(3)       1.22         1.06         0.73(4)
  Cash dividends..............        0.24         0.24         0.48         0.33          0.22         0.17         0.14
  Book value per share(5).....       14.38        11.38        13.07        10.78         11.52        10.60         9.64
  Tangible book value
    per share(5)(6)...........       13.20        11.24        11.87        10.67         11.52        10.60         9.64
  Weighted average shares
    outstanding (basic).......   3,014,743    2,662,297    2,786,589    2,648,643     2,618,930    2,558,622    2,530,260
  Weighted average shares
    outstanding (diluted).....   3,101,627    2,717,050    2,836,386    2,722,251     2,747,726    2,647,717    2,607,881
  Shares outstanding at end of
    period....................   3,015,210    2,671,743    3,014,720    2,656,196     2,636,249    2,573,079    2,545,547

                                   AS OF AND FOR THE
                                   SIX MONTHS ENDED                              AS OF AND FOR THE
                                       JUNE 30,                              YEARS ENDED DECEMBER 31,
                                -----------------------   ---------------------------------------------------------------
                                   2001         2000         2000         1999          1998         1997         1996
                                ----------   ----------   ----------   ----------    ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                      (UNAUDITED)
PERIOD-END BALANCE SHEET DATA:
  Total assets................  $  727,869   $  427,118   $  609,936   $  406,222    $  404,254   $  354,016   $  310,169
  Total loans (net of
    deferred fees)............     359,301      245,189      318,912      237,980       209,417      207,303      180,636
  Allowance for loan losses...       5,574        4,064        4,921        3,452         3,062        2,743        2,374
  Total securities............     279,539      148,767      233,407      136,919       143,569      106,296       85,629
  Total deposits..............     574,842      378,707      515,112      367,188       366,905      320,364      274,971
  Other borrowings............      58,500        9,000       34,000        5,000         3,500        4,000        8,500
  Company-obligated
    mandatorily redeemable
    preferred securities of
    subsidiary trusts(7)......      13,000        5,000       13,000           --            --           --           --
  Stockholders' equity........      43,660       30,661       39,689       28,864        30,626       27,508       24,750
SELECTED PERFORMANCE RATIOS
  AND OTHER DATA:
  Return on average
    assets(8).................        1.13%        1.17%        1.09%        0.95%(10)       0.92%       0.88%       0.69%(11)
  Return on average
    stockholders' equity(8)...       17.72        16.65        15.96        12.44(10)      11.62       10.92         7.83(11)
  Efficiency ratio(9).........       59.10        59.06        60.12        63.75(10)      63.68       64.36        69.90(11)
  Net interest margin(8)......        3.73         4.40         4.05         4.07          3.97         4.26         4.12
  Dividend payout ratio.......       18.59        26.33        25.99        92.08         17.78        16.22        26.54
  Number of branches..........          19           17           19           17            15           13           12
PERIOD-END CONSOLIDATED
  CAPITAL RATIOS:
  Tier 1 risk-based capital...       10.65%       12.89%       11.39%       10.93%        12.77%       12.98%       13.44%
  Total risk-based capital....       11.80        14.14        12.55        12.18         14.09        14.19        14.64
  Leverage....................        7.74         8.89         8.37         7.50          7.84         8.14         8.48
  Stockholders' equity to
    total assets..............        6.00         7.18         6.51         7.11          7.58         7.77         7.98
ASSET QUALITY RATIOS:
  Net charge-offs to
    average loans.............        0.18%        0.03%        0.17%        0.79%         0.48%        0.46%        0.34%
  Allowance for loan losses to
    period-end loans..........        1.55         1.66         1.54         1.45          1.46         1.32         1.31
  Allowance for loan losses to
    nonperforming loans.......      330.41       455.61       262.87       661.30        105.37       113.91        83.86
  Nonaccrual loans to total
    loans.....................        0.47         0.36         0.59         0.22          1.39         1.16         1.57
  Nonperforming assets to
    total loans and other real
    estate owned..............        0.48         1.24         0.61         1.20          1.62         1.50         2.27

-------------------------
 (1) Certain income statement data for the year ended December 31, 1999 excludes the following one-time charges related to the merger with Horizon: (a) a special loan loss provision of $756 thousand, (b) a portfolio restructuring expense of $781 thousand and (c) pretax merger-related expenses of $2.4 million (collectively, the one-time merger-related charges and expenses). If these one-time merger-related charges and expenses were included, the income statement data would have been as follows (in thousands):

Provision for loan losses..................................  $ 2,130
Net interest income after provision for loan losses........   13,318
Other income...............................................    2,834
Other expense..............................................   14,589
Income before income taxes.................................    1,563
Income taxes...............................................      602
Net income.................................................      961

 (2) Certain income statement data for the year ended December 31, 1996 excludes the pretax one-time federal deposit insurance recapitalization charge of $830 thousand. If this one-time charge was included, the income statement data would have been as follows (in thousands):

Other expense...............................................  $9,599
Income before income taxes..................................   2,040
Income taxes................................................     680
Net income..................................................   1,360

 (3) Earnings per share amounts for the year ended December 31, 1999 exclude the one-time merger-related charges and expenses. If these one-time merger-related charges and expenses were included, basic earnings per share would have been $0.36 and cash basis diluted earnings per share would have been $0.37.

 (4) Earnings per share amounts for the year ended December 31, 1996 exclude the one-time federal deposit insurance recapitalization charge. If this one-time charge was included, basic earnings per share would have been $0.54 per share and cash basis diluted earnings per share would have been $0.52 per share.

 (5) Calculated using shares of common stock outstanding plus 21,975 shares of common stock which were issuable upon the conversion of preferred stock at period end.

 (6) Calculated by dividing total assets, less total liabilities, goodwill and intangibles, by common shares outstanding at end of period.

 (7) Includes $5.0 million in preferred securities of Southern Financial Capital Trust I due July 15, 2030 and $8.0 million in preferred securities of Southern Financial Statutory Trust I due September 7, 2030.

 (8) Performance ratios for the six months ended June 30, 2001 and 2000 have been annualized.

 (9) Calculated by dividing total noninterest expense, net of goodwill and intangibles amortization, by net interest income plus noninterest income, excluding securities gains and losses.

(10) Selected performance ratios for the year ended December 31, 1999 exclude the one-time merger-related charges and expenses. If these one-time merger-related charges and expenses were included, the return on average assets would have been 0.24%, the return on average equity would have been 3.11% and the efficiency ratio would have been 79.80%.

(11) Selected performance ratios for the year ended December 31, 1996 exclude the one-time federal deposit insurance recapitalization charge. If this one-time charge was included, return on average assets would have been 0.48%, return on average equity would have been 5.66% and the efficiency ratio would have been 76.52%.

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. You should carefully read and consider the following factors in evaluating us and our business, in addition to the other information in this prospectus, before you purchase the common stock offered by this prospectus.

OUR PROFITABILITY DEPENDS SIGNIFICANTLY ON LOCAL ECONOMIC CONDITIONS.

     Our success depends primarily on the general economic conditions of the northern Virginia area. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the northern area of Virginia. The local economic conditions in this area have a significant impact on our commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect the financial results of our banking operations. In recent years, there has been a proliferation of technology and communications companies in our market. The current recession in those industries has had a significant adverse impact on a number of those companies. While we do not have significant credit exposure to these companies, the recession in these industries could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

WE MAY NOT BE ABLE TO MAINTAIN OUR HISTORICAL GROWTH RATE, WHICH MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     To achieve our past levels of growth, we have initiated internal growth programs, completed several acquisitions and opened additional branches. We may not be able to sustain our historical rate of growth or may not even be able to grow at all. We may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit our opening of new branch offices. Further, our inability to attract and retain experienced bankers may adversely affect our internal growth. A significant decrease in our historical rate of growth may adversely impact our results of operation and financial condition.

WE MAY BE UNABLE TO COMPLETE ACQUISITIONS, AND ONCE COMPLETE, MAY NOT BE ABLE TO INTEGRATE OUR ACQUISITIONS SUCCESSFULLY.

     Our growth strategy includes our ability to acquire other financial institutions. We may not be able to complete any future acquisitions and, if completed, we may not be able to successfully integrate the operations, management, products and services of the entities we acquire. Following each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities. Our failure to successfully integrate the entities we acquire into our existing operations may adversely affect our results of operations and financial condition.

OUR SMALL TO MEDIUM-SIZED BUSINESS TARGET MARKET MAY HAVE FEWER FINANCIAL RESOURCES TO WEATHER A DOWNTURN IN THE ECONOMY.

     We target our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the northern Virginia area or the other markets in which we operate, our results of operations and financial condition may be adversely affected.

FLUCTUATIONS IN INTEREST RATES COULD REDUCE OUR PROFITABILITY. WE REALIZE INCOME PRIMARILY FROM THE DIFFERENCE BETWEEN INTEREST EARNED ON LOANS AND INVESTMENTS AND THE INTEREST PAID ON DEPOSITS AND BORROWINGS.

     Our earnings are significantly dependent on our net interest income. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected. We are unable to predict fluctuations of market interest rates, which are affected by the following factors:

     - inflation;

     - recession;

     - a rise in unemployment;

     - tightening money supply; and

     - international disorder and instability in domestic and foreign financial markets.

     For example, in the event of a sharp increase in interest rates, our market value of portfolio equity and net interest income will be negatively affected. Although our asset-liability management strategy is designed to control our risk from changes in market interest rates, we may not be able to prevent changes in interest rates from having a material adverse effect on our results of operation and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results -- Interest Rate Sensitivity and Market Risk" beginning on page 41.

THE SUCCESS OF OUR PARTICIPATION IN SMALL BUSINESS ADMINISTRATION LOAN PROGRAMS DEPENDS ON RETENTION OF OUR PREFERRED AND CERTIFIED LENDER STATUS AND OUR COMPLIANCE WITH TECHNICAL CREDIT UNDERWRITING STANDARDS.

     Approximately 21% of our loan portfolio consists of loans made through various lending programs of the Small Business Administration. The federal government currently guarantees 75% to 90% of the principal amount of each qualifying loan. We have recently elected to hold the guaranteed portion of these loans in our loan portfolio rather than sell them into the secondary market. There can be no assurance that the federal government will maintain the SBA program, or if it does, that the guaranteed portion will remain at its current funding level. Furthermore, there can be no assurance that we will retain our preferred and certified lender status, which generally enables us to approve and fund SBA loans without prior SBA approval. In the event of a default on an SBA loan, our pursuit of remedies against a borrower is subject to SBA approval. If the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application was prepared or submitted, the SBA may decline to honor its guarantee and we may suffer losses.

LOSS OF OUR SENIOR EXECUTIVE OFFICERS OR OTHER KEY EMPLOYEES COULD IMPAIR OUR RELATIONSHIP WITH OUR CUSTOMERS AND ADVERSELY AFFECT OUR BUSINESS.

     Our success is dependent upon the continued service and skills of Georgia
S. Derrico, R. Roderick Porter and other senior officers. The loss of services of any of these key personnel could have a negative impact on our business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. Although we currently have an employment agreement with Ms. Derrico, there can be no assurance that she will continue to be employed with us in the future.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

     Our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

     In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our loan allowance or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

OUR BUSINESS IS DEPENDENT ON TECHNOLOGY AND OUR INABILITY TO INVEST IN TECHNOLOGICAL IMPROVEMENTS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATION AND FINANCIAL CONDITION.

     The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

ALTHOUGH PUBLICLY TRADED, OUR COMMON STOCK HAS SUBSTANTIALLY LESS LIQUIDITY THAN THE AVERAGE TRADING MARKET FOR A STOCK QUOTED ON THE NASDAQ NATIONAL MARKET SYSTEM.

     Although our common stock is listed for trading on the National Market System of the Nasdaq Stock Market, the trading market in our common stock has substantially less liquidity than the average trading market for companies quoted on the Nasdaq National Market System. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Although management believes that this offering will improve the liquidity of the market for our common stock, no assurance can be given that the offering will increase the volume of trading in our common stock.

COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     We face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can. Some of our nonbank competitors are not subject to the same extensive regulations that govern us. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE ADVERSELY AFFECTED BY CHANGES IN FEDERAL AND LOCAL LAWS AND REGULATIONS.

     We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our subsidiary bank, and their respective operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations or the powers, authority and operations of the bank, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on us.

                      SPECIAL CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

     Some information in this prospectus may contain forward-looking statements. The words "anticipate," "believe," "continue," "expect," "estimate," "intend," "may," "will," "should" and similar words identify forward-looking statements. These statements discuss future expectations, activities or events. Important factors that could cause actual results or developments to differ materially from estimates or projections contained in forward-looking statements include:

     - general business and economic conditions in the markets we serve may be less favorable than anticipated;

     - changes in market rates and prices may impact the value of securities, loans, deposits and other financial instruments;

     - legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry;

     - competitive factors including product and pricing pressures among financial services organizations may increase;

     - our ability to expand and grow our business and operations, including the acquisition of additional banks, and our ability to realize the cost savings and revenue enhancements we expect from such acquisitions; and

     - fiscal and governmental policies of the United States federal government.

     For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the "Risk Factors" section of this prospectus.

     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                                USE OF PROCEEDS

     We estimate that the net proceeds from our sale of                shares of
our common stock in this offering will be approximately $     million, after
deduction of offering expenses estimated to be $               and underwriting
commissions. If the underwriters exercise the over-allotment in full, we anticipate that the net proceeds from the sale of our common stock will be
approximately $     million after deduction of offering expenses and
underwriting commissions.

     We intend to initially invest the estimated net proceeds of the offering
(approximately $     million) and use the capital to make investments in the
bank to support its growth, including, among other things, the opening of our de novo branches in Georgetown and Charlottesville, Virginia. In addition, we intend to use a portion of the proceeds to support any further expansion and potential acquisitions.

                         OUR POLICY REGARDING DIVIDENDS

     Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. We currently pay an annual cash dividend of $0.48 per share. While we have paid dividends on our common stock since 1992, there is no assurance that dividends will be paid in the future.

     For a foreseeable period of time, the principal source of our cash revenues will be dividends paid by the bank with respect to its capital stock. There are certain restrictions on the payment of these dividends imposed by federal and state banking laws, regulations and authorities.

     In the future, the declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by our board of directors. As of June 30, 2001, an aggregate of approximately $10.7 million was available for payment of dividends by the bank to us under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of the bank to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements.

                                    DILUTION

     Our net tangible book value as of June 30, 2001 was $40.1 million, or $13.30 per share of common stock. Including the 13,621 shares of Series A 6% convertible preferred stock which were convertible into 21,975 shares of common stock at the option of the holders at June 30, 2001, net tangible book value as of June 30, 2001 was $13.20 per share of common stock. Net tangible book value per share represents the difference between total assets, less intangible assets and goodwill, and total liabilities, divided by the number of shares of common stock outstanding.

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the offering. After giving effect to our sale of shares of common stock in this offering at an assumed public
offering price of $     per share, not including possible issuance of an
additional           shares pursuant to the underwriters' over-allotment, and
after deduction of the underwriting commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2001 would
have been $          million, or $     per share. This represents an immediate
increase in pro forma net tangible book value to existing shareholders
attributable to new investors of $     per share and an immediate dilution of
$     per share to new investors.

              DILUTION IN NET TANGIBLE BOOK VALUE TO NEW INVESTORS

Assumed offering price per share............................  $
  Net tangible book value per share at June 30, 2001........
  Increase per share attributable to new investors..........
Pro forma net tangible book value per share after the
  offering..................................................
                                                              --------
Dilution per share to new investors.........................  $
                                                              ========

     The computations above do not take into account shares of our common stock which have been or may be issued upon the exercise of stock options after June 30, 2001. As of June 30, 2001, there were outstanding options to purchase a total of 374,250 shares of common stock at a weighted average exercise price of $16.29 per share and 106,250 shares of common stock reserved for issuance under our stock option plan. If all options outstanding as of June 30, 2001 were exercised on the date of the closing of the offering, new investors purchasing
shares in this offering would suffer dilution per share of $          .

                        PRICE RANGE OF OUR COMMON STOCK

     Our common stock has been listed on the Nasdaq National Market System under the symbol "SFFB" since December 1993. The following table sets forth the high and low closing prices for the common stock for the periods indicated as reported by Nasdaq:

                                                               HIGH      LOW
                                                              ------    ------
Calendar Year Ending December 31, 2001
  First Quarter.............................................  $18.31    $12.88
  Second Quarter............................................   25.50     17.00
  Third Quarter (through                , 2001).............
Calendar Year Ended December 31, 2000
  First Quarter.............................................  $17.38    $13.50
  Second Quarter............................................   15.88     12.50
  Third Quarter.............................................   16.25     13.00
  Fourth Quarter............................................   14.81     11.38
Calendar Year Ended December 31, 1999
  First Quarter.............................................  $22.00    $19.50
  Second Quarter............................................   22.25     19.75
  Third Quarter.............................................   20.63     19.75
  Fourth Quarter............................................   20.00     16.50

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization at June 30, 2001:

        - on an actual basis; and

        - on an as adjusted basis to give effect to the sale of the shares of our common stock offered by this prospectus, assuming the underwriter's over-allotment is not exercised, at an
          assumed offering price of $     per share, net of underwriting
          discounts and commissions and other estimated offering expenses.

     The following data should be read in conjunction with the financial information included in this prospectus, including our historical consolidated financial statements and related notes.

                                                                  JUNE 30, 2001
                                                              ----------------------
                                                                         AS ADJUSTED
                                                                           FOR THE
                                                              ACTUAL      OFFERING
                                                              -------    -----------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
INDEBTEDNESS:
Long-term debt..............................................  $15,000      $15,000
Company-obligated mandatorily redeemable 11.0% trust
  preferred securities of Southern Financial Capital Trust I
  due July 15, 2030.........................................    5,000        5,000
Company-obligated mandatorily redeemable 10.60% trust
  preferred securities of Southern Financial Statutory Trust
  I due September 7, 2030...................................    8,000        8,000
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares
  authorized, 13,621 shares of Series A 6% cumulative
  convertible preferred stock issued and outstanding........       --           --
Common stock, $.01 par value, 5,000,000 shares authorized,
  3,015,210 shares issued and outstanding;           shares
  issued and outstanding, as adjusted.......................       30
Capital in excess of par value..............................   28,721
Retained earnings...........................................   13,767       13,767
Accumulated other comprehensive income......................    1,142        1,142
                                                              -------      -------
          Total stockholders' equity........................   43,660
                                                              -------
          Total capitalization..............................   56,660
CONSOLIDATED CAPITAL RATIOS:
Total equity to total assets................................     6.00%
Tier 1 risk-based capital...................................    10.65
Total risk-based capital....................................    11.80
Leverage....................................................     7.74

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table summarizes our selected historical consolidated financial data for the periods and at the dates indicated and should be read in conjunction with our audited consolidated financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19. The selected historical financial data as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 is derived from our audited consolidated financial statements and related notes included in this prospectus. The financial statements for the year ended December 31, 1998 include the financial statements of The Horizon Bank of Virginia audited by Horizon's auditors. The selected historical financial data as of December 31, 1998, 1997 and 1996 and for each of the two years ended December 31, 1997 is derived from our audited consolidated financial statements which are not included in this prospectus. The selected historical financial data as of and for the six months ended June 30, 2001 and 2000 is derived from our unaudited interim consolidated financial statements included in this prospectus. These unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) that we consider necessary for a fair presentation of our financial position and results of operation as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. The financial data presented in the table as of and for the years ended December 31, 1999 and 1996 does not include one-time charges and expenses incurred during those periods. The financial data including these one-time charges and expenses is presented in the corresponding footnotes.

                                  AS OF AND FOR THE
                                  SIX MONTHS ENDED                              AS OF AND FOR THE
                                      JUNE 30,                               YEARS ENDED DECEMBER 31,
                               -----------------------   ----------------------------------------------------------------
                                  2001         2000         2000         1999           1998         1997         1996
                               ----------   ----------   ----------   ----------     ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)
INCOME STATEMENT DATA:
  Interest income............  $   25,404   $   16,608   $   37,810   $   29,756     $   27,857   $   25,536   $   22,295
  Interest expense...........      14,024        8,008       20,009       14,308         14,220       12,626       11,343
  Net interest income........      11,380        8,600       17,801       15,448         13,637       12,910       10,952
  Provision for loan
    losses...................       1,270          675        1,335        1,374(1)       1,301        1,265          906
  Net interest income after
    provision for loan
    losses...................      10,110        7,925       16,466       14,074(1)      12,336       11,645       10,046
  Other income...............       3,733        1,978        4,553        3,615(1)       3,145        2,257        1,593
  Other expense..............       8,389        6,249       13,440       12,152(1)      10,687        9,762        8,769(2)
  Income before income
    taxes....................       5,454        3,653        7,579        5,537(1)       4,794        4,140        2,870(2)
  Income taxes...............       1,699        1,205        2,429        1,705(1)       1,442        1,332          954(2)
  Net income (excluding non-
    recurring items).........       3,755        2,448        5,150        3,832(1)       3,352        2,808        1,916(2)
  Net income.................       3,755        2,448        5,150          961          3,352        2,808        1,360
PER SHARE DATA:
  Earnings per share,
    basic....................  $     1.24   $     0.92   $     1.84   $     1.45(3)  $     1.28   $     1.10   $     0.76(4)
  Earnings per share, diluted
    (excluding non-recurring
    items)...................        1.21         0.90         1.82         1.41           1.22         1.06         0.73
  Earnings per share,
    diluted..................        1.21         0.90         1.82         0.35           1.22         1.06         0.52
  Cash basis diluted earnings
    per share................        1.27         0.91         1.87         1.42(3)        1.22         1.06         0.73(4)
  Cash dividends.............        0.24         0.24         0.48         0.33           0.22         0.17         0.14
  Book value per share(5)....       14.38        11.38        13.07        10.78          11.52        10.60         9.64
  Tangible book value per
    share(5)(6)..............       13.20        11.24        11.87        10.67          11.52        10.60         9.64
  Weighted average shares
    outstanding (basic)......   3,014,743    2,662,297    2,786,589    2,648,643      2,618,930    2,558,622    2,530,260
  Weighted average shares
    outstanding (diluted)....   3,101,627    2,717,050    2,836,386    2,722,251      2,747,726    2,647,717    2,607,881
  Shares outstanding at end
    of period................   3,015,210    2,671,743    3,014,720    2,656,196      2,636,249    2,573,079    2,545,547

                                  AS OF AND FOR THE
                                  SIX MONTHS ENDED                              AS OF AND FOR THE
                                      JUNE 30,                               YEARS ENDED DECEMBER 31,
                               -----------------------   ----------------------------------------------------------------
                                  2001         2000         2000         1999           1998         1997         1996
                               ----------   ----------   ----------   ----------     ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)
PERIOD-END BALANCE SHEET
  DATA:
  Total assets...............  $  727,869   $  427,118   $  609,936   $  406,222     $  404,254   $  354,016   $  310,169
  Total loans (net of
    deferred fees)...........     359,301      245,189      318,912      237,980        209,417      207,303      180,636
  Allowance for loan
    losses...................       5,574        4,064        4,921        3,452          3,062        2,743        2,374
  Total securities...........     279,539      148,767      233,407      136,919        143,569      106,296       85,629
  Total deposits.............     574,842      378,707      515,112      367,188        366,905      320,364      274,971
  Other borrowings...........      58,500        9,000       34,000        5,000          3,500        4,000        8,500
  Company-obligated
    mandatorily redeemable
    preferred securities of
    subsidiary trusts(7).....      13,000        5,000       13,000           --             --           --           --
  Stockholders' equity.......      43,660       30,661       39,689       28,864         30,626       27,508       24,750
SELECTED PERFORMANCE RATIOS
  AND OTHER DATA:
  Return on average
    assets(8)................        1.13%        1.17%        1.09%        0.95%(10)       0.92%       0.88%        0.69%(11)
  Return on average
    stockholders'
    equity(8)................       17.72        16.65        15.96        12.44(10)      11.62        10.92         7.83(11)
  Efficiency ratio(9)........       59.10        59.06        60.12        63.75(10)      63.68        64.36        69.90(11)
  Net interest margin(8).....        3.73         4.40         4.05         4.07           3.97         4.26         4.12
  Dividend payout ratio......       18.59        26.33        25.99        92.08          17.78        16.22        26.54
  Number of branches.........          19           17           19           17             15           13           12
PERIOD-END CONSOLIDATED
  CAPITAL RATIOS:
  Tier 1 risk-based
    capital..................       10.65%       12.89%       11.39%       10.93%         12.77%       12.98%       13.44%
  Total risk-based capital...       11.80        14.14        12.55        12.18          14.09        14.19        14.64
  Leverage...................        7.74         8.89         8.37         7.50           7.84         8.14         8.48
  Stockholders' equity to
    total assets.............        6.00         7.18         6.51         7.11           7.58         7.77         7.98
ASSET QUALITY RATIOS:
  Net charge-offs to average
    loans....................        0.18%        0.03%        0.17%        0.79%          0.48%        0.46%        0.34%
  Allowance for loan losses
    to period-end loans......        1.55         1.66         1.54         1.45           1.46         1.32         1.31
  Allowance for loan losses
    to nonperforming loans...      330.41       455.61       262.87       661.30         105.37       113.91        83.86
  Nonaccrual loans to total
    loans....................        0.47         0.36         0.59         0.22           1.39         1.16         1.57
  Nonperforming assets to
    total loans and other
    real estate owned........        0.48         1.24         0.61         1.20           1.62         1.50         2.27

-------------------------
 (1) Certain income statement data for the year ended December 31, 1999 excludes the following one-time charges related to the merger with Horizon: (a) a special loan loss provision of $756 thousand, (b) a portfolio restructuring expense of $781 thousand and (c) pretax merger-related expenses of $2.4 million (collectively, the one-time merger-related charges and expenses). If these one-time merger-related charges and expenses were included, the income statement data would have been as follows (in thousands):

Provision for loan losses.................................   $ 2,130
Net interest income after provision for loan losses.......    13,318
Other income..............................................     2,834
Other expense.............................................    14,589
Income before income taxes................................     1,563
Income taxes..............................................       602
Net income................................................       961

 (2) Certain income statement data for the year ended December 31, 1996 excludes the pretax one-time federal deposit insurance recapitalization charge of $830 thousand. If this one-time charge was included, the income statement share would have been as follows (in thousands):

Other expense..............................................   $9,599
Income before income taxes.................................    2,040
Income taxes...............................................      680
Net income.................................................    1,360

 (3) Earnings per share amounts for the year ended December 31, 1999 exclude the one-time merger-related charges and expenses. If these one-time merger-related charges and expenses were included, basic earnings per share would have been $0.36 and cash basis diluted earnings per share would have been $0.37.

 (4) Earnings per share amounts for the year ended December 31, 1996 exclude the one-time federal deposit insurance recapitalization charge. If this one-time charge was included, basic earnings per share would have been $0.54 per share and cash basis diluted earnings per share would have been $0.52 per share.

 (5) Calculated using shares of common stock outstanding plus 21,975 shares of common stock which were issuable upon the conversion of preferred stock at period end.

 (6) Calculated by dividing total assets, less total liabilities, goodwill and intangibles, by common shares outstanding at end of period.

 (7) Includes $5.0 million in preferred securities of Southern Financial Capital Trust I due July 15, 2030 and $8.0 million in preferred securities of Southern Financial Statutory Trust I due September 7, 2030.

 (8) Performance ratios for the six months ended June 30, 2001 and 2000 have been annualized.

 (9) Calculated by dividing total noninterest expense, net of goodwill and intangibles amortization, by net interest income plus noninterest income, excluding securities, gains and losses

(10) Selected performance ratios for the year ended December 31, 1999 exclude the one-time merger-related charges and expenses. If these one-time merger-related charges and expenses were included, the return on average assets would have been 0.24%, the return on average equity would have been 3.11% and the efficiency ratio would have been 79.80%.

(11) Selected performance ratios for the year ended December 31, 1996 exclude the one-time federal deposit insurance recapitalization charge. If this one-time charge was included, return on average assets would have been 0.48%, return on average equity would have been 5.66% and the efficiency ratio would have been 76.52%.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income. This section should be read in conjunction with our audited consolidated financial statements and related notes as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 and our unaudited interim consolidated financial statements and related notes as of and for the six months ended June 31, 2001 and 2000 which are attached to this prospectus.

     On October 1, 1999, we completed our merger with The Horizon Bank of Virginia whereby Horizon was merged with the bank. As a result of the merger, we issued 0.63 shares of our common stock for each share of Horizon stock outstanding. Based on this exchange ratio, we issued a total of 1,045,523 shares of our common stock to shareholders of Horizon. In connection with the merger, we incurred approximately $3.9 million of pretax merger-related expenses and other charges which were charged to operations during the year ended December 31, 1999, including a special loan loss provision of $756 thousand, a portfolio restructuring expense of $781 thousand and expenses of $2.4 million. The merger was accounted for as a pooling of interests and, therefore, our historical financial data has been restated to include the accounts and operations of Horizon for all periods prior to the effective date of the merger.

OVERVIEW

     Net income for the six months ended June 30, 2001 was $3.8 million compared with $2.4 million for the six months ended June 30, 2000, an increase in net income of 53.4%. Diluted earnings per share were $1.21 for the six months ended June 30, 2001 compared with $0.90 for the six months ended June 30, 2000, an increase of $0.31 or 34.4%. The increase was primarily due to growth in earning assets, gains on the sales of securities and an increase in fee income.

     During the six months ended June 30, 2001, we recognized gains on securities sales totaling $1.2 million compared with no gains on securities sales during the six months ended June 30, 2000. Our decision to sell some of our investment securities during the first half of 2001 is directly related to our decision to retain our Small Business Administration (SBA) loans discussed below. We have always used our investment securities portfolio as a vehicle to fully leverage our balance sheet as we grow our loan portfolio. During the first six months of 2001, when interest rates were declining, we sold fixed rate securities and recognized net gains of $1.2 million. We have replaced the securities which were sold and we continue to purchase securities at current interest rates to enhance net interest income.

     During the first quarter of 2001, in order to take advantage of opportunities in the small business lending market created, in part, by the introduction of SBA loan prepayment penalties, we elected to no longer sell the guaranteed portion of our SBA loans into the secondary market. For the six months ended June 30, 2001 and 2000, SBA loan sale gains totaled $252 thousand and $440 thousand, respectively. Similarly, during the years ended December 31, 2000, 1999 and 1998, gains on SBA loan sales totaled $905 thousand, $692 thousand and $495 thousand, respectively. After recognition of a $252 thousand gain on SBA loan sales in the first quarter of 2001, we have not sold any SBA loans and intend to retain the SBA loans that we originate in order to build our loan portfolio and increase our overall yield. While the decision to retain our SBA loans eliminates our gains on the sale of SBA loans, we believe, based on current yields in the SBA retained portfolio and the rate at which management anticipates it will be able to originate and retain SBA loans, that by the first quarter of 2002 the interest income we receive on our SBA loans will offset the previous levels of gains on the sale of SBA loans.

     Net income for the year ended December 31, 2000 was $5.2 million, a 34.4% increase compared with net income of $3.8 million for the year ended December 31, 1999, excluding charges and expenses related to the merger with Horizon. Diluted earnings per share were $1.82 for the year ended December 31, 2000 compared with $1.41 for the year ended December 31, 1999, an increase of $0.41 or 29.1%. Net income, including merger-related charges and expenses, was $961 thousand or $0.35 per diluted share for the year ended December 31, 1999. The increase in net income before merger-related charges and expenses was primarily attributable to growth in earning assets which increased net interest income. In addition, other income increased due to fees generated both from our deposit and commercial product services, as well as income generated by Southern WebTech.com, our wholly-owned subsidiary.

     Net income for the year ended December 31, 1999, excluding merger-related charges and expenses, was $3.8 million, an increase of 14.3% over net income for the year ended December 31, 1998. Including the merger-related charges and expenses, net income for 1999 totaled $961 thousand, a decrease of 71.3% compared with net income of $3.4 million for the year ended December 31, 1998. Diluted earnings per share for the year ended December 31, 1999 were $1.41 or $0.35 including merger-related charges and expenses, compared with $1.22 for the year ended December 31, 1998.

     Total assets increased $300.8 million or 70.4% to $727.9 million at June 30, 2001, from $427.1 million at June 30, 2000 primarily due to growth in investment securities and loans. In addition, the acquisition of First Savings Bank of Virginia on September 1, 2000, accounted for as a purchase transaction, resulted in an increase of $76.6 million in total assets, including intangible assets acquired of $3.2 million. Deposits and borrowings, as well as the issuance of an aggregate of $13.0 million of trust preferred securities by our subsidiary trusts in May and September of 2000, funded the earning asset growth. The trust preferred securities, which qualify as regulatory capital, provide us with the ability to grow our balance sheet while maintaining strong capital ratios. Deposits increased 51.8% to $574.8 million at June 30, 2001 compared with June 30, 2000. Demand, interest checking, money market and savings account balances increased $43.3 million, or 28.2% for the six months ended June 30, 2001 compared with the same period in 2000 and certificates of deposits increased $152.8 million, or 68.0%. Of the $152.8 million increase in certificates of deposits, $90.0 million were callable and hedged by interest rate swaps. We posted returns on average assets of 1.13% and 1.17% for the six months ended June 30, 2001 and 2000, respectively. Returns on average equity were 17.72% and 16.65% for the six months ended June 30, 2001 and 2000, respectively.

     Total assets at December 31, 2000 were $609.9 million, an increase of $203.7 million or 50.1% from total assets of $406.2 million at December 31, 1999. The increase was primarily due to the acquisition of First Savings combined with growth in our earning assets associated with the issuance of trust preferred securities. Deposits and borrowings funded the earning asset growth. Not including merger-related charges and expenses, we posted returns on average assets of 1.09% and 0.95% for the years ended December 31, 2000 and 1999, respectively. Not including merger-related charges and expenses, returns on average equity were 15.96% and 12.44% for the years ended December 31, 2000 and 1999, respectively.

RESULTS OF OPERATIONS

  Net Interest Income

     Our operating results depend primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of our noninterest income, including income or loss from the sale of loans and fees and service charges on deposit accounts, and by the level of our operating expenses, including compensation, premises and equipment, deposit insurance assessments and income taxes.

     Net interest income before the provision for loan losses for the six months ended June 30, 2001 was $11.4 million, an increase of 32.3% from $8.6 million for the six months ended June 30, 2000. The increase in net interest income was mainly due to the growth in earning assets resulting from purchases of investment securities, increased commercial loan originations and the acquisition of First Savings in September 2000. Average earning assets increased 56.1% to $610.4 million for the six months ended June 30, 2001 compared with $391.0 million for the six months ended June 30, 2000. The growth in earning assets more than offset the effect of the decrease in the interest margin to 3.73% for the six months ended June 30, 2001, from 4.40% for the same period in 2000.

     Our yield on total interest-earning assets was 8.32% for the six months ended June 30, 2001, a decrease compared with 8.50% for the six months ended June 30, 2000. For the six months ended June 30, 2001, the yield on average loans receivable was 9.23%, down from 9.65% for the six months ended

June 30, 2000, while the yield on average securities increased from 6.87% for the six months ended June 30, 2000 to 7.36% for the same period in 2001.

     Our net interest margin for the six months ended June 30, 2001 was 3.73%, a decrease of 67 basis points from 4.40% for the six months ended June 30, 2000. Although our net interest margin decreased when compared with the same period in 2000, it has increased on a quarterly basis since December 31, 2000. While our net interest margin was 3.51% for the quarter ended December 31, 2000, it improved to 3.59% for the quarter ended March 31, 2001 and 3.86% for the quarter ended June 30, 2001. The decline in the margin in the fourth quarter of 2000 was primarily the result of actions discussed previously that we took to enhance shareholder value rather than a narrowing of spreads in our core business. More specifically, this decline in the margin was largely attributable to growth associated with the higher cost trust preferred securities issued by our subsidiary trusts in May and September of 2000. To offset this cost and to generate additional net interest income as we increase the loan portfolio, we purchased investment securities which are traditionally lower-yielding assets compared to loans. Also, in October 2000, we purchased $15.0 million of bank owned life insurance. The increase in the cash surrender value of the life insurance provides a tax-equivalent return of 9.26% on an annualized basis and is included in other income consistent with industry practice. Because income on bank owned life insurance is not included in interest income, the net interest margin was negatively impacted by 15 basis points.

     The subsequent improvement of the net interest margin on a quarterly basis is due primarily to a decrease in our cost of funds from 5.85% for the quarter ended December 31, 2000 to 4.94% for the quarter ended June 30, 2001. Our cost of funds decreased because our deposits and borrowings have been structured to respond favorably in a falling rate environment. At June 30, 2001, we had $378 million in certificates of deposit. Of this amount, $120.0 million were hedged by interest rate swaps, over 80% of which convert fixed rate CDs to a floating rate based on LIBOR. Of the remaining $257 million in certificates of deposit, almost 50% will mature by September 30, 2001 and another 25% will mature by June 30, 2002. We also used borrowings from the Federal Home Loan Bank to fund our earning assets. These borrowings are primarily short-term in nature.

     2000 vs. 1999. Net interest income before the provision for loan losses was $17.8 million for the year ended December 31, 2000, an increase of 15.2% over $15.4 million for the year ended December 31, 1999. The increase in net interest income is primarily attributable to the income generated from the growth in the average level of earning assets during 2000 and higher yields on loans and investment securities compared with 1999. The average balance of total interest-earning assets increased $59.3 million or 15.6% to $440.1 million for 2000 compared with $380.8 million for 1999 primarily due to the growth in loans and investment securities as part of our leveraging strategy. Our yield on total interest-earning assets was 8.60% for the year ended December 31, 2000, an increase of 78 basis points from 7.82% for 1999. For the year ended December 31, 2000, the yield on average loans receivable was 9.53%, up from 9.11% for the year ended December 31, 1999, while the yield on average securities increased from 6.09% for 1999 to 7.13% for the year ended December 31, 2000.

     Our net interest margin for the year ended December 31, 2000 was 4.05% compared with 4.07% for the year ended December 31, 1999. While our capital trust borrowings in the form of the $13.0 million in trust preferred securities issued by our subsidiary trusts in 2000 are a higher cost of debt, they allowed us to grow our balance sheet, increasing primarily interest-earning assets. This higher cost of debt, however, had an adverse impact on our net interest margin. The cost of funds increased to 5.37% in 2000 from 4.52% in 1999. The cost of borrowings, not including the trust preferred securities, increased from 5.56% in 1999 to 6.49% in 2000. The cost of funds on total average deposits also increased during the same period, from 3.83% in 1999 to 4.41% in 2000.

     1999 vs. 1998. Net interest income before the provision for loan losses was $15.4 million for the year ended December 31, 1999, an increase of 13.3% compared with $13.6 million for the year ended December 31, 1998. The increase was primarily due to the growth in the average level of earning assets from $343.0 million to $380.8 million. The yield on total interest-earning assets declined during the period to 7.82% for the year ended December 31, 1999 from 8.12% for 1998. The net interest margin increased ten basis points from 3.97% in 1998 to 4.07% for 1999, primarily due to a decline in our cost of funds which more than offset the decline in yield on earning assets. The cost of funds decreased from 4.94% in 1998 to 4.52% in 1999. For the year ended December 31, 1999, the yield on average loans receivable was 9.11%, down from 9.53% for the year ended December 31, 1998, while the yield on average securities increased from 6.08% for 1998 to 6.09% for the year ended December 31, 1999.

     The following tables present for the periods indicated the average balances, the interest earned or paid on such amounts and the weighted average yields for each major category of interest-earning assets and interest-bearing liabilities. Calculations for all periods ending after December 31, 1999 have been made utilizing daily average balances. Calculations for the years ended December 31, 1999 and 1998 have been made utilizing month-end average balances for loans and investment securities and daily average balances for borrowings and deposits, and the effect of the interest rate swaps is reflected in the average rate on deposits. Loan balances do not include nonaccrual loans.

                                                                     SIX MONTHS ENDED JUNE 30,
                                                -------------------------------------------------------------------
                                                              2001                               2000
                                                --------------------------------   --------------------------------
                                                  AVERAGE     INTEREST   AVERAGE     AVERAGE     INTEREST   AVERAGE
                                                OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/
                                                  BALANCE       PAID     RATE(1)     BALANCE       PAID     RATE(1)
                                                -----------   --------   -------   -----------   --------   -------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans.....................................   $336,615     $15,395      9.23%    $242,811     $11,532      9.65%
    Securities................................    268,486       9,883      7.36      144,970       4,981      6.87
    Investments...............................      5,327         126      4.69        3,170          95      6.02
                                                 --------     -------               --------     -------
       Total interest-earning assets..........    610,428      25,404      8.32%     390,951      16,608      8.50%
    Less allowance for loan losses............      5,248                              3,758
                                                 --------                           --------
       Total interest-earning assets, net of
         allowance............................    605,180                            387,193
  Noninterest-earning assets:
    Bank owned life insurance.................     15,415                                 --
    Other noninterest-earning assets..........     46,891                             30,000
                                                 --------                           --------
       Total assets...........................   $667,486                           $417,193
                                                 ========                           ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing liabilities:
    Interest-bearing demand deposits..........   $ 31,409     $   195      1.25%    $ 25,911     $   142      1.10%
    Savings and money market accounts.........     79,210       1,409      3.59       67,046       1,096      3.29
    Time deposits.............................    345,588       9,775      5.70      215,796       6,104      5.69
    Other borrowings..........................     71,837       1,930      5.34       19,060         610      6.45
    Company-obligated mandatorily redeemable
       11.0% preferred securities of Southern
       Financial Capital Trust I..............      5,000         286     11.30          995          56     11.14
    Company-obligated mandatorily redeemable
       10.60% preferred securities of Southern
       Financial Statutory Trust I............      8,000         429     10.70           --          --        --
                                                 --------     -------               --------     -------
       Total interest-bearing liabilities.....    541,044      14,024      5.18%     328,808       8,008      4.87%
  Noninterest-bearing liabilities:
    Demand deposits...........................     61,861                             51,492
    Other liabilities.........................     22,202                              7,482
                                                 --------                           --------
       Total liabilities......................    625,107                            387,783
  Stockholders' equity........................     42,379                             29,410
                                                 --------                           --------
       Total liabilities and stockholders'
         equity...............................   $667,486                           $417,193
                                                 ========                           ========
  Net interest income.........................                $11,380                            $ 8,600
                                                              =======                            =======
  Net interest spread.........................                             3.14%                              3.63%
  Net interest margin.........................                             3.73%                              4.40%

-------------------------
(1) Annualized

                                                     YEARS ENDED DECEMBER 31,
                                -------------------------------------------------------------------
                                              2000                               1999
                                --------------------------------   --------------------------------
                                  AVERAGE     INTEREST   AVERAGE     AVERAGE     INTEREST   AVERAGE
                                OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/
                                  BALANCE       PAID      RATE       BALANCE       PAID      RATE
                                -----------   --------   -------   -----------   --------   -------
                                                      (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans.....................   $267,186     $25,501      9.53%    $219,286     $19,982     9.11%
    Securities................    169,248      12,074      7.13      159,013       9,676     6.09
    Investments...............      3,642         235      6.45        2,504          98     3.91
                                 --------     -------               --------     -------
      Total interest-earning
        assets................    440,076      37,810      8.60%     380,803      29,756     7.82%
    Less allowance for loan
      losses..................      4,186                              3,257
                                 --------                           --------
      Total interest-earning
        assets, net of
        allowance.............    435,890                            377,540
  Noninterest-earning assets:
    Bank owned life
      insurance...............      2,559                                 --
    Other noninterest-earning
      assets..................     34,667                             26,833
                                 --------                           --------
      Total assets............   $473,126                           $404,373
                                 ========                           ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
  Interest-bearing
    liabilities:
    Interest-bearing demand
      deposits................   $ 27,124     $   184      0.68%    $ 33,993     $   326     0.96%
    Savings and money market
      accounts................     68,605       2,680      3.91       59,743       1,924     3.22
    Time deposits.............    242,706      14,600      6.00      209,993      11,336     5.39
    Other borrowings..........     28,974       1,911      6.49       13,159         732     5.56
  Company-obligated
    mandatorily redeemable
    11.0% preferred securities
    of Southern Financial
    Capital Trust I...........      3,014         351     11.64           --          --       --
  Company-obligated
    mandatorily redeemable
    10.60% preferred
    securities of Southern
    Financial Statutory Trust
    I.........................      2,517         272     10.81           --          --       --
                                 --------     -------               --------     -------
  Total interest-bearing
    liabilities...............    372,940      20,009      5.37%     316,888      14,308     4.52%
  Noninterest-bearing
    liabilities...............
    Demand deposits...........     58,188                             50,501
    Other liabilities.........      9,730                              6,174
                                 --------                           --------
      Total liabilities.......    440,858                            373,563
  Stockholders' equity........     32,268                             30,810
                                 --------                           --------
    Total liabilities and
      stockholders' equity....   $473,126                           $404,373
                                 ========                           ========
  Net interest income.........                $17,801                            $15,448
                                              =======                            =======
  Net interest spread.........                             3.23%                             3.30%
  Net interest margin.........                             4.05%                             4.07%

                                    YEARS ENDED DECEMBER 31,
                                --------------------------------
                                              1998
                                --------------------------------
                                  AVERAGE     INTEREST   AVERAGE
                                OUTSTANDING   EARNED/    YIELD/
                                  BALANCE       PAID      RATE
                                -----------   --------   -------
                                     (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans.....................   $205,208     $19,544     9.53%
    Securities................    134,901       8,208     6.08
    Investments...............      2,845          95     3.34
                                 --------     -------
      Total interest-earning
        assets................    342,954      27,857     8.12%
    Less allowance for loan
      losses..................      2,903
                                 --------
      Total interest-earning
        assets, net of
        allowance.............    339,892
  Noninterest-earning assets:
    Bank owned life
      insurance...............         --
    Other noninterest-earning
      assets..................     24,297
                                 --------
      Total assets............   $364,348
                                 ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
  Interest-bearing
    liabilities:
    Interest-bearing demand
      deposits................   $ 34,965     $   825     2.36%
    Savings and money market
      accounts................     46,883       1,463     3.12
    Time deposits.............    200,902      11,662     5.80
    Other borrowings..........      4,907         270     5.50
  Company-obligated
    mandatorily redeemable
    11.0% preferred securities
    of Southern Financial
    Capital Trust I...........         --          --       --
  Company-obligated
    mandatorily redeemable
    10.60% preferred
    securities of Southern
    Financial Statutory Trust
    I.........................         --          --       --
                                 --------     -------
  Total interest-bearing
    liabilities...............    287,657      14,220     4.94%
  Noninterest-bearing
    liabilities...............
    Demand deposits...........     39,369
    Other liabilities.........      8,255
                                 --------
      Total liabilities.......    335,281
  Stockholders' equity........     29,067
                                 --------
    Total liabilities and
      stockholders' equity....   $364,348
                                 ========
  Net interest income.........                $13,637
                                              =======
  Net interest spread.........                            3.18%
  Net interest margin.........                            3.97%

     The following tables present information regarding changes in interest income and interest expense for the periods indicated for each major category of interest-earning asset and interest-bearing liability which distinguishes between the changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). The dollar amount of changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

                                                              SIX MONTHS ENDED JUNE 30, 2001
                                                                        COMPARED TO
                                                              SIX MONTHS ENDED JUNE 30, 2000
                                                              -------------------------------
                                                              INCREASE (DECREASE)
                                                               DUE TO CHANGE IN
                                                              -------------------
                                                               VOLUME      RATE       TOTAL
                                                              --------    -------    --------
                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans.....................................................   $4,452      $(589)     $3,863
  Investments...............................................    4,385        548       4,933
                                                               ------      -----      ------
     Total increase (decrease) in interest income...........    8,837        (41)      8,796
Interest-bearing liabilities:
  Interest-bearing deposits.................................    3,391        645       4,036
  Other borrowings..........................................    2,015        (35)      1,980
                                                               ------      -----      ------
     Total increase in interest expense.....................    5,406        610       6,016
                                                               ------      -----      ------
     Increase (decrease) in net interest income.............   $3,431      $(651)     $2,780
                                                               ======      =====      ======

                                            YEAR ENDED DECEMBER 31, 2000     YEAR ENDED DECEMBER 31, 1999
                                                    COMPARED TO                      COMPARED TO
                                            YEAR ENDED DECEMBER 31, 1999     YEAR ENDED DECEMBER 31, 1998
                                           ------------------------------   ------------------------------
                                           INCREASE (DECREASE)              INCREASE (DECREASE)
                                            DUE TO CHANGE IN                  DUE TO CHANGE IN
                                           -------------------              --------------------
                                            VOLUME      RATE      TOTAL      VOLUME      RATE       TOTAL
                                           --------   --------   --------   --------   ---------   -------
                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans..................................   $4,557     $  962     $5,519     $1,309     $  (882)   $  427
  Investments............................      708      1,827      2,535      1,443          28     1,471
                                            ------     ------     ------     ------     -------    ------
     Total increase (decrease) in
       interest income...................    5,265      2,789      8,054      2,752        (854)    1,898
Interest-bearing liabilities:
  Interest-bearing deposits..............    1,780      2,253      4,033      1,359      (1,733)     (374)
  Other borrowings.......................    1,398        270      1,668        459           3       462
                                            ------     ------     ------     ------     -------    ------
     Total increase (decrease) in
       interest expense..................    3,178      2,253      5,701      1,818      (1,730)       88
                                            ------     ------     ------     ------     -------    ------
     Increase in net interest income.....   $2,087     $  266     $2,353     $  934     $   876    $1,810
                                            ======     ======     ======     ======     =======    ======

  Provision for Loan Losses

     The provision for loan losses is a current charge to earnings made in order to increase the allowance for loan losses to a level deemed appropriate by management based on an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending, historical loan experience and other relevant factors. The provision for loan losses for the six months ended June 30, 2001 was $1.3 million compared with $675 thousand for the six months ended June 30, 2000. The increase in the provision was driven by the growth in the loan portfolio. Most of the loan portfolio increase was in the nonresidential mortgage and construction loan categories, which are considered a higher risk than residential mortgage loans and accordingly, allocated a greater reserve.

     Gross charge-offs were $747 thousand for the six months ended June 30, 2001, compared with $339 thousand for the same period in 2000, which contributed to the increase in the provision. As a percentage of average loans, these gross charge-offs were 0.22% as of June 30, 2001 and 0.14% as of June 30, 2000. We have established the allowance for loan losses to absorb the inherent risk in lending. The allowance for loan losses at June 30, 2001 was $5.6 million, or 1.55% of total loans receivable, net of deferred fees, compared with $4.9 million at December 31, 2000, or 1.54% of total loans receivable, net of deferred fees. Management believes that the allowance for loan losses at June 30, 2001 was adequate to absorb known and inherent losses in the loan portfolio at that date.

     The provision for loan losses for the year ended December 31, 2000 was $1.3 million compared with $2.1 million for the year ended December 31, 1999 and $1.3 million for the year ended December 31, 1998. The decrease in the provision in 2000 compared with 1999 was primarily due to a special provision of $756 thousand taken by Horizon in 1999 due to an enhanced approach to establishing its allowance for loan losses. The allowance for loan losses at December 31, 2000 was $4.9 million, or 1.54% of total loans receivable, net of deferred fees, compared with $3.5 million, or 1.45% of total loans receivable, net of deferred fees, at December 31, 1999 and $3.1 million, or 1.46% of total loans receivable, net of deferred fees, at December 31, 1998.

  Other Income

     Other income for the six months ended June 30, 2001 was $3.7 million, an increase from $2.0 million for the six months ended June 30, 2000. During the six months ended June 30, 2001, gain on the sale of loans decreased by $202 thousand compared with the same period in 2000 because we now retain the guaranteed portions of the SBA loans we originate rather than sell them into the secondary market. Consequently, we will no longer recognize gains on the sales of these loans, which averaged $205 thousand per quarter for nine quarters through the first quarter of 2001. To offset the foregoing gains on the sale of SBA loans, during the six months ended June 30, 2001 we sold $112.7 million of fixed rate and adjustable rate investment securities and generated net gains of $1.2 million. Further, in October 2000, we purchased $15.0 million of bank owned life insurance, which replaced certain interest-earning assets and generated other noninterest income for the six months ended June 30, 2001 of $465 thousand, which represented the increase in its current value. Fee income increased 26.5% for the six months ended June 30, 2001 compared with the six months ended June 30, 2000 and includes deposit fees, electronic banking fees, fees generated from commercial service products and fees from Southern WebTech.com, all of which contributed to the increase in other income.

     Other income totaled $4.6 million for the year ended December 31, 2000, an increase of 60.6% from $2.8 million for the year ended December 31, 1999. Excluding the non-recurring portfolio restructuring expense of $781 thousand related to the Horizon merger, the increase in other income was 25.9% compared with 1999. The increase is partially due to an increase in fees from deposits, electronic banking activities, commercial service products and from services provided by Southern WebTech.com. In addition, income totaling $217 thousand, which represents the increase in the current value of bank owned life insurance, is included in other income for 2000.

     Excluding the merger-related charges and expenses, other income totaled $3.6 million for the year ended December 31, 1999, an increase of 14.9% from $3.1 million for the year ended December 31, 1998. Including the merger-related charges and expenses, other income totaled $2.8 million for 1999, a decrease of 9.9% compared with 1998. The decline was primarily attributable to a loss of $781 thousand from the sale of the investments formerly held by Horizon.

     The following table presents for the periods indicated the major categories of other income:

                                                SIX MONTHS ENDED           YEARS ENDED
                                                    JUNE 30,               DECEMBER 31,
                                                ----------------    --------------------------
                                                 2001      2000      2000      1999      1998
                                                ------    ------    ------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Fee income....................................  $1,632    $1,283    $2,894    $2,155    $1,898
Gain on sale of loans.........................     402       605     1,274     1,115     1,117
Gain (loss) on sale of investment securities,
  net.........................................   1,151        --      (167)     (692)       68
Other noninterest income......................     548        90       552       256        62
                                                ------    ------    ------    ------    ------
  Total other income..........................  $3,733    $1,978    $4,553    $2,834    $3,145
                                                ======    ======    ======    ======    ======

  Other Expense

     Other expense for the six months ended June 30, 2001 was $8.4 million, an increase of 34.2% compared with $6.3 million for the six months ended June 30, 2000. Increased expenses resulting from the acquisition of First Savings in September of 2000, including goodwill amortization, accounted for a substantial portion of the increase. Other expenses, including employee compensation, also increased primarily due to normal pay increases and a larger employee base.

     Other expense for the year ended December 31, 2000 was $13.4 million, a decrease of 7.9% from $14.6 million for the year ended December 31, 1999. Other expense for the year ended December 31, 1999 included merger-related charges and expenses of $2.4 million. Other expense for the year ended December 31, 2000 increased by 10.6% when compared with other expense for the year ended December 31, 1999 after excluding merger-related charges and expenses.

     Other expense for the year ended December 31, 1999, including merger-related charges and expenses, was $14.6 million, an increase of 36.5% compared with $10.7 million for the year ended December 31, 1998. Other expense for 1999, excluding merger-related charges and expenses, was $12.2 million, a 14.6% increase compared with other expense for 1998.

     The following table presents for the periods indicated the major categories of other expense:

                                             SIX MONTHS ENDED             YEARS ENDED
                                                 JUNE 30,                DECEMBER 31,
                                             ----------------    -----------------------------
                                              2001      2000      2000       1999       1998
                                             ------    ------    -------    -------    -------
                                                          (DOLLARS IN THOUSANDS)
Employee compensation and benefits.........  $4,304    $3,350    $ 7,019    $ 6,449    $ 5,380
Non-staff expenses:
  Premises and equipment...................   1,417     1,238      2,569      2,373      1,873
  Data processing expense..................     707       547      1,172        989        849
  Advertising..............................     122       110        208        224        227
  FDIC insurance...........................      46        36         78        150        124
  Non-recurring merger-related expenses....      --        --         --      2,437         --
  Other noninterest expense................   1,793       968      2,394      1,967      2,234
                                             ------    ------    -------    -------    -------
     Total non-staff expenses..............   4,085     2,899      6,421      8,104      5,307
                                             ------    ------    -------    -------    -------
     Total other expense...................  $8,389    $6,249    $13,440    $14,589    $10,687
                                             ======    ======    =======    =======    =======

     Employee compensation and benefits increased 28.5% to $4.3 million for the six months ended June 30, 2001 compared with $3.4 million for the six months ended June 30, 2000 primarily due to normal pay increases, accruals for bonuses and a larger employee base. Premises and equipment and data processing expenses combined increased 19.0% due to the costs associated with the two branches acquired from First Savings in September 2000, internal growth in deposit and loan accounts and increases in rental expense for leased properties.

     Other noninterest expense increased to $1.8 million for the six months ended June 30, 2001 from $1.0 million for the six months ended June 30, 2000. The increase includes costs associated with professional services related to audit and legal, advertising, telephone, supplies and other general operating expense associated with a larger organization. While total other expense has increased, our efficiency ratio remained stable during the two respective periods at approximately 59%.

     Employee compensation and benefits increased 8.8% to $7.0 million for the year ended December 31, 2000 compared with $6.4 million for the year ended December 31, 1999. The increase reflects the cost of staffing the two branches acquired from First Savings, normal wage increases for existing personnel and the costs of the personnel infrastructure necessary to operate a larger and more complex institution. Employee compensation and benefits increased 19.9% to $6.4 million for the year ended December 31, 1999 from $5.4 million for 1998. This increase also reflects branch staffing costs, normal wage increases and personnel costs mentioned above.

     Premises and equipment expense increased $196 thousand, or 8.26% for the year ended December 31, 2000 compared with the same period in 1999. This increase in expenses is primarily attributable to office occupancy expenses related to the First Savings merger. Data processing expense increased 18.5% during the same period largely due to service bureau expenses associated with the loan and deposit accounts acquired from the two First Savings branches. The growth in loan and deposit accounts at our other 17 branches also contributed to the increase in expenses. Expenses for premises and equipment and data processing combined increased $641 thousand or 23.5% to $3.4 million during the year ended December 31, 1999 compared with the year ended December 31, 1998. This increase in expenses is primarily attributable to opening branches in Fredericksburg and Manassas during the first quarter of 1999 and to the former Horizon Bank of Virginia having excess space for much of the year.

     Other noninterest expense increased 21.7% to $2.4 million for the year ended December 31, 2000 from $2.0 million for the year ended December 31, 1999. These expenses included professional services related to audit and legal, advertising, telephone, supplies and other general operating expense. The increase is primarily attributable to our increased staffing as well as increases in accounts serviced. While total other expenses have increased, our efficiency ratio improved for the year ended December 31, 2000, demonstrating our ability to effectively integrate both Horizon and First Savings into our organization. Other expenses decreased to $2.0 million for the year ended December 31, 1999 from $2.2 million for 1998.

  Income Taxes

     Income tax expense consists of the regular federal income tax at the statutory rate. The amount of our federal income tax expense is influenced by our amount of taxable income, our amount of tax-exempt income and our amount of other non-deductible expenses. The income tax rate for the six months ended June 30, 2001 and June 30, 2000 was 31% and 33%, respectively, and for the years ended December 31, 2000, 1999 and 1998 was 32%, 39% and 30%, respectively.

     In lieu of an income tax, the State of Virginia assesses a franchise tax based on our capital, subject to certain deductions. We incurred $144 thousand in franchise taxes for the six months ended June 30, 2001 compared with $106 thousand for the six months ended June 30, 2000. Our franchise tax for the years ended December 31, 2000, 1999 and 1998 was $229 thousand, $245 thousand and $233 thousand, respectively. Our franchise tax payments are included in other expense.

  Goodwill

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. Statement No. 142, which will become effective January 1, 2002, will require that we reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period or impairment loss adjustments by the end of the first interim period after adoption. Statement No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement No. 142.

     As of the date of adoption, we expect to have unamortized goodwill in the amount of $1.4 million and unamortized identifiable intangible assets with definite lives in the amount of $1.9 million, all of which will be subject to the transition provisions of Statements No. 141 and No. 142. Amortization expense related to goodwill was $41 thousand and $51 thousand for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. In the first year of adoption, the projected increase in earnings is $108 thousand, representing the anticipated discontinuance of the amortization expense related to goodwill.

FINANCIAL CONDITION

  Loan Portfolio

     Loans receivable, net of deferred fees, increased $40.4 million or 12.7% from $318.9 million at December 31, 2000 to $359.3 million at June 30, 2001, with the increase being primarily in nonresidential mortgage and construction loans and nonmortgage business loans. Consistent with our focus on small to medium-sized business customers, since our conversion from a federal savings bank to a commercial bank in 1995 we have steadily increased our commercial loan portfolio, including nonresidential mortgage and construction loans and nonmortgage business loans. As a result, the composition of our loan portfolio has changed dramatically since that time. At December 31, 1995, residential mortgage loans represented 32.2% of gross loans. By June 30, 2001, residential mortgage loans had declined to 13.4% of gross loans. In contrast, commercial business loans and nonresidential mortgage loans which represented 15.3% and 32.5% of gross loans, respectively, at December 31, 1995 have grown to 34.8% and 47.9% of gross loans, respectively, at June 30, 2001.

     Our commercial real estate lending program includes both loans closed under the SBA 7(a) and 504 loan programs and loans closed outside of the SBA programs that serve both the investor and owner occupied facility market. The 504 loan program is used to finance long-term fixed assets, primarily real estate and heavy equipment and gives borrowers access to 90% financing for a project. SBA 7(a) loans may be used for the purchase of real estate, construction, renovation or leasehold improvements, as well as machinery, equipment, furniture, fixtures, inventory and in some instances, working capital and debt refinancing. The SBA guarantees up to 85% of the loan balance in the 7(a) program, and start-up businesses are eligible to participate in the program. See "Business -- Lending Activities" on page 51.

     Loans receivable, net of deferred fees, were $318.9 million at December 31, 2000, an increase of 34.0% compared with loans, net of deferred fees, of $237.5 million at December 31, 1999. During the year ended December 31, 2000 receivable, overall commercial loans increased 43.5% or $74.9 million from $172.3 million at December 31, 1999 to $247.2 million at December 31, 2000. Commercial loan originations totaled $84.9 million, including undisbursed lines of credit, and individual loan purchases totaled $25.2 million during 2000.

     The following table summarizes the composition of our loan portfolio by type of loan as of the dates indicated:

                                      JUNE 30,                         DECEMBER 31,
                                 -------------------    ------------------------------------------
                                        2001                   2000                   1999
                                 -------------------    -------------------    -------------------
                                  AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                 --------    -------    --------    -------    --------    -------
                                                      (DOLLARS IN THOUSANDS)
Mortgage:
  Residential..................  $ 48,245     13.37%    $ 53,165     16.60%    $ 48,604     20.36%
  Nonresidential...............   148,900     41.25      130,271     40.66      109,871     46.03
Construction:
  Residential..................     6,952      1.93       12,394      3.87        7,853      3.29
  Nonresidential...............    24,161      6.69       15,913      4.97        8,270      3.46
                                 --------    ------     --------    ------     --------    ------
     Total mortgage............   228,259     63.24      211,743     66.10      174,598     73.13
                                 --------    ------     --------    ------     --------    ------
Nonmortgage:
  Business(1)..................   125,441     34.75      101,002     31.52       54,175     22.68
  Consumer.....................     7,255      2.01        7,617      2.38        9,995      4.19
                                 --------    ------     --------    ------     --------    ------
     Total nonmortgage.........   132,697     36.76      108,619     33.90       64,170     26.87
                                 --------    ------     --------    ------     --------    ------
Gross loans receivable.........   360,956    100.00%     320,362    100.00%     238,768    100.00%
                                             ======                 ======                 ======
Less:
  Deferred fees, net...........     1,834                  1,670                  1,230
  Allowance for loan losses....     5,574                  4,921                  3,452
                                 --------               --------               --------
Total loans receivable, net....  $353,548               $313,771               $234,086
                                 ========               ========               ========

-------------------------
(1) Includes $45.7 million and $32.4 million of corporate obligations at June 30, 2001 and December 31, 2000, respectively.

                                                           DECEMBER 31,
                                 -----------------------------------------------------------------
                                        1998                   1997                   1996
                                 -------------------    -------------------    -------------------
                                  AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                 --------    -------    --------    -------    --------    -------
                                                      (DOLLARS IN THOUSANDS)
Mortgage:
  Residential..................  $ 54,822     26.05%    $ 61,328     29.46%    $ 59,986     33.08%
  Nonresidential...............    85,124     40.45       74,104     35.61       64,848     35.77
Construction:
  Residential..................     6,949      3.30        8,766      4.21        8,037      4.43
  Nonresidential...............    11,214      5.33       13,865      6.66        8,090      4.46
                                 --------    ------     --------    ------     --------    ------
     Total mortgage............   158,109     75.13      158,063     75.94      140,961     77.75
                                 --------    ------     --------    ------     --------    ------
Nonmortgage:
  Business.....................    40,814     19.38       36,578     17.56       27,794     15.33
  Consumer.....................    11,559      5.49       13,524      6.50       12,555      6.92
                                 --------    ------     --------    ------     --------    ------
     Total nonmortgage.........    52,373     24.87       50,102     24.06       40,349     22.25
                                 --------    ------     --------    ------     --------    ------
Gross loans receivable.........   210,482    100.00%     208,165    100.00%     181,310    100.00%
                                             ======                 ======                 ======
Less:
  Deferred fees, net...........     1,065                    862                    674
  Allowance for loan losses....     3,062                  2,743                  2,374
                                 --------               --------               --------
Total loans receivable, net....  $206,355               $204,560               $178,262
                                 ========               ========               ========

     At June 30, 2001, commercial real estate loans totaled $173.1 million, of which $148.9 million were permanent loans and $24.2 million were construction loans. Approximately $10.0 million of the $24.2 million in construction loans were loans to local builder customers to finance residential construction. Virtually all of these loans are secured by pre-sold single family detached residences. In addition,

$10.0 million of the construction loans were SBA guaranteed hotel construction loans. Approximately $3.0 million of the remaining construction loans were to finance land under contract for sale to several national residential builders. The remainder of the construction loans were owner occupied commercial real estate. Of our permanent commercial real estate loans, $19.5 million and $39.4 million, respectively, were made under the SBA 7(a) and 504 loan programs. Permanent and construction commercial real estate loans made under the SBA 7(a) and 504 loan programs totaled $62.0 million at June 30, 2001. We also offer an extensive array of commercial real estate loans outside of SBA programs. These loans, which totaled $111.1 million at June 30, 2001, largely serve both the investor and owner occupied facility market and are secured by real estate with loan-to-values averaging less than 80%.

     At December 31, 2000 commercial real estate loans totaled $146.2 million, of which $130.3 million were permanent loans and $15.9 million were construction loans. Of our permanent commercial real estate loans, $41.1 million and $4.8 million, respectively, were made under the SBA 7(a) and 504 loan programs. Permanent and construction commercial real estate loans made under the SBA 7(a) and 504 loan programs totaled $46.9 million at December 31, 2000. Commercial real estate loans outside of SBA programs totaled $99.2 million at December 31, 2000 and included $73.2 million in loans which serve both the investor and owner occupied facility market and are secured by real estate with loan-to-values averaging less than 70%.

     At June 30, 2001, we had $125.4 million in commercial business loans, which represented 34.7% of our total loans receivable at that date. Of the $125.4 million in commercial business loans, 11.6% are loans made under the SBA 7(a) program. During the six months ended June 30, 2001, we originated and closed $10.9 million in loans under the 7(a) program. Also included in commercial business loans are $10.0 million of loans for equipment leases to small to medium-sized businesses.

     Another type of commercial business lending includes loans originated under our Accounts Receivable Tracking System, or ARTS. ARTS is integrated with our WebLockBox and allows a company to actively manage its cash flow needs by uploading its receivables data to the bank via the internet. WebLockBox is an enhanced lock box service using imaging, web-links and real time processing. ARTS can automatically match checks retrieved from the lock box to invoices already in ARTS or allocate funds to selected accounts if a match cannot be made. ARTS can also invoice customers at a company's option. We can also provide a receivable financing facility for a qualifying company which uses both WebLockBox and ARTS. The receivable financing facilities are lines of credit under which a company can borrow up to the amount of a pre-agreed borrowing base which covers the company's receivables. At June 30, 2001, $24.3 million, or 19.4% of commercial business loans, were part of this program.

     At December 31, 2000, we had $101.0 million in commercial business loans, which represent 32% of our total loans receivable. Of the $101.0 million in commercial business loans, 12% were SBA 7(a) program loans. During the year ended December 31, 2000, we originated and closed $15.9 million in loans under the SBA 7(a) program and sold $11.9 million on the secondary market.

     At June 30, 2001, loans secured by residential property, both permanent and construction, totaled $55.2 million, which represented 15.3% of total loans receivable. Loans secured by permanent mortgages on one to four family residential property represented 13.4% of the total loans receivable at June 30, 2001. At December 31, 2000, we had $65.6 million in both permanent and construction loans secured by residential real estate.

     We also offer various types of secured and unsecured consumer loans. These loans are offered as a convenience to our customer base since these products are not the focus of our lending activities. At June 30, 2001, we had $7.3 million in consumer loans, which represents 2.0% of our total loans receivable.

     The following table sets forth the contractual maturity ranges of the commercial business and construction loan portfolio and the amount of those loans with predetermined and floating interest rates in each maturity range as of June 30, 2001 and December 31, 2000:

                                                          JUNE 30, 2001
                                ------------------------------------------------------------------
                                               AFTER 1 YEAR
                                              THROUGH 5 YEARS         AFTER 5 YEARS
                                            -------------------    -------------------
                                ONE YEAR     FIXED     FLOATING     FIXED     FLOATING
                                OR LESS      RATE        RATE       RATE        RATE       TOTAL
                                --------    -------    --------    -------    --------    --------
                                                      (DOLLARS IN THOUSANDS)
Construction:
  Residential.................  $ 6,433     $    --    $   519     $    --    $    --     $  6,952
  Nonresidential..............   20,887          --      3,274          --         --       24,161
Business......................   38,026      21,759     14,499      20,281     30,876      125,441
                                -------     -------    -------     -------    -------     --------
  Total.......................  $65,346     $21,759    $18,292     $20,281    $30,876     $156,554
                                =======     =======    =======     =======    =======     ========

                                                        DECEMBER 31, 2000
                                ------------------------------------------------------------------
                                               AFTER 1 YEAR
                                              THROUGH 5 YEARS         AFTER 5 YEARS
                                            -------------------    -------------------
                                ONE YEAR     FIXED     FLOATING     FIXED     FLOATING
                                OR LESS      RATE        RATE       RATE        RATE       TOTAL
                                --------    -------    --------    -------    --------    --------
                                                      (DOLLARS IN THOUSANDS)
Construction:
  Residential.................  $11,792     $    --     $  602     $    --    $    --     $ 12,394
  Nonresidential..............   15,729          --        184          --         --       15,913
Business......................   44,559      17,726      4,918      20,758     13,041      101,002
                                -------     -------     ------     -------    -------     --------
  Total.......................  $72,080     $17,726     $5,704     $20,758    $13,041     $129,309
                                =======     =======     ======     =======    =======     ========

     Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable rate and fixed rate loans at lower rates).

  Past Due Loans and Nonperforming Assets

     Nonperforming assets were $1.7 million at June 30, 2001 compared with $1.9 million at December 31, 2000 reflecting continued sound asset quality. Our ratio of nonperforming assets to total loans and other real estate owned was 0.48% at June 30, 2001 and 0.61% at December 31, 2000.

     Nonperforming assets were $1.9 million at December 31, 2000 compared with $2.9 million at December 31, 1999, a decrease of $1.0 million. The ratio of nonperforming assets to total loans and other real estate owned was 0.61% at December 31, 2000 and 1.20% at December 31, 1999. Nonperforming assets decreased during 1999 from $3.4 million at December 31, 1998.

     We generally place a loan on nonaccrual status when it becomes 90 days past due. Loans are also placed on nonaccrual status in cases where we are uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Cash payments received while a loan is classified nonaccrual are recorded as a reduction of principal as long as doubt exists as to future collections.

     We maintain appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where appraisals reflect reduced collateral values, we make an evaluation of the borrower's overall financial condition to determine the need, if any, for possible writedowns to their net realizable values. We record other real estate owned at fair value at the time of acquisition, less our estimated costs to sell.

     The following table sets forth information regarding past due loans and nonperforming assets as of the dates indicated:

                                                                   DECEMBER 31,
                                      JUNE 30,    ----------------------------------------------
                                        2001       2000      1999      1998      1997      1996
                                      --------    ------    ------    ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
Accruing loans 90 days or more
  delinquent(1):
  Nonresidential....................   $   --     $   --    $   --    $  372    $   --    $  194
  Business..........................       --          1       226       283        71        11
  Consumer..........................       --          8         9       231         6         2
                                       ------     ------    ------    ------    ------    ------
     Subtotal.......................       --          9       235       886        77       207
                                       ------     ------    ------    ------    ------    ------
Nonperforming loans:
  Residential.......................      336        555       413       291       443       321
  Nonresidential....................    1,351      1,317       109     1,033     1,002     1,257
  Business..........................       --         --        --     1,576       889       721
  Consumer..........................       --         --        --         6        74       532
                                       ------     ------    ------    ------    ------    ------
     Subtotal.......................    1,687      1,872       522     2,906     2,408     2,831
                                       ------     ------    ------    ------    ------    ------
Troubled debt restructuring:
  Nonresidential....................       --         49        68        --        --        --
                                       ------     ------    ------    ------    ------    ------
Other real estate owned:
  Residential.......................       36         17        --        --        --        --
  Nonresidential....................       --         --     2,296       498       722     1,307
                                       ------     ------    ------    ------    ------    ------
     Subtotal.......................       36         17     2,296       498       722     1,307
                                       ------     ------    ------    ------    ------    ------
Total nonperforming assets..........   $1,724     $1,938    $2,886    $3,404    $3,130    $4,138
                                       ======     ======    ======    ======    ======    ======
Nonperforming assets to total
  assets............................     0.24%      0.32%     0.71%     0.84%     0.88%     1.33%
Nonperforming assets to total loans
  and other real estate owned.......     1.24%      0.61%     1.20%     1.62%     1.50%     2.27%

-------------------------
(1) Accruing loans 90 days or more delinquent includes portions guaranteed by the Small Business Administration.

     Our loss and delinquency experience on our residential real estate loan portfolio has been limited by a number of factors, including our underwriting standards. Whether our loss and delinquency experience in this area of our portfolio will increase significantly depends upon the value of the real estate securing loans and economic factors such as increases in unemployment as well as the overall economy of the region. Management believes that the allowance for loan losses at June 30, 2001 was adequate to absorb known and inherent losses in the loan portfolio at that date.

     At June 30, 2001 and December 31, 2000, loans totaling $5.9 million and $4.2 million, respectively, were classified as potential problem loans that are not reported in the table above. These loans are subject to management attention and their classification is reviewed on a quarterly basis. Interest on nonperforming loans that would have been accrued under the original loan agreements was $67 thousand and $55 thousand at June 30, 2001 and December 31, 2000, respectively.

  Allowance for Loan Losses

     The following table summarizes activity in our allowance for loan losses during the periods indicated:

                                            AS OF AND FOR THE
                                            SIX MONTHS ENDED           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                JUNE 30,        --------------------------------------------------------
                                                  2001            2000        1999        1998        1997        1996
                                            -----------------   --------    --------    --------    --------    --------
                                                                       (DOLLARS IN THOUSANDS)
Total loans at end of period, net of
  deferred fees............................     $359,301        $318,912    $237,980    $209,417    $207,303    $180,636
                                                ========        ========    ========    ========    ========    ========
Average loans outstanding..................     $336,615        $267,186    $219,286    $205,208    $193,094    $170,322
                                                ========        ========    ========    ========    ========    ========
Allowance at beginning of period...........     $  4,921        $  3,452    $  3,062    $  2,743    $  2,374    $  2,041
Provision for losses.......................        1,270           1,335       2,130       1,301       1,265         906
Allowance acquired from First Savings
  Bank.....................................           --             594          --          --          --          --
Charge-offs:
  Mortgage:
    Residential............................          (25)           (232)       (775)       (140)        (65)         (8)
    Nonresidential.........................         (105)           (100)       (480)         --        (200)       (300)
  Construction:
    Residential............................           --              --          --         (81)         --         (50)
    Nonresidential.........................           --              --          --        (261)         --          --
  Nonmortgage:
    Business...............................         (537)           (488)       (736)       (514)       (256)       (155)
    Consumer...............................          (80)            (54)        (55)         (9)       (413)        (79)
                                                --------        --------    --------    --------    --------    --------
      Total charge-offs....................         (747)           (874)     (2,046)     (1,005)       (934)       (592)
                                                --------        --------    --------    --------    --------    --------
Recoveries.................................          130             414         306          23          38          19
                                                --------        --------    --------    --------    --------    --------
      Net charge-offs......................         (617)           (460)     (1,740)       (982)       (896)       (573)
                                                --------        --------    --------    --------    --------    --------
Allowance at end of period.................     $  5,574        $  4,921    $  3,452    $  3,062    $  2,743    $  2,374
                                                ========        ========    ========    ========    ========    ========
Ratio of allowance to end of period
  loans....................................         1.55%           1.54%       1.45%       1.46%       1.32%       1.31%
Ratio of net charge-offs to average loans
  outstanding..............................         0.18%           0.17%       0.79%       0.48%       0.46%       0.34%

     Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Management evaluates the adequacy of the allowance at least quarterly. In addition, on a quarterly basis our board of directors reviews our loan portfolio, conducts an evaluation of the credit quality and reviews the adequacy of the loan loss provision, recommending changes as may be required. In evaluating the adequacy of the allowance, management considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels and the general economic conditions.

     The allowance for loan losses represents management's estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. We make specific allowances for each loan based on its type and classification as discussed below. However, there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or categories of loans, including general economic and business conditions and credit quality trends. We have established an unallocated portion of the allowance based on our evaluation of these risks, which management believes is prudent and consistent with regulatory requirements. Due to the uncertainty of risks in the loan portfolio, management's judgment of the amount of the allowance necessary to absorb credit losses is approximate. The allowance is also subject to regulatory examinations and determination by the regulatory agencies as to the adequacy of the allowance.

     We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list which helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a result of this process, loans are categorized as substandard, doubtful, loss or special mention and reserves are allocated based on management's judgment and historical experience.

     Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the we will sustain some losses if the deficiencies are not corrected. A reserve of 15% is generally allocated to these loans.

     Loans classified as "doubtful" are those loans which have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. A reserve of 50% is generally allocated to loans classified as doubtful.

     Loans classified as "loss" are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future. A reserve of 100% is allocated to loans classified as loss.

     The uncollectability of at least some portion of doubtful and loss classifications makes their accurate identification of obvious importance. The function of the substandard classification is to indicate those loans that are unduly risky and may be a future hazard to our capital.

     In addition to the above "adverse classification" categories, we also categorize certain loans as "special mention." While special mention loans do not have all the characteristics of a substandard or doubtful loan, they have one or more deficiencies which warrant special attention and which corrective management action, such as accelerated collection practices, may remedy. A reserve of 7% is generally allocated to special mention loans.

     During the evaluation of the loan portfolio, any loans that are not classified or rated special mention are referred to as "passing loans." We also assign a reserve allocation to these loans.

     The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes only and is not necessarily indicative of the categories in which future losses may occur. With respect to investment securities underwritten as loans, the allowance is not available to cover any impairment that is other than temporary. Because of this, in the event of other than temporary impairment of an investment security underwritten as a loan, the impaired security must be charged to earnings in the same manner as an investment security which is not underwritten as a loan.

                                                                                       DECEMBER 31,
                                                        JUNE 30,         ----------------------------------------
                                                          2001                  2000                  1999
                                                   ------------------    ------------------    ------------------
                                                             PERCENT               PERCENT               PERCENT
                                                             OF LOANS              OF LOANS              OF LOANS
                                                             TO TOTAL              TO TOTAL              TO TOTAL
                                                   AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS
                                                   ------    --------    ------    --------    ------    --------
                                                                       (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable
  to:
  Mortgage:
    Residential..................................  $ 111       13.37%    $ 219       16.60%    $ 256       20.36%
    Nonresidential...............................  1,321       41.25     1,194       40.66     1,043       46.03
  Construction:
    Residential..................................     29        1.93        55        3.87        32        3.29
    Nonresidential...............................     99        6.69        65        4.97        34        3.46
  Nonmortgage:
    Business.....................................  3,257       34.75     2,377       31.52       921       22.68
    Consumer.....................................    112        2.01       116        2.38       151        4.19
Unallocated......................................    645          --       895          --     1,015          --
                                                   ------     ------     ------     ------     ------     ------
      Total allowance for loan losses............  $5,574     100.00%    $4,921     100.00%    $3,452     100.00%
                                                   ======     ======     ======     ======     ======     ======

                                                                            DECEMBER 31,
                                                   --------------------------------------------------------------
                                                          1998                  1997                  1996
                                                   ------------------    ------------------    ------------------
                                                             PERCENT               PERCENT               PERCENT
                                                             OF LOANS              OF LOANS              OF LOANS
                                                             TO TOTAL              TO TOTAL              TO TOTAL
                                                   AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS
                                                   ------    --------    ------    --------    ------    --------
                                                                       (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable
  to:
  Mortgage:
    Residential..................................  $ 361       26.05%    $ 199       29.46%    $ 377       33.08%
    Nonresidential...............................    913       40.45     1,316       35.61       910       35.77
  Construction:
    Residential..................................     21        3.30        55        4.21        71        4.43
    Nonresidential...............................     46        5.33        43        6.66       131        4.46
  Nonmortgage:
    Business.....................................    752       19.38       524       17.56       442       15.33
    Consumer.....................................    151        5.49        75        6.50       312        6.92
Unallocated......................................    818          --       531          --       131          --
                                                   ------     ------     ------     ------     ------     ------
      Total allowance for loan losses............  $3,062     100.00%    $2,743     100.00%    $2,374     100.00%
                                                   ======     ======     ======     ======     ======     ======

     We have allocated the allowance according to the amount deemed to be reasonably necessary to provide for losses being incurred within each of the above categories of loans. These figures are based on gross loans. The increase in the allowance for loan losses allocated to nonmortgage business loans is primarily a result of the increase in the balance of such loans, and, to a lesser degree, the portion of those loans classified as substandard.

  Investment Activities

     Our securities portfolio is managed by our President, Mr. Porter, and our Senior Vice President/ Treasurer, Mr. de Give, both of whom have significant experience in this area, with the concurrence of our Asset/Liability Committee. In addition to Mr. Porter as chairman and Mr. de Give, this committee is comprised of Ms. Derrico, Ms. Fried and Messrs. Belotti and Smith. Investment management is performed in accordance with our investment policy, which is approved annually by the Asset/Liability Committee and the board of directors. Our investment policy addresses our investment strategies, approval process, approved securities dealers and authorized investments. At June 30, 2001, all of our investment securities were classified as available-for-sale and may be sold as part of our asset/liability management strategy in response to changes in interest rates and liquidity needs.

     Our investment policy authorizes us to invest in:

     - GNMA, FNMA and FHLMC mortgage-backed securities (MBS)

     - Private-label residential MBS, as long as they carry investment-grade ratings

     - Private-label commercial MBS, as long as they carry investment-grade ratings

     - Collateralized mortgage obligations

     - Municipal securities

     - Corporate obligations

     - Interest-only mortgage-backed strips

     - Treasury securities

     - Agency securities

     - Asset-backed securities

     - Interest-rate caps

     - Interest-rate swaps

     Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as the Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

     Unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because homeowners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Conversely, mortgage-backed securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal, and consequently the average life of these securities will be lengthened. If interest rates begin to fall, prepayments will increase.

     Collateralized mortgage obligations (CMOs) are bonds that are backed by pools of mortgages. The pools can be GNMA, FNMA or FHLMC pools or they can be private-label pools. The CMOs are designed so that the mortgage collateral will generate a cash flow sufficient to provide for the timely repayment of the bonds. The mortgage collateral pool can be structured to accommodate various desired bond repayment schedules, provided that the collateral cash flow is adequate to meet scheduled bond payments. This is accomplished by dividing the bonds into classes to which payments on the underlying mortgage pools are allocated. The bond's cash flow, for example can be dedicated to one class of bondholders at a time, thereby increasing call protection to bondholders. In private-label CMOs, losses on underlying mortgages are directed to the most junior of all classes and then to the classes above in order of increasing seniority, which means that the senior classes have enough credit protection to be given the highest credit rating by the rating agencies.

     The following table sets forth a summary of the investment securities portfolio as of the periods indicated:

                                                                         DECEMBER 31,
                                                    JUNE 30,    ------------------------------
                                                      2001        2000       1999       1998
                                                    --------    --------    -------    -------
                                                              (DOLLARS IN THOUSANDS)
Available-for-sale securities (at fair value):
  FHLMC preferred stock...........................  $     --    $     --    $    --    $ 3,889
  FHLMC MBS.......................................    20,558      32,128     16,369     12,006
  GNMA MBS........................................     5,767      13,576      2,589      3,771
  FNMA MBS........................................    36,408      67,539     25,678     29,814
  Collateralized mortgage obligations.............   187,145      95,764     47,798     19,775
  Obligations of counties and municipalities......       883       6,118      3,572      3,220
  Corporate obligations...........................    20,924      12,416        945        992
  U.S. Treasury and agency obligations............     2,136       2,482        770     10,608
  FHLB stock......................................     4,425       2,700      1,725      1,465
  Federal Reserve stock...........................       810         615        293        277
  Other equity securities.........................       483          69         69         69
                                                    --------    --------    -------    -------
  Total classified as investment securities.......   279,540     233,407     99,808     85,886
  Corporate obligations classified as loans.......    45,706      32,418         --         --
                                                    --------    --------    -------    -------
          Total available-for-sale................  $325,246    $265,825    $99,808    $85,886
                                                    ========    ========    =======    =======
Held-to-maturity securities (at amortized cost):
  FHLMC MBS.......................................  $     --    $     --    $ 3,837    $ 4,091
  GNMA MBS........................................        --          --     17,177     24,305
  FNMA MBS........................................        --          --      6,764      6,780
  Collateralized mortgage obligations.............        --          --      4,073      1,015
  Commercial MBS..................................        --          --      2,865         --
  Obligations of counties and municipalities......        --          --      2,395      1,960
  U.S. Treasury and agency obligations............        --          --         --     19,532
                                                    --------    --------    -------    -------
          Total held-to-maturity..................  $     --    $     --    $37,111    $57,683
                                                    ========    ========    =======    =======

     Investment securities classified as available-for-sale increased 19.8% from December 31, 2000 compared with June 30, 2001. We increased investment securities by $46.1 million and purchased investment securities totaling $226.8 million during the six months ended June 30, 2001. The investment securities purchased consisted primarily of collateralized mortgage obligations and corporate bonds. During the six months ended June 30, 2001, we received proceeds totaling $113.9 million from the sale or maturity of available-for-sale investment securities.

     During the year ended December 31, 2000, purchases of investment securities totaled $124.2 million. The increase in investment securities during the year ended December 31, 2000 is primarily attributable to purchases of residential mortgage-backed securities and corporate bonds. We purchased these investment securities to offset the cost of our capital trust borrowings and generate additional net interest income as we increase the loan portfolio.

     In December 2000, investment securities classified as held-to-maturity with an amortized cost of $48.3 million were transferred to the available-for-sale classification in order to provide us with more flexibility in managing the interest rate risk in the investment security portfolio. These investment securities had gross unrealized gains of $563 thousand and gross unrealized losses of $228 thousand. Subsequent to the transfer, we sold investment securities with an amortized cost of $9.6 million were sold, and recognized a loss of $159 thousand in the fourth quarter of 2000. Because of the transfer, we will be unable to classify investment securities as held-to-maturity in the foreseeable future.

     The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of June 30, 2001:

                                                                       JUNE 30, 2001
                                 ------------------------------------------------------------------------------------------
                                                     AFTER ONE         AFTER FIVE
                                     WITHIN       YEAR BUT WITHIN   YEARS BUT WITHIN
                                    ONE YEAR        FIVE YEARS          TEN YEARS       AFTER TEN YEARS
                                 --------------   ---------------   -----------------   ----------------
                                 AMOUNT   YIELD   AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT    YIELD    TOTAL     YIELD
                                 ------   -----   ------    -----   --------   ------   --------   -----   --------   -----
                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury securities and
  agency obligations...........   $ --      --%   $  494    5.21%   $    --       --%   $  1,553   48.72%  $  2,047   38.21%
Collateralized mortgage
  obligations..................     --      --     4,093    6.84     18,216     6.94     163,786    7.44    186,094    7.38
Mortgage-backed securities.....     --      --        --      --         --       --      62,094    6.45     62,094    6.45
Obligations of counties and
  municipalities...............     --      --        50    8.00        326     6.46         511    6.59        889    6.62
Corporate obligations..........     --      --        --      --      8,040     7.20      13,287    6.40     21,327    6.70
FHLB stock.....................     --      --        --      --         --       --       4,425    6.75      4,425    6.75
Federal Reserve stock..........     --      --        --      --         --       --         810    6.00        810    6.00
Other equity securities........             --        --      --         --       --         484      --        484      --
                                  ----    ----    ------    ----    -------     ----    --------   -----   --------   -----
    Total securities...........   $ --      --%   $4,637    6.68%   $26,582     7.01%   $246,949    7.36%  $278,168    7.32%
                                  ====    ====    ======    ====    =======     ====    ========   =====   ========   =====

     Contractual maturity of mortgage-backed securities and collateralized mortgage obligations is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. At June 30, 2001, U.S. Treasury and agency obligations maturing after 10 years includes FHLB obligations purchased at significant discounts. These securities have experienced rapid prepayments, which have accelerated the accretion of the discounts and increased the yield.

  Deposits

     Deposits, which represent 87.2% of our interest-rate sensitive liabilities as of June 30, 2001, have historically been the primary source of funding our asset growth. In addition to deposits, we obtain funds from loan repayments, maturing investments, loan sales, cash flows generated from operations, capital trust borrowings and Federal Home Loan Bank advances. Borrowings may be used as an alternative source of lower cost funds or to fund the origination of certain assets.

     Total deposits increased to $574.8 million at June 30, 2001 from $515.1 million at December 31, 2000, an increase of $59.7 million or 11.6%. This increase was primarily a result of growth in certificates of deposit used as an alternative source to fund earning assets. Transaction deposits, including money market, savings and interest checking, showed a five and one-half year cumulative annual growth rate of 14.0%. At June 30, 2001, we had $73.8 million in noninterest-bearing deposits compared with $66.9 million at December 31, 2000, an increase of $7.0 million. Interest-bearing deposits totaled $501.0 million or 87.2% of total deposits at June 30, 2001 compared with $448.2 million or 87.0% of total deposits at December 31, 2000.

     Deposits at December 31, 2000 were $515.1 million, an increase of $147.9 million or 40.3% from $367.2 million at December 31, 1999. The increase is primarily attributable to internal growth and deposits acquired in connection with the acquisition of First Savings. Noninterest-bearing deposits of $66.9 million at December 31, 2000 increased $16.5 million or 32.8% from $50.3 million at December 31, 1999. Noninterest-bearing deposits as of December 31, 1998 were $50.4 million. Interest-bearing deposits at December 31, 2000 were $448.2 million, up $131.4 million or 41.5% from $316.9 million at December 31, 1999. Total deposits at December 31, 1998 were $366.9 million.

     The following table sets forth the average balances and weighted average rates paid, presented on a monthly average basis, for our deposits for the periods indicated:

                                                                            YEARS ENDED DECEMBER 31,
                                  SIX MONTHS ENDED,     -----------------------------------------------------------------
                                    JUNE 30, 2001              2000                   1999                   1998
                                 -------------------    -------------------    -------------------    -------------------
                                 AVERAGE     AVERAGE    AVERAGE     AVERAGE    AVERAGE     AVERAGE    AVERAGE     AVERAGE
                                 BALANCE      RATE      BALANCE      RATE      BALANCE      RATE      BALANCE      RATE
                                 --------    -------    --------    -------    --------    -------    --------    -------
                                                                  (DOLLARS IN THOUSANDS)
Demand.........................  $ 61,861       --%     $ 58,188       --%     $ 50,750       --%     $ 39,369       --%
Interest checking..............    31,409     1.25        28,389     0.64        33,744     0.96        34,965     2.36
Money market and savings.......    79,210     3.59        71,806     3.69        59,743     3.22        46,883     3.12
Certificates of deposit(1).....   345,588     5.70       238,240     6.15       209,993     5.38       200,902     5.80
                                 --------               --------               --------               --------
    Total deposits.............  $518,068               $396,623               $354,230               $322,119
                                 ========               ========               ========               ========
Weighted average rate..........               4.39%                  4.41%                  3.83%                  4.33%

-------------------------
(1) Includes institutional CDs, some of which are callable and are tied to interest rate swaps. At June 30, 2001, we had $220.9 million in institutional CDs, $100.0 million of which are callable and tied to interest rate swaps.

     The following table sets forth by time remaining until maturity our certificates of deposit of $100,000 or more at the date indicated:

                     MATURITY PERIOD                            JUNE 30, 2001
                     ---------------                        ----------------------
                                                            (DOLLARS IN THOUSANDS)
Three months or less......................................         $ 72,774
Over three months through twelve months...................           71,876
Over twelve months........................................          106,700
                                                                   --------
     Total................................................         $251,350
                                                                   ========

  Borrowings

     Borrowings consist of short-term and long-term advances from the Federal Home Loan Bank of Atlanta and capital trust borrowings. Long-term borrowings totaled $15.0 million at June 30, 2001 and are comprised of three $5.0 million advances from the Federal Home Loan Bank of Atlanta. The advances carry an average cost of 6.07% and have call dates ranging from September 2002 to 2004, with maturity dates ranging from September 2009 through 2010. The following table sets forth information regarding our short-term borrowings at and for the periods indicated:

                                                                  AS OF AND FOR THE
                                       AS OF AND FOR THE             YEARS ENDED
                                       SIX MONTHS ENDED             DECEMBER 31,
                                           JUNE 30,         -----------------------------
                                             2001            2000       1999       1998
                                       -----------------    -------    -------    -------
                                                     (DOLLARS IN THOUSANDS)
Ending balance.......................       $43,500         $19,000    $    --    $ 3,500
Average balance for the period.......        56,821          21,088     11,874      4,907
Maximum month-end balance during the
  period.............................        82,500          47,000     25,000     13,500
Average interest rate for the
  period.............................          5.24%           6.58%      5.23%      5.50%
Weighted average interest rate at the
  end of the period..................          4.56%           6.35%        --%      5.15%

     In May of 2000, we formed a wholly-owned statutory business trust, Southern Financial Capital Trust I, which issued $5.0 million in trust preferred securities and in September of 2000, we formed a second wholly-owned statutory business trust, Southern Financial Statutory Trust I, which issued $8.0 million in trust preferred securities. Each trust invested the proceeds in an equivalent amount of our junior subordinated debentures bearing an interest rate equal to the distribution rate on the respective issue of trust preferred securities. Both issuances of debentures will mature in 2030, which date may be shortened to a date not earlier than 2005 if certain conditions are met, including prior approval of the Federal Reserve. These debentures, which are the only assets of each trust, are subordinate and junior in right of payment to all of our present and future senior indebtedness. We have fully and unconditionally guaranteed each trust's obligations under the trust preferred securities.

     The debentures issued to Capital Trust I accrue interest at an annual rate of 11.0% of the aggregate liquidation amount, payable quarterly, and the debentures issued to Statutory Trust I accrue interest at an annual rate of 10.60% of the aggregate liquidation amount, payable quarterly. The quarterly distributions on each issuance of trust preferred securities are paid at the same rate that interest is paid on the corresponding debentures. Distributions to the holders of the trust preferred securities are included in interest expense, within the category entitled borrowings. Under the provisions of each issue of the debentures, we have the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on either issue of the debentures are deferred, the distributions on the applicable trust preferred securities will also be deferred.

     For financial reporting purposes, the trusts are treated as our subsidiaries and consolidated in our financial statements. The trust preferred securities are presented as a separate category of long-term debt on the balance sheet. Although the trust preferred securities are not included as a component of stockholders' equity in the balance sheet, for regulatory purposes the Federal Reserve Board treats a portion of the trust preferred securities as Tier 1 capital. The treatment of the trust preferred securities as Tier 1 or Tier 2 capital, in addition to the ability to deduct the expense of the junior subordinated debentures for federal income tax purposes, provided us with a cost-effective method of raising capital to support the bank.

     Taking the underwriting discount into account, the aggregate amount of the trust preferred securities have a pretax interest cost to us of 11.05% per annum. To mitigate the negative impact of this interest cost on our consolidated net income, we invested the proceeds of the issuance of debentures in investment securities. These transactions had a negative impact on our net interest margin for the six month period ended June 30, 2001 compared with the same period in 2000 primarily because the composition of our overall interest-earning assets became more heavily weighted toward our securities portfolio, which has a lower yield than our loan portfolio. See "-- Net Interest Income" on page 20 for a more detailed description of our cost of funds.

  Interest Rate Sensitivity and Market Risk

     We are engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, our earnings depend to a significant extent on our net interest income, which is the difference between the interest income on loans and investments and the interest expense on deposits and borrowing. To the extent that our interest-bearing liabilities do not reprice or mature at the same time as our interest-bearing assets, we are subject to interest rate risk and corresponding fluctuations in net interest income. We have employed asset/liability management policies that attempt to manage our interest-earning assets and interest-bearing liabilities, thereby attempting to control the volatility of net interest income, without having to incur unacceptable levels of credit or investment risk.

     We actively manage our overall exposure to changes in interest rates. In managing our funding, we first attempt to gauge the direction of interest rates, which will determine how much sensitivity we are willing to take. If rates are decreasing, we seek to fund with liabilities that reprice in the near future. If rates are rising, we attempt to do the opposite. When necessary, we will enter into interest rate swaps, financial options or forward delivery contracts for the purpose of reducing interest rate risk.

     Our interest rate risk is managed by our President and our Senior Vice President/Treasurer, both of whom have significant experience in this area, in accordance with policies approved by our board of directors. In determining the appropriate level of interest rate risk, management considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. Management regularly reviews, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, management reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity.

     Management uses a duration gap of equity approach to manage our interest rate risk and reviews quarterly interest sensitivity reports prepared for us by the Federal Home Loan Bank of Atlanta. This approach uses a model which generates estimates of the change in our market value of portfolio equity ("MVPE") over a range of interest rate scenarios. MVPE is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates and deposit decay rates.

     Between the quarterly receipts of interest sensitivity reports from the Federal Home Loan Bank of Atlanta, we manage our interest rate risk by adding to or subtracting from the most recent report any transaction that we are considering. For example, if we were considering purchasing a collateralized mortgage obligation, we would analyze the individual security to derive an estimate of the change in the market value of that security if interest rates were to move up or down by 100, 200 or 300 basis points. We would then take those values and add them to or subtract them from the numbers on the chart shown below to determine our revised interest rate risk profile.

     With respect to our residential mortgage loan portfolio, it is our policy to retain those mortgage loans which have an adjustable interest rate and to sell most fixed rate mortgage loans originated into the secondary market. In addition, our commercial loans generally have rates that are tied to the prime rate, the one-year Constant Maturity Treasury ("CMT") rate as reported by the Federal Reserve Board, or the three-year CMT rate. Both of these actions help control our exposure to rising interest rates.

     The following tables prepared by the Federal Home Loan Bank of Atlanta sets forth an analysis of our interest rate risk as measured by the estimated change in MVPE resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 300 basis points, measured in 100 basis point increments) as of June 30, 2001 and December 31, 2000:

                SENSITIVITY OF MARKET VALUE OF PORTFOLIO EQUITY
                              AS OF JUNE 30, 2001
                             (DOLLARS IN THOUSANDS)

                                                                                MARKET VALUE OF
                                                                           PORTFOLIO EQUITY AS A % OF
             CHANGE IN                MARKET VALUE OF PORTFOLIO EQUITY     --------------------------
           INTEREST RATES             ---------------------------------                    PORTFOLIO
          IN BASIS POINTS                        $ CHANGE     % CHANGE                       EQUITY
            (RATE SHOCK)              AMOUNT     FROM BASE    FROM BASE    TOTAL ASSETS    BOOK VALUE
          ---------------             -------    ---------    ---------    ------------    ----------
Up 300..............................  $14,222    $(44,989)     (75.98)%        1.96%          33.64%
Up 200..............................   29,163     (30,048)     (50.75)         4.01           68.98
Up 100..............................   45,497     (13,714)     (23.16)         6.26          107.61
Base................................   59,211          --          --          8.15          140.05
Down 100............................   61,102       1,891        3.19          8.41          144.52
Down 200............................   63,687       4,476        7.56          8.77          150.64
Down 300............................   77,113      17,902       30.24         10.61          182.40

                SENSITIVITY OF MARKET VALUE OF PORTFOLIO EQUITY
                            AS OF DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                                MARKET VALUE OF
                                                                           PORTFOLIO EQUITY AS A % OF
             CHANGE IN                MARKET VALUE OF PORTFOLIO EQUITY     --------------------------
           INTEREST RATES             ---------------------------------                    PORTFOLIO
          IN BASIS POINTS                        $ CHANGE     % CHANGE                       EQUITY
            (RATE SHOCK)              AMOUNT     FROM BASE    FROM BASE    TOTAL ASSETS    BOOK VALUE
          ---------------             -------    ---------    ---------    ------------    ----------
Up 300..............................  $35,488     $(9,871)     (21.76)%        5.82%          89.42%
Up 200..............................   40,706      (4,653)     (10.26)         6.67          102.56
Up 100..............................   42,502      (2,857)      (6.30)         6.97          107.09
Base................................   45,359          --          --          7.44          114.29
Down 100............................   47,492       2,133        4.70          7.79          119.66
Down 200............................   48,809       3,450        7.61          8.00          122.98
Down 300............................   50,867       5,508       12.14          8.34          128.16

     The most significant factor which causes our MVPE to decline from $59.2 million to $14.2 million in the event of a 300 basis point increase in interest rates is that at June 30, 2001, we owned $187.1 million of collateralized mortgage obligations. We purchased the majority of these securities at a discount on the assumption that they would pay off at par in the near future as a result of lower mortgage refinance rates and return to us a higher yield than we could have obtained in alternative investments. These collateralized mortgage obligations have a tendency to decline significantly in price in a rising interest rate environment. Based on our current prepayment experience, we anticipate that a large portion of these securities will have paid off before the end of 2001 and that due to the weakness in the U.S. economy, significant increases in interest rate levels are unlikely to occur prior to that time.

     Our interest rate sensitivity is also monitored by management through the use of a model that generates estimates of the change in the adjusted net interest income over a range of interest rate scenarios. The Federal Home Loan Bank of Atlanta also prepares such analysis for us. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. In this regard, the model assumes that the composition of our interest sensitive assets and liabilities existing at June 30, 2001 and December 31, 2000 remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. As a result, the net interest margin in each of the base scenarios differs from the net interest margin of 3.73% and 4.05% for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively, which reflects actual performance for those periods.

                       SENSITIVITY OF NET INTEREST INCOME
                              AS OF JUNE 30, 2001
                             (DOLLARS IN THOUSANDS)

                                                         ADJUSTED NET
                     CHANGE IN                         INTEREST INCOME       NET INTEREST MARGIN
                  INTEREST RATES                     --------------------    --------------------
                  IN BASIS POINTS                               % CHANGE                % CHANGE
                   (RATE SHOCK)                      AMOUNT     FROM BASE    PERCENT    FROM BASE
                  ---------------                    -------    ---------    -------    ---------
Up 300.............................................  $20,503     (15.00)%     2.82%      (15.06)%
Up 200.............................................   21,385     (11.34)      2.94       (11.45)
Up 100.............................................   22,653      (6.08)      3.12        (6.02)
Base...............................................   24,121         --       3.32           --
Down 100...........................................   25,618       6.21       3.53         6.32
Down 200...........................................   26,591      10.24       3.66        10.76
Down 300...........................................   26,925      11.62       3.71        11.75

                       SENSITIVITY OF NET INTEREST INCOME
                            AS OF DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                         ADJUSTED NET
                     CHANGE IN                         INTEREST INCOME       NET INTEREST MARGIN
                  INTEREST RATES                     --------------------    --------------------
                  IN BASIS POINTS                               % CHANGE                % CHANGE
                   (RATE SHOCK)                      AMOUNT     FROM BASE    PERCENT    FROM BASE
                  ---------------                    -------    ---------    -------    ---------
Up 300.............................................  $20,588      (3.66)%     3.38%       (3.70)%
Up 200.............................................   21,069       1.41       3.46        (1.42)
Up 100.............................................   21,234       0.64       3.48        (0.85)
Base...............................................   21,370         --       3.51           --
Down 100...........................................   21,655       1.33       3.55         1.14
Down 200...........................................   21,936       2.65       3.60         2.56
Down 300...........................................   22,654       6.01       3.72         5.98

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in MVPE requires the making of certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the MVPE tables and Sensitivity of Net Interest Income tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net worth and net interest income.

     As part of our interest rate risk management, we use interest rate swaps that are accounted for as both cash flow and fair value hedges in accordance with Statement of Financial Accounting Standards No. 133. Cash flow hedges are used to hedge variable interest rate assets or liabilities and fair value hedges are used to hedge fixed rate assets or liabilities. At the inception of the hedge, we determine and document the risk management objective and strategy, the hedged risk, the derivative instrument, the hedged item and how hedge effectiveness will be assessed initially and on an ongoing basis. At the inception of the hedge and on an ongoing basis, the hedge must be deemed to be highly effective in hedging the hedged risk in order to qualify for hedge accounting. Effectiveness is measured by comparing the change in London InterBank Offer Rate, or LIBOR (which the interest rate swap is priced from) to the change in the rate underlying the hedged asset or liability. If high correlation is not achieved, the hedging designation is discontinued with the change in the fair value of the interest rate swap recorded as other income or expense. In the event that any derivative or hedged item is terminated or sold, the gain or loss on the derivative will be amortized over the remaining life of the item hedged. Interest to be received or paid on the interest rate swap is accrued monthly. Of our $120.0 million in interest rate swaps, $100.0 million are fair value hedges that are completely effective and therefore, require no earnings adjustment.

     We use interest rate swaps that are accounted for as cash flow hedges to hedge the issuance of pools of CDs which reprice with changes in market interest rates. Under the terms of these interest rate swaps, we pay a fixed rate and receive a floating rate. The floating rate on the interest rate swaps is tied to three-month LIBOR, which approximates the issuance rate on the pool of CDs. The combination of the swaps and the issuance of the pool of CDs operates to produce long-term fixed rate deposits. The fair value of the interest rate swap is recorded in other assets in the consolidated balance sheets with changes in the fair value included in other comprehensive income. To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense in the consolidated statements of income. The amounts recorded in other comprehensive income are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the CDs affect earnings. At June 30, 2001, we were hedging $20.0 million of floating rate CDs.

     We also use interest rate swaps that are accounted for as fair value hedges to hedge the issuance of individual fixed rate CDs. Under the terms of these interest rate swaps, we receive a fixed rate and pay a floating rate tied to three-month LIBOR. The combination of the swaps and the issuance of the individual CDs operates to produce long-term floating rate deposits. The term of the CDs and the interest rate swaps mirror each other and were committed to simultaneously. Both the interest rate swap (included in other assets in the consolidated balance sheets) and the CDs are recorded at fair value, with changes in fair value included in the statements of income as interest expense. At June 30, 2001, we were hedging $100.0 million of fixed rate CDs.

     We use interest rate swaps to improve the overall liquidity of our balance sheet by enabling us to take longer term fixed rate deposits when interest rates are declining and not have these deposits have a negative effect on our net interest margin, and we use them to protect our net interest margin in a rising rate environment by extending our short term deposits to ones that have longer terms.

     The following table presents the interest rate swaps outstanding as of June 30, 2001:

                                       6/30/01      12/31/00                          PAY
                         NOTIONAL     ESTIMATED    ESTIMATED    MATURITY    CALL     FIXED                  RECEIVE
                          AMOUNT      FAIR VALUE   FAIR VALUE     DATE      DATE     RATE                FLOATING RATE
                       ------------   ----------   ----------   --------  --------  -------   -----------------------------------
Cash flow hedges:      $  5,000,000   $ (38,420)   $  84,924     1/8/04     None     5.27%    3 month LIBOR
                          5,000,000     (39,525)      81,214    1/15/04     None     5.29%    3 month LIBOR
                          5,000,000     (32,602)      88,379    1/29/04     None     5.23%    3 month LIBOR
                          5,000,000     154,285      171,115     2/2/09     None     5.45%    3 month LIBOR
                       ------------   ----------   ----------
                         20,000,000      43,738      425,632
                       ------------   ----------   ----------

                                       6/30/01      12/31/00                        RECEIVE
                         NOTIONAL     ESTIMATED    ESTIMATED    MATURITY    CALL     FIXED                    PAY
                          AMOUNT      FAIR VALUE   FAIR VALUE     DATE      DATE     RATE                FLOATING RATE
                       ------------   ----------   ----------   --------  --------  -------   -----------------------------------
Fair value hedges:     $ 10,000,000   $ 453,527    $ 294,392    7/12/10   7/12/01    8.00%    3 month LIBOR
                         10,000,000     266,551      248,078    7/26/05   7/26/01    7.25%    3 month LIBOR less 5 basis points
                         10,000,000     265,343      216,741    9/21/15   9/21/01    7.75%    3 month LIBOR less 10 basis points
                         10,000,000     141,828       40,416    10/26/07  10/26/01   7.25%    3 month LIBOR less 4 basis points
                         10,000,000      95,122       48,906    11/30/07  11/30/01   7.00%    3 month LIBOR less 5 basis points
                         10,000,000      47,705        1,961    12/28/10  12/28/01   7.00%    3 month LIBOR
                         10,000,000    (209,953)          --    2/22/08   2/22/02    6.00%    3 month LIBOR less 1 basis point
                         10,000,000    (263,432)          --     3/7/11    3/7/02    6.25%    3 month LIBOR less 2 basis points
                         10,000,000          --           --    12/26/08  6/26/02    6.00%    3 month LIBOR less 1.5 basis points
                         10,000,000          --           --    6/28/11   6/28/02    6.25%    3 month LIBOR
                       ------------   ----------   ----------
                        100,000,000     796,691      850,494
                       ------------   ----------   ----------
  Total..............  $120,000,000   $ 840,429    $1,276,126
                       ============   ==========   ==========

  Liquidity and Funds Management

     The objective of our liquidity management is to assure the ability to meet our financial obligations. These obligations include the payment of deposits on demand or at maturity, the repayment of borrowings at maturity and the ability to fund loan commitments and other new business opportunities. We obtain funding from a variety of sources, including customer deposit accounts, customer certificates of deposit and payments on our loans and investments. Historically, our level of core deposits has been insufficient to fully fund our lending activities. Therefore, we must seek funding from additional sources, including brokered certificates of deposit, available-for-sale investment securities and maintaining lines of credit from the Federal Home Loan Bank of Atlanta and reverse repurchase agreement borrowings from approved securities dealers.

     In addition, we use derivative products such as interest rate swaps which enhance our liquidity through the issuance of long-term liabilities to match with our long-term assets. We also enhance our liquidity by monitoring unfunded loan commitments, which reduces unexpected funding requirements.

     During the six months ended June 30, 2001, we funded our financial obligations with deposits, borrowings from the Federal Home Loan Bank of Atlanta and sales of investment securities. At June 30, 2001, we had $38.2 million of unfunded lines of credit and undisbursed construction loan funds of $20.9 million. Our approved loan commitments were $7.1 million at June 30, 2001. Management anticipates that funding requirements for these commitments can be met from the normal sources of funds.

     At December 31, 2000, we had $36.0 million of undisbursed loan funds and $17.2 million of approved loan commitments. The amount of certificate of deposit accounts maturing in calendar year 2001 is $215.5 million. We anticipate that funding requirements for these commitments can be met from the normal sources of funds previously described.

  Stockholders' Equity

     Stockholders' equity increased to $43.7 million at June 30, 2001 compared with $39.7 million at December 31, 2000, an increase of $4.0 million or 10.0%. The increase was primarily due to net income of $3.8 million in excess of $698 thousand in dividends paid and unrealized gains on securities totaling $1.2 million included in other comprehensive income. Stockholders' equity increased to $39.7 million at December 31, 2000 from $28.9 million at December 31, 1999, an increase of $10.8 million or 37.5%. This increase was primarily the result of the First Savings acquisition, which added $6.1 million to equity. In addition, net income of $5.2 million partially offset by stock repurchases of $1.1 million and dividends paid of $1.3 million, contributed to the increase. During 1999, stockholders' equity decreased by $1.8 million, or 5.8%, from $30.6 million at December 31, 1998. This decrease was primarily due to a decrease in other comprehensive income due to unrealized losses on securities classified as available-for-sale.

  Capital Resources

     Capital management consists of providing equity to support both current and future operations. See "-- Business -- Strategy" on page 49 for a discussion of our funding and capital management strategies. We and the bank are subject to capital adequacy requirements imposed by the Federal Reserve. The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company and member bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common stockholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

     The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets, or "leverage ratio," of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

     Pursuant to FDICIA, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. As a member of the Federal Reserve System, the bank is subject to capital adequacy guidelines of the Federal Reserve. Also pursuant to FDICIA, the Federal Deposit Insurance Corporation has promulgated regulations setting the levels at which an insured institution such as the bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The Bank is classified "well capitalized" for purposes of the FDIC's prompt corrective action regulations.

     We are subject to regulations of the Federal Reserve Board that impose certain minimum regulatory capital requirements. Under current Federal Reserve Board regulations, we are required to maintain leverage capital of 4.0% of adjusted average total assets; Tier 1 capital of 4.0% of risk-weighted assets; and total capital of 8.0% of risk-weighted assets.

     The following table provides a comparison of our leverage and risk-weighted capital ratios and the leverage and risk-weighted capital ratios of the bank at the periods indicated to the minimum and well-capitalized regulatory standards:

                                           MINIMUM
                                         REQUIRED FOR      TO BE WELL
                                           CAPITAL      CAPITALIZED UNDER
                                           ADEQUACY     PROMPT CORRECTIVE   ACTUAL RATIO AT    ACTUAL RATIO AT
                                           PURPOSES     ACTION PROVISIONS    JUNE 30, 2001    DECEMBER 31, 2000
                                         ------------   -----------------   ---------------   -----------------
SOUTHERN FINANCIAL BANCORP
Tier 1 risk-based capital ratio........      4.00%              N/A              10.65              11.39
Total risk-based capital ratio.........      8.00%              N/A              11.80              12.55
Leverage ratio.........................      4.00%(1)           N/A               7.74%              8.37%
SOUTHERN FINANCIAL BANK
Tier 1 risk-based capital ratio........      4.00%             6.00%             10.53              11.28
Total risk-based capital ratio.........      8.00%            10.00%             11.68              12.43
Leverage ratio.........................      4.00%(1)          5.00%              7.64%              8.28%
          Total........................

-------------------------
(1) The Federal Reserve may require Southern Financial Bancorp and Southern Financial Bank to maintain a leverage ratio above the required minimum.

  Impact of Inflation and Changing Prices

     Our financial statements and related notes included in this prospectus have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial companies, substantially all of our assets and virtually all of our liabilities are monetary in nature. As a result, interest rates have a more significant impact on the our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

                                    BUSINESS

OVERVIEW

     We were formed in 1995 as a bank holding company for Southern Financial Bank, which was chartered in 1986. Our financial performance has been characterized by steady asset growth, consistent core earnings and sound asset quality. We have grown through a combination of internal growth, the opening of de novo branches and the acquisition of community banks in our market. We have established 14 branches in the last 16 years. Two acquisitions, The Horizon Bank of Virginia in October 1999 and First Savings Bank of Virginia in September 2000, added $205.0 million in assets, provided us with six additional branch locations and enhanced our core deposit base. We currently operate 20 full-service banking locations, 19 of which are located in the northern Virginia cities of Warrenton, Herndon, Middleburg, Winchester, Leesburg, Fairfax, Sterling, Woodbridge, Manassas and Fredericksburg. In August 2001 we opened our twentieth branch in Georgetown in the District of Columbia and announced our intention to open a branch in Charlottesville, Virginia.

     We have expanded from our roots in Fairfax County, where we maintain eight branches and 61% of our transactional deposits, to encompass a market area extending from Winchester in northwest Virginia to Fredericksburg, approximately 100 miles to the southeast. This area has been characterized by high growth and general affluence. As its economy has diversified away from a concentration in government and government-related employment, northern Virginia has developed into a major center for technology and telecommunications activities and has a high concentration of small to medium-sized businesses representing a diverse array of industries. In the process, Reston, Herndon, Tysons Corner and Fairfax have become important stand alone employment centers similar to Stamford, Connecticut and White Plains, New York, which have flourished outside of New York City. As a result, the "bedroom communities" supporting business clusters have pushed west to Loudoun and Fauquier Counties and south and west to Stafford, Spotsylvania and Prince William Counties. We also believe that the high growth and general affluence in certain of the areas adjoining our current market area provide attractive expansion opportunities. In addition to the District of Columbia, we believe that Montgomery County, Maryland and the Richmond, Virginia area are also attractive targets. Upon the opening of our proposed branch in Charlottesville, our market area will expand to include Albemarle, Greene and Fluvanna Counties, all of which have experienced rapid population growth in the last decade.

MANAGEMENT

     We were founded by our Chairman and Chief Executive Officer, Georgia S. Derrico, who had been an executive officer at Chemical Bank of New York for 13 years. As we have grown, we have assembled a cohesive and complementary team of seasoned financial services professionals with diverse experience and varied backgrounds. Our executive management team, which has an average of 22 years of banking-related experience, includes the following senior officers:

     - Georgia S. Derrico, Chairman and Chief Executive Officer. Ms. Derrico has been involved in lending and credit administration her entire professional career. Prior to founding the bank, she served as Senior Vice President, Chief Administrative and Credit Officer of the Multinational Division at Chemical. She also served at Chemical as the District Head for the Mid-Atlantic Region of the United States.

     - R. Roderick Porter, President and Chief Operating Officer. Mr. Porter has been our President and Chief Operating Officer since April 1998. Mr. Porter spent 15 years at Chemical, where he was a Senior Vice President and responsible for asset/liability management, the U.S. government and municipal securities portfolio, all U.S. dollar denominated funding for the bank and bank holding company, money market trading and discount brokerage. After leaving Chemical and prior to joining us, Mr. Porter's financial services experience included having been a Principal at Morgan Stanley, Chairman of Newmarket Capital Corp., a mortgage company, a Managing Director of

       West Capital, Inc., a real estate advisory firm and President of FX Concepts, Ltd., an international money management firm.

     - David de Give, Senior Vice President/Treasurer. For the last nine years, Mr. de Give has been responsible for obtaining wholesale funding for us on a daily basis and for managing our investment portfolio. Mr. de Give worked for 15 years at Chemical where, as Vice President and Head of the Funding Department, he was responsible for raising wholesale funds on a daily basis and for managing Chemical's United States balance sheet risk. Mr. de Give also has mortgage company experience, having served as President of Newmarket Capital Corp. Mr. de Give worked with Mr. Porter at both Chemical and Newmarket.

     - William H. Stevens, Executive Vice President. Mr. Stevens joined us in September 1999. From 1991 to 1999, he served as Senior Analyst in the Office of the Inspector General, where he audited the FDIC's loan review, credit policy, compliance and audit functions, prior to which he managed the commercial real estate and single family mortgage lending activities for Riggs Bank, N.A. from 1990 to 1991. His background also includes 18 years at Chemical, where he was a Senior Vice President, Real Estate. Mr. Stevens and Ms. Derrico were colleagues in the lending division at Chemical Bank.

     - Richard P. Steele, Senior Vice President. Mr. Steele joined us in June 1999. From 1993 to 1999 he was Senior Vice President of FX Concepts, a New York-based international money management firm, where he worked with Mr. Porter. From 1989 to 1993, he served as Director of Finance for Eli Lilly and Company. Previous financial assignments with Eli Lilly included the design and implementation of the company's currency and interest rate risk management programs.

     - Patricia A. Ferrick, Senior Vice President and Chief Financial Officer. Before joining us in March 2000, Ms. Ferrick served as Managing Director, Controller of the $1 billion asset National Cooperative Bank, where she supervised all corporate and loan accounting as well as budgeting and financial reporting. She has 15 years of banking-related experience, having started her career with KPMG where she audited financial institutions.

     As indicated above, our senior management team provides us with a depth of knowledge and expertise not normally found in a community banking organization of our size not only in lending, but also in areas such as funds management and investment strategy. Our senior management and board members are strongly committed to our franchise and currently own 22.15% of our outstanding shares of common stock. To manage and develop our new Georgetown branch and our proposed Charlottesville branch, we have hired experienced local bankers to supplement our existing management team. We believe that by hiring local bankers who have an existing in-market customer base, these branches can more readily and prudently achieve the desired critical mass. We believe that our seasoned, experienced management team provides us with a platform to grow substantially without requiring significant additional personnel expenditures.

STRATEGY

     Our objective is to become the premier provider of financial services to our small to medium-sized business customers while maintaining steady asset growth, consistent core earnings and sound asset quality. To achieve this objective, we have focused on the following business strategies:

     We emphasize personal relationships in our customer driven service approach to commercial customers.

     We are driven by the business needs of our customers. Our board of directors, business advisory board members, key relationship managers, branch managers and lenders all actively help us develop full-service commercial banking relationships. In order to identify our customer's needs and fashion the products and services tailored to meet those needs, we employ a relationship approach that draws on all of our diverse expertise. Each customer deals with a relationship manager who specializes in one or more types of financial services. In order to fully address the customer's needs, the relationship manager may call upon other of our financial services specialists. We strive to be the customer's exclusive commercial banking relationship from the deposit relationship to providing all of the financial services required by the customer. As the needs of our customers change, we strive to meet those needs. While we encourage customers to contact us directly, we also use technology to complement and enhance our personalized service. We believe that in addition to the attractive growth profile of our primary markets, the consolidation of middle-market financial institutions in Virginia has created an unmet demand for personalized business services which offers us significant growth potential.

     We plan to continue to supplement our internal growth through de novo branches and acquisitions while maintaining our consistent historical profitability.

     We plan to continue our aggressive pursuit of growth opportunities through opening de novo branches and making acquisitions. Historically, we have pursued sites for branch offices in areas where we have already developed loan volume. We will continue to look for branch opportunities in growth areas that will allow us to obtain deposits as well as loans. We have established a successful track record of opening de novo branches. Similarly, the seamless operational and cultural integration of Horizon and First Savings Bank gives us a track record of successful integration on which to build. In spite of our growth, we have been profitable in every quarter of operation since 1986, other than quarters affected by the one-time federal deposit insurance recapitalization charge in the third quarter of 1996 and non-recurring merger-related charges in the third and fourth quarters of 1999. We believe that the additional capital we receive from this offering will enable us to enhance our franchise value by positioning us to take advantage of the attractive expansion opportunities provided by our existing and targeted market areas. Our continued emphasis on technology has resulted in the implementation of systems, processes and procedures that will enable us to grow substantially without significant additional investment in infrastructure.

     We manage our cost of funding in a sophisticated manner while we seek to grow our core deposit base.

     While we continue to seek a lower cost of funds in the form of core deposits, we actively manage our "non-core" funding. The funds management expertise of our senior management enables us to manage our cost of funding with a degree of sophistication unusual for a community bank of our size. In managing cost of funds, we look first to gauge the direction of interest rates. If rates are decreasing, we seek to fund with liabilities that reprice in the near future. If rates are rising, we attempt to do the opposite. Once we have taken a view regarding interest rates, we attempt to achieve the desired funding target by using funding sources in the following order: customer transaction accounts; customer CDs; principal amortizations and interest payments on our loans and investments; institutional CDs (with or without "swaps"); Federal Home Loan Bank borrowings; and reverse repurchase agreements with approved securities dealers. In connection with our use of brokered CDs, we enter into interest rate swap agreements if we consider it appropriate in order to hedge our risk.

     We actively manage our investment portfolio to enhance earnings and maintain flexibility.

     While we continue to grow our loan portfolio, we use our investment securities portfolio to generate net interest income. In order to provide us with more flexibility in the management of our securities, in December 2000 we reclassified the held-to maturity portion of our securities portfolio so that now all of our investment securities must be classified available-for-sale for the foreseeable future. We have recently increased our level of collateralized mortgage obligations to enhance our investment earnings and potential for more cash liquidity.

     We have a strong credit culture, which has resulted in sound asset quality.

     Our experienced credit administration team has developed comprehensive policies and procedures for credit underwriting and funding that have enabled us to maintain sound credit quality in spite of our rapid growth. With the addition of an experienced credit administrator to our senior management team in 1999, we have streamlined our internal loan review and approval process. Combined with our significant lending experience, these procedures and controls enable us to provide responsive, customized service to our business customers. Our total assets have grown from $258.8 million at December 31, 1998, which was prior to the Horizon merger and the effect of pooling of interests accounting, to $727.9 million at June 30, 2001. Despite this growth, at June 30, 2001 our ratio of nonaccrual loans to total loans was 0.47% and our ratio of nonperforming assets to total loans and other real estate owned was 0.48%. We intend to adhere to the practices and policies that have contributed to our sound asset quality.

     We prudently manage our capital.

     Our goal is to operate at a capital level that supports our growth but does not unduly hamper our achievement of an attractive return on equity. In order to strike this balance, we deploy the capital management expertise of our management team to prudently manage our capital resources. In the past, we have initiated repurchases of our common stock when we believed that it was a prudent investment. During 2000, we issued trust preferred securities because we believed them to be the lowest cost, non-dilutive source of funds available to accommodate our growth. The $13 million in trust preferred securities issued by our subsidiary trusts was the maximum amount that we could count as Tier 1 regulatory capital. We believe that this common stock offering will not only provide us capital to support future growth and expansion, but will provide more liquidity for our shareholders and give us a more attractive currency to use for potential acquisitions.

LENDING ACTIVITIES

     Our primary strategic objective is to serve the small to medium-sized business market with a variety of unique and useful services, including a full array of commercial mortgage and nonmortgage loans. These loans include commercial real estate loans, construction to permanent loans, development and builder loans, accounts receivable financing, lines of credit, equipment and vehicle loans, leasing options, commercial overdraft protection and corporate credit cards. We strive to do business in the areas served by our branches, and all of our marketing and the vast majority of our loan customers are located within our existing market areas. The only significant exceptions to this local lending philosophy are loans made with an undertaking from the Small Business Administration that may from time to time come to us because of our reputation and expertise as an SBA lender. Prior to making a loan, we obtain detailed loan applications to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. The following is a discussion of each of our major types of lending.

  Commercial Real Estate Lending

     Permanent. Commercial real estate lending includes loans for permanent financing and construction. Commercial real estate lending typically involves higher loan principal amounts and the repayment of loans is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. As a general practice, we require our commercial real estate loans to be secured by well-managed income producing property with adequate margins and to be guaranteed by responsible parties. We look for opportunities where cash flow from the collateral provides adequate debt service coverage and the guarantor's net worth is centered on assets other than the project we finance. It has been our experience that borrowers whose assets consist entirely of real estate, especially development projects, are particularly sensitive to real estate market cycles. In the event of a slowdown in the real estate market, real estate projects may come under pressure at the same time and the liquidity of the borrower may be strained. At June 30, 2001, we had commercial real estate loans for permanent financing of $148.9 million.

     Our underwriting guidelines for commercial real estate loans reflect all relevant credit factors, including, among other things, the income generated from the underlying property to adequately service the debt, the availability of secondary sources of repayment and the overall creditworthiness of the borrower. In addition, we look to the value of the collateral, while maintaining the level of equity invested by the borrower.

     All valuations on property which will secure loans are performed by independent outside appraisers who are reviewed by our Executive Vice President of Risk Management and reported annually to our

Credit Committee. We retain a valid lien on real estate and obtain a title insurance policy that insures the property is free of encumbrances.

     Construction. We recognize that commercial, multifamily and other nonresidential mortgage loans can involve market risk due to the length of time it may take to bring a finished real estate product to market. As a result, we will only make these types of loans when pre-leasing or pre-sales and or other credit factors suggest that the borrower can carry the debt if the anticipated market and property cash flow projections change during the construction phase. In virtually all cases, when we make a residential construction loan to a builder, the residence is pre-sold. At June 30, 2001, we had $24.2 million in commercial construction loans.

     Income producing property loans are supported by evidence of the borrower's capacity to service the debt. All of our commercial construction loans are guaranteed by the principals or general partners. When interest reserves are established on conventional construction loans they are not funded with the proceeds of the loan.

     Construction loan borrowers are pre-qualified for the permanent loan by us or by another reputable lender unless documented and approved to the contrary. We obtain a copy of the contract with the general contractor who must be acceptable to us. All plans, specifications and surveys must include proposed improvements. We review feasibility studies and sensitivity and risk analysis showing sensitivity of the project to variables such as interest rates, vacancy rates, lease rates and operating expenses for income producing properties and copies of any previous environment site assessments if applicable.

  Commercial Business Lending

     These loans consist of lines of credit, revolving credit facilities, demand loans, term loans, equipment loans, SBA loans, stand-by letters of credit and unsecured loans. Commercial business loans are generally secured by accounts receivable, equipment and other collateral, such as readily marketable stocks and bonds with adequate margins, cash value in life insurance policies and savings and time deposits at the bank. At June 30, 2001, our commercial business loans totaled $125.4 million, including $45.7 million of corporate obligations which are unrated securities underwritten as loans.

     In general, commercial business loans involve more credit risk than residential mortgage loans and real estate-backed commercial loans and, therefore, usually yield a higher return to us. The increased risk for commercial business loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the operations of the business, and that those operations may not be successful. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. Because of this, we often utilize the SBA 7(a) program to reduce the inherent risk associated with commercial business lending.

     Another way that we reduce risk in the commercial loan portfolio is by taking accounts receivable as collateral. Our accounts receivable financing facilities, which provide a relatively high yield with considerable collateral control, are lines of credit under which a company can borrow up to the amount of a borrowing base which covers all of the company's receivables. From our customer's point of view, accounts receivable financing is an efficient way to finance expanding operations because borrowing capacity expands as sales increase. Customers can borrow from 75% to 90% of qualified receivables placed in our system, less accounts over 60 days past due. In most cases, the borrower's customers pay us directly. For borrowers with a good track record for earnings and quality receivables, we will consider pricing based on the prime rate for transactions in which we lend up to a percentage of qualified outstanding receivables based on reported agings of the receivables portfolio.

     We also actively pursue equipment lease financing opportunities for our customers other than cars, trucks and other on road rolling stock. We provide financing and use a third party to service the leases. Payback is derived from the cash flow of the borrower, so credit quality may not be any lower than it would be in the case of an unsecured loan for a similar amount and term.

  SBA Lending

     We have developed an expertise in the federally guaranteed SBA program. The SBA program is an economic development program which finances the expansion of small businesses. We are a Preferred Lender in the Richmond District and a Certified Lender in the Washington D.C. District of the SBA. As an SBA Preferred and Certified Lender, our preapproved status allows us to quickly respond to customers' needs. For the SBA's fiscal year ended September 30, 2000, we ranked as the leading originator of SBA loans approved by the SBA's Washington, D.C. and Richmond regional offices. Under the SBA program, we originate and fund SBA 7(a) loans which qualify for guarantees up to 85% of principal and accrued interest. We also originate 504 chapter loans in which we generally provide 50% of the financing in the form of a first lien. Prior to the second quarter of 2001, we sold the guaranteed portion of the loans into the secondary market. However, due to a combination of newly implemented prepayment penalties, which should lower the risk of prepayments, and the relatively high yields associated with these loans, we intend to hold these loans for the foreseeable future. At June 30, 2001, our total SBA loans were $76.1 million, which consisted of $36.7 million of 7(a) program loans and $39.4 million of 504 chapter loans.

     We provide SBA loans to potential borrowers who are proposing a business venture, often with existing cash flow and a reasonable chance of success. We do not treat the SBA guarantee as a substitute for a borrower meeting our credit standards, and except for minimum capital levels or maximum loan terms, the borrower must meet our other credit standards as applicable to loans outside the SBA process.

  Residential Mortgage Lending

     Permanent. Residential mortgage loans are secured by single-family homes. We make fixed and adjustable rate first mortgage loans on residential properties with terms up to 30 years. We offer second mortgages in conjunction with our own first mortgages or those of other lenders. In the case of conventional loans, we typically lend up to 80% of the appraised value of single-family residences and require private mortgage insurance for loans exceeding this amount. At June 30, 2001, we had $48.2 million of residential mortgage loans.

     We retain a valid lien on real estate and obtain a title insurance policy that insures that the property is free of encumbrances. We also require hazard insurance and flood insurance for all loans secured by real property if the property is in a flood plain as designated by the Department of Housing and Urban Development. We also require most borrowers to advance funds on a monthly basis from which we make disbursements for items such as real estate taxes, private mortgage insurance and hazard insurance.

     Construction. We typically make one to four family residential construction loans to individuals building their personal residence contracted through a licensed general contractor, or where the borrower has requested to act as contractor. Construction loans generally have interest rates of prime plus one to two percent and fees of one to three points, loan-to-value ratios of 80% or less based on current appraisals and terms of generally nine months or less. At June 30, 2001, we had $7.0 million of residential construction loans.

     Individual construction loan borrowers are pre-qualified for the permanent loan by us or by another reputable lender unless documented and approved to the contrary. We obtain a copy of the contract with the general contractor who must be acceptable to us. All plans, specifications and surveys must include proposed improvements. Borrowers must evidence the capacity to service the debt until settlement or in the event the contract is voided.

  Consumer Lending

     We offer various types of secured and unsecured consumer loans. We make consumer loans primarily for personal, family or household purposes as a convenience to our customer base since these loans are not the focus of our lending activities. As a general guideline, a consumer's total debt service should not exceed 40% of his gross income or 45% of net income. For purposes of this calculation, debt includes house payment or rent, fixed installment payments, the estimated payment for the loan being requested and the minimum required payment on any revolving debt. At June 30, 2001, we had $7.3 million of consumer loans.

  Credit Approval and Collection Policies

     Because future loan losses are so closely intertwined with our associated underwriting policy, we have instituted what management believes is a stringent loan underwriting policy. Our underwriting guidelines are tailored for particular credit types, including lines of credit, revolving credit facilities, demand loans, term loans, equipment loans, real estate loans, SBA loans, stand-by letters of credit and unsecured loans. We will make extensions of credit based on, among other factors, the potential borrower's creditworthiness, likelihood of repayment and proximity to market areas served.

     We have a standing Credit Committee comprised of certain of our officers, each of whom has a defined lending authority as an individual and in combination with other officers. These individual lending authorities are determined by our Chief Executive Officer and directors based on the individual's technical ability and experience, and must be approved by our board of directors and the Credit Committee. Our Credit Committee is comprised of four levels of members: junior, regular, senior and executive, based on experience. Our executive members are Ms. Derrico and Messrs. Porter and Stevens. Under our loan approval process, the sponsoring loan officer's approval is required on all credit submissions. This approval must be included in or added to the individual and joining authorities outlined below. The sponsoring loan officer is primarily responsible for the customer's relationship with us, including, among other things, obtaining and maintaining adequate credit file information. We require each loan officer to maintain loan files in an order and detail that would enable a disinterested third party to review the file and determine the current status and quality of the credit.

     In addition to approval of the sponsoring loan officer, we require approvals from one or more members of the Credit Committee on all loans. The approvals required differ based on the size of the borrowing relationship. At least one senior or one executive member must approve all loans in the amount of $100,000 or more. All three of the executive members of the Committee must approve all loans of at least $1 million or more. Regardless of the number of approvals needed, we encourage each member not to rely on another member's approval as a basis for approval and to treat his approval as if it were the only approval necessary to approve the loan. Our legal lending limit to one borrower is limited to 15% of our unimpaired capital and surplus. As of June 30, 2001, our lending limit was approximately $8.5 million, although we had no loans to one borrower that approached our legal lending limit at that date.

     The following collection actions are the minimal procedures which management believes are necessary to properly monitor past due loans and leases. When a borrower fails to make a payment, we contact the borrower in person, in writing and on the telephone. At a minimum, all borrowers are notified by mail when payments of principal and/or interest are five days past due and when payments are 10 days past due. In addition, consumer loan borrowers are assessed a late charge when payments are 10 days past due. Real estate and commercial loan borrowers are assessed a late charge when payments are 15 days past due. Customers are contacted by a loan officer before the loan becomes 60 days delinquent. After 90 days, if the loan has not been brought current or an acceptable arrangement is not worked out with the borrower, we will institute measures to remedy the default, including commencing foreclosure action with respect to mortgage loans and repossessions of collateral in the case of consumer expense.

     If foreclosure is effected, the property is sold at a public auction in which we may participate as a bidder. If we are the successful bidder, the acquired real estate property is then included in its real estate owned account until it is sold. Such assets are carried at the lower of cost or fair value net of estimated selling costs. To the extent there is a decline in value, that amount is charged to operating expense.

SPECIAL PRODUCTS AND SERVICES

     To complement our array of loans, we also provide the following special products and services to our commercial customers:

     - Cash flow management tools. We seek to develop products which enable our customers to streamline the receivables collection process, increase productivity of their bookkeeping and accounting departments and make their receivables a financeable asset. Our premier commercial business product, WebLockBox, is an enhanced lock box service which uses imaging, weblinks and real time processing. When integrated with our Accounts Receivable Tracking System, or ARTS, it allows a business to actively manage its cash flow needs by uploading its receivables data to us via the web. ARTS then can automatically match checks retrieved from the lock box to invoices already in ARTS to allocate funds to selected accounts if a match cannot be made. ARTS also includes a module for invoicing customers. We also can provide qualifying customers which use both WebLockBox and ARTS with a receivable financing facility. The receivable financing facilities are lines of credit under which a company can borrow up to the amount of a pre-agreed borrowing base which covers the company's receivables. We also provide Web Cash Manager, a convenient funds transfer initiation system that allows commercial customers to originate ACH transactions such as direct deposit of payroll, consumer debits and credits, vendor payments and tax payments.

     - Leasing. We provide our commercial customers with an equipment leasing program that enables customers to conserve working capital for growth and expansion, take advantage of leasing-related tax benefits and reduce risk of obsolescence.

     - Merchant Services. We offer business customers merchant credit card processing services with competitive rates and convenient services designed for small to medium-sized businesses.

COMPETITION

     The banking business is highly competitive, and our profitability depends principally on our ability to compete in the market areas in which our banking operations are located. We experience substantial competition in attracting and retaining savings deposits and in lending funds. The primary factors we encounter in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial bank and thrift institutions, money market mutual funds and corporate and government securities which may offer more attractive rates than insured depository institutions are willing to pay. The primary factors we encounter in competing for loans include, among others, interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies. We have been able to compete effectively with other financial institutions by emphasizing customer service and technology; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of our customers.

EMPLOYEES

     At June 30, 2001, we had 170 full-time equivalent employees, six of whom were executive officers. Management considers its relations with its employees to be good. Neither we nor the bank are a party to any collective bargaining agreement.

FACILITIES

     We conduct business from our main office in Warrenton, Virginia and at 19 branch offices. Our headquarters are located at 37 E. Main Street, Warrenton, Virginia in an office building we lease. All of our leases are for terms of five years or more and the expiration dates range from June 2002 to January 2014, not including any optional renewal periods which may be available.

     The following table sets forth the date opened or acquired, ownership status and the total deposits, not including institutional deposits, for each of our banking locations:

                                           DATE OPENED                              DEPOSITS AT
                LOCATION                   OR ACQUIRED      OWNED OR LEASED        JUNE 30, 2001
                --------                  --------------    ---------------    ----------------------
                                                                               (DOLLARS IN THOUSANDS)
HOME OFFICE:
  37 E. Main Street.....................  February 1989       Leased                  $30,623
  Warrenton, VA
BRANCH OFFICES:
  362 Elden Street......................    April 1986        Leased                   23,381
  Herndon, VA
  101 W. Washington Street..............  November 1987       Leased                   16,114
  Middleburg, VA
  33 W. Piccadilly Street...............  November 1990       Owned                    15,194
  Winchester, VA
  526 E. Market Street..................    March 1992        Leased                   25,550
  Leesburg, VA
  4021 University Drive.................  September 1993      Owned                    14,986
  Fairfax, VA
  322 Lee Highway.......................   August 1994        Leased                   28,166
  Warrenton, VA
  2545 Old Centreville Road.............    April 1995        Leased                    8,367
  Herndon, VA
  13542 Minnieville Road................    April 1995        Leased                   12,063
  Woodbridge, VA
  1095 Millwood Pike....................    July 1996         Owned                     6,163
  Winchester, VA
  46910 Community Plaza.................    April 1998        Leased                    3,650
  Sterling, VA
  2062 Plank Road.......................   January 1999       Leased                    2,850
  Fredericksburg, VA
  10175 Hastings Drive..................    March 1999        Leased                    4,767
  Manassas, VA
  8414 Lee Highway(1)...................   October 1999       Owned                    57,388
  Merrifield, VA
  527 Maple Avenue(1)...................   October 1999       Leased                   16,447
  Vienna, VA
  9720 Lee Highway(1)...................   October 1999       Leased                   32,203
  Fairfax, VA
  7857 Heritage Drive(1)................   October 1999       Leased                    7,016
  Annandale, VA
  10693 Courthouse Road(2)..............  September 2000      Leased                   24,517
  Fredericksburg, VA
  6354 Walker Lane(2)...................  September 2000      Leased                   23,280
  Alexandria, VA
  1055 Thomas Jefferson St., NW.........  August 1, 2001      Leased                       --
  Washington, DC

---------------

(1) Acquired from The Horizon Bank of Virginia.

(2) Acquired from First Savings Bank of Virginia.

LEGAL PROCEEDINGS

     On August 29, 2000, a Fauquier County jury returned an unfavorable verdict against the bank in a lender liability suit filed by a former customer of the bank. On October 31, 2000, a Fauquier County Circuit Court judge set aside the jury verdict and ordered that the case be retried. A new trial is scheduled for November 27, 2001.

     We and the bank from time to time are involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to our business, neither we nor the bank are a party to, nor is any of our property the subject of, any material pending legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect upon our consolidated financial condition, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and positions of each of our senior executive officers and our directors:

                   NAME                      AGE                    POSITIONS
                   ----                      ---                    ---------
John C. Belotti............................  64    Director
Fred L. Bollerer...........................  58    Director
Neil J. Call...............................  68    Director
David de Give..............................  58    Senior Vice President/Treasurer; Director
Georgia S. Derrico.........................  56    Chairman of the Board and Chief Executive
                                                   Officer; Director
Patricia A. Ferrick........................  38    Senior Vice President and Chief Financial
                                                   Officer
Alfonso G. Finocchiaro.....................  69    Director
Barbara J. Fried...........................  66    Director
Virginia Jenkins...........................  53    Director
R. Roderick Porter.........................  55    President and Chief Operating Officer;
                                                   Director
Michael P. Rucker..........................  61    Director
Richard E. Smith...........................  75    Director
Richard P. Steele..........................  54    Senior Vice President
William H. Stevens.........................  56    Executive Vice President/Risk Management
Robert P. Warhurst.........................  62    Director

     John C. Belotti. Mr. Belotti is President and CEO of Bee & H Electric Company in Fairfax, Virginia. He served as a founding director of Horizon from 1989 to 1999 and Vice Chairman of the Board of Horizon from 1998 to 1999 prior to our acquisition of Horizon.

     Fred L. Bollerer. Mr. Bollerer has served as Senior Advisor to the Morino Group since 2000. He previously served as President and Chief Executive Officer of the Potomac Knowledge Way Project, a non-profit leadership organization in Herndon, Virginia from 1998 to 2000. From 1993 to 1997, he was President and Chief Executive Officer of Riggs Bank, N.A. and prior to that he was Chairman of the Board and Chief Executive Officer of First American Bank of Virginia.

     Neil J. Call. Mr. Call has been Executive Vice President of MacKenzie Partners, Inc., a New York financial consulting company, since 1990. From 1986 to 1990, Mr. Call served as Executive Vice President of D.F. King & Co., Inc. and prior to that he served as Executive Vice President, Finance of Gulf and Western Industries.

     David de Give. Mr. de Give joined us in 1992 and currently serves as our Senior Vice President/Treasurer. For the last nine years he has been responsible for obtaining wholesale funding for us on a daily basis and for the managing our investment portfolio. Prior to that he served as President of Newmarket Capital Corp., a mortgage company. Prior to that he worked for 15 years at Chemical Bank, where he was Vice President and Head of the Funding Department. For the last five years of his tenure at Chemical, Mr. de Give reported to Mr. Porter and was responsible for raising wholesale funds on a daily basis and for managing the Chemical's United States balance sheet risk.

     Georgia S. Derrico. Ms. Derrico has been our Chairman of the Board and Chief Executive Officer since 1986. Prior to this she served as Senior Vice President, Chief Administrative and Credit Officer of the Multinational Division of Chemical Bank. She also served at Chemical as the Vice President and District Head of the Mid-Atlantic region of the United States for the Corporate Banking Division. Ms. Derrico is a director of Oneida, Ltd., a New York Stock Exchange company. Ms. Derrico is the wife of Mr. R. Roderick Porter.

     Patricia A. Ferrick. Ms. Ferrick joined us in March 2000 as Senior Vice President/Chief Financial Officer. Ms. Ferrick most recently served as Managing Director, Controller of National Cooperative Bank, which had $1.0 billion in assets. At National Cooperative she managed a department of 13 and oversaw all corporate and loan accounting as well as budgeting and financial reporting. Prior to that, she was Vice President/Controller for First Commonwealth Savings Bank and its subsidiary, James Madison Mortgage. Before that she served as Vice President, Controller for NVR Savings Bank. From 1985 to 1989 she was an auditor at KPMG LLP where she audited financial institutions.

     Alfonso G. Finocchiaro. Mr. Finocchiaro served as Executive Vice President, Regional General Manager and CEO (Americas) of Banco Portugues do Atlantico from 1978 to 1997. Prior to that, from 1977 to 1978 he was President and Chief Executive Officer of Connecticut Bank International and from 1966 to 1977 he served as Vice President of Chemical Bank.

     Barbara J. Fried. Ms. Fried has been Chairman of the Fried Companies, Inc., a real estate development and management company based in Springfield, Virginia, since 1995. Ms. Fried also served as the Chairman of the Board of First Savings Bank of Virginia prior to our acquisition of First Savings.

     Virginia Jenkins. Ms. Jenkins has been the owner of V. Jenkins Interiors and Antiques for more than the past five years.

     R. Roderick Porter. Mr. Porter has been our President and Chief Operating Officer since April 1998. From 1994 to 1998 he was President of FX Concepts, Ltd., an international money management firm, Prior to that, he served as Managing Director of West Capital, Inc., a real estate advising firm; Chairman of Newmarket Capital Corp., a mortgage company and a Principal of Morgan Stanley. Mr. Porter spent 15 years at Chemical, where he was a Senior Vice President. In Chemical's treasury, Mr. Porter was responsible for asset/liability management, the U.S. government and municipal security portfolio, all U.S. dollar denominated funding for the bank and holding company, money market trading and discount brokerage. Prior experience at Chemical included tours as Vice President and General Manager for northern Europe based in London and for Chemical Japan based in Tokyo. Mr. Porter is the husband of Ms. Georgia S. Derrico.

     Michael P. Rucker. Mr. Rucker is an executive with Caterpillar, Inc., a manufacturing company headquartered in Peoria, Illinois and serves as Chairman of the Board of George H. Rucker Realty Corp., a real estate development company.

     Richard E. Smith. Mr. Smith, a retired Colonel, U.S. Marine Corps is CEO and Chairman of MANNA Financial Services, a broker-dealer/investment advisory company that he founded in 1961. He is also the owner of Reed Insurance Agency. He served as a founding director and Chairman of the Board for Horizon Bank of Virginia. From 1989 to 1999, he served as a director of Guaranty Bank & Trust Co. and Riggs National Bank of Virginia.

     Richard P. Steele. Mr. Steele joined us in June 1999 as Senior Vice President. From 1993 to 1999, Mr. Steele was Senior Vice President of FX Concepts Inc., an international money management firm based in New York City. From 1989 to 1993, Mr. Steele was Director of Finance, Eli Lilly and Company, Geneva, Switzerland where he was responsible for all financial activities in Greece, the Near and Middle East, Northern Africa and Pakistan. Prior to that he held various financial assignments with Eli Lilly and Company, including the design and implementation of the company's currency and interest rate risk management program in the early 1980's.

     William H. Stevens. Mr. Stevens joined us in September 1999 as Executive Vice President/Risk Management. From 1991 to 1999, Mr. Stevens served as a Senior Analyst in the Office of the Inspector General of the Federal Deposit Insurance Corporation. From 1990 to 1991, he was an Executive Vice President at Riggs Bank, N.A. where he managed the bank's commercial real estate and single family lending activities. He served for three years as President and COO of Anchor Mortgage Services, a mortgage banking firm. Mr. Stevens is a Certified Internal Auditor.

     Robert P. Warhurst. Mr. Warhurst is President and a co-owner of Merrifield Garden Center in Merrifield and Fairfax, Virginia. He served as a founding director of Horizon from 1989 to 1999.

CLASSES OF OUR BOARD OF DIRECTORS

     Our directors are divided into three classes that serve staggered three year terms, as follows:

        CLASS I                 CLASS II                  CLASS III
(TERM EXPIRING IN 2002)  (TERM EXPIRING IN 2003)   (TERM EXPIRING IN 2004)
-----------------------  -----------------------   -----------------------
Alfonso G. Finocchiaro     John C. Belotti           Fred L. Bollerer
   Virginia Jenkins          Neil J. Call           Georgia S. Derrico
  Michael P. Rucker         David de Give            Barbara J. Fried
  Robert P. Warhurst      R. Roderick Porter         Richard E. Smith

     Any newly elected directors or additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

COMMITTEES OF THE BOARD

     Our board of directors presently has three committees, consisting of the Audit Committee, the Compensation Committee and the Asset/Liability Management Committee.

     Audit Committee. The Audit Committee assists the board in fulfilling its fiduciary responsibilities relating to our corporate accounting and reporting practices. The Audit Committee adopted a new charter in 2000 in order to facilitate the implementation of the recommendations of the Blue Ribbon Committee which was created in October 1998 by the New York Stock Exchange and the National Association of Securities Dealers to improve board oversight of the financial reporting process of public companies. In addition, the Audit Committee function includes loan review. The Audit Committee consists of Messrs. Call (chairman), Bollerer, Finocchiaro, Rucker and Ms. Jenkins, each of whom is an "independent director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards.

     Compensation Committee. The Compensation Committee reviews the performance, and establishes the compensation, of our executive officers. Our executive compensation programs are designed to retain and reward executives based upon their individual performance and ability to lead us to achieving our performance goals. The Compensation Committee consists of Messrs. Finocchiaro (chairman), Call and Warhurst and Ms. Jenkins.

     Asset/Liability Management Committee. The Asset/Liability Management Committee administers and formulates our asset/liability management policies. The Asset/Liability Management Committee, which consists of Ms. Derrico, Ms. Fried and Messrs. Porter (chairman), Belotti, de Give and Smith, reports periodically to the board on our interest sensitivity, including an analysis of the duration of our assets, liabilities and contingent liabilities as well as the mortgage pipeline and a calculation of the duration of our equity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee is comprised of Messrs. Finocchiaro (chairman), Call and Warhurst and Ms. Jenkins. No member of the Compensation Committee is or has ever been our employee or an employee of the bank. Furthermore, none of our executive officers has served on the board of directors of any company of which a Compensation Committee member is an employee.

COMPENSATION OF DIRECTORS

     Each member of our board of directors who is not an employee of ours or the bank is paid $500 for attendance at each board meeting and $150 for attendance at each meeting of a committee of the board of which he or she is a member. The same board fees are paid for meetings attended by teleconferencing. In addition, each non-employee director is paid an annual fee of $4,000. Members of the board who are officers are not paid separately for their service on the board or its committees.

     In addition to board fees, in April of 2001 our shareholders approved our Amended and Restated 1993 Stock Option and Incentive Plan. As amended and restated, the plan provides for an automatic grant of options annually to each of our non-employee directors. Pursuant to the plan, each non-employee director will receive options to acquire 1,000 shares of our common stock annually at an exercise price equal to fair market value on the grant date. The Compensation Committee has the discretion to reduce the number of shares automatically granted. Unless otherwise provided, each option will vest one full year from the date of grant. Ten directors received a grant of 500 options in July 2001. Our stock option plan remains in effect through September 2003, unless terminated earlier by the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of our directors and officers and directors and officers of the bank are at present, as in the past, our customers and customers of the bank, and we have had, and expect to have in the future, banking transactions in the ordinary course of business with our directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $1.1 million at June 30, 2001.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION

     The following table presents information relating to total compensation of our Chief Executive Officer and our three other most highly compensated executive officers (determined as of the end of the last fiscal year) for the years ended December 31, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                   ANNUAL COMPENSATION       ----------------------------
                                                --------------------------   SECURITIES
                                                            OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS(#)   COMPENSATION(2)
---------------------------   ----   --------   --------   ---------------   ----------   ---------------
Georgia S. Derrico..........  2000   $225,000   $240,000         --            12,500         $5,000
  Chairman of the Board and   1999    195,000    240,000         --            10,000          4,800
  Chief Executive Officer     1998    193,226    200,000         --            10,000          4,800
R. Roderick Porter(3).......  2000   $195,000   $140,000         --            12,500         $5,000
  President and Chief         1999    175,000     72,000         --            15,000          4,800
  Operating Officer           1998    100,000         --         --            10,000          2,505
William H. Stevens(4).......  2000   $147,000   $  5,000         --                --             --
  Executive Vice President    1999         --         --         --                --             --
                              1998         --         --         --                --             --
Richard P. Steele(4)........  2000   $115,000   $ 30,000         --             1,000             --
  Senior Vice President       1999         --         --         --                --             --
                              1998         --         --         --                --             --

-------------------------
(1) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for the years indicated.

(2) Consists of matching contributions made by us to our 401(k) Plan for the benefit of each respective executive officer.

(3) Mr. Porter joined us in April 1998.

(4) Mr. Steele joined us in June 1999 and Mr. Stevens joined us in September
    1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning option grants to each of the named executive officers for the year ended December 31, 2000:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000

                                          INDIVIDUAL GRANTS(1)
                        --------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF    PERCENT OF TOTAL                                 ASSUMED ANNUAL RATES OF
                        SECURITIES       OPTIONS                                      STOCK PRICE APPRECIATION
                        UNDERLYING      GRANTED TO      EXERCISE OR                      FOR OPTION TERM(3)
                         OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION   ------------------------------
         NAME            GRANTED      FISCAL YEAR(2)     ($/SHARE)       DATE           5%               10%
         ----           ----------   ----------------   -----------   ----------   ------------      ------------
Georgia S. Derrico....    12,500           25.4%          $16.438      02/03/10      $334,750          $533,000
R. Roderick Porter....    12,500           25.4            16.438      02/03/10       334,750           533,000
Richard P. Steele.....     1,000            2.0            16.438      02/03/10        26,780            42,640

-------------------------
(1) All stock option grants reported in this table were awarded at the fair market value of the shares of our common stock at the date of award and are exercisable after February 3, 2001.

(2) Options to purchase 49,250 shares of common stock were granted to our employees during the year ended December 31, 2000.

(3) These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of the grant. Actual gains, if any, on stock option exercises and common stock holdings are dependent on future performance of our common stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning each stock option exercise during the fiscal year ended December 31, 2000 by each of the named executive officers and the year end value of unexercised options:

          AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 2000
                       AND FISCAL YEAR END OPTION VALUES

                                                  NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                          SHARES                       UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                         ACQUIRED                        DECEMBER 31, 2000              DECEMBER 31, 2000(2)
                            ON         VALUE      --------------------------------   ---------------------------
         NAME            EXERCISE   REALIZED(1)   EXERCISABLE       UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
         ----            --------   -----------   ------------      --------------   -----------   -------------
Georgia S. Derrico.....   4,840       $36,252        93,336             12,500        $101,104       (3)
R. Roderick Porter.....      --            --        25,000             12,500             (3)       (3)
William H. Stevens.....      --            --         7,000                 --             (3)           --
Richard P. Steele......      --            --         3,000              1,000             (3)       (3)

-------------------------
(1) The "value realized" represents the difference between the exercise price of the option and the market price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2) The value of the unexercised options is calculated based on the closing price of common stock as reported on the Nasdaq National Market on December 31, 2000 of $12.75.

(3) None of the indicated options held by the named executive officers were in-the-money as of December 31, 2000.

STOCK OPTION PLAN

     On August 18, 1993, the board of directors of the bank approved the 1993 Stock Option and Incentive Plan, which was approved by the bank's shareholders on September 29, 1993. The stock option plan was subsequently assumed by us after our formation as a holding company for the bank. The stock option plan was amended and restated by the board in March 2001 to increase the number of shares available for issuance by 70,000 and provide for stock option grants to non-employee directors. Our shareholders approved the amended and restated stock option plan at our 2001 annual meeting of shareholders.

     The stock option plan is intended to provide a means for our selected key employees and directors to increase their personal financial interest in us, thereby stimulating the efforts of these employees and directors and strengthening their desire to remain employed with us.

     As amended, the stock option plan authorizes the issuance of up to 481,000 shares of our common stock pursuant to the grant of incentive and nonqualified options to employees and nonqualified options to directors. In addition to options granted at the discretion of our Compensation Committee, each non-employee director will be granted options to acquire 1,000 shares of our common stock annually. However, the Compensation Committee, in its discretion, may reduce the number of shares automatically granted. Unless otherwise provided in the stock option agreement, each automatic grant will vest in full one year from the grant date. As of June 30, 2001, we had ten non-employee directors eligible to receive automatic grants.

     As of June 30, 2001, options to purchase an aggregate of 374,250 shares of our common stock were outstanding and 106,250 shares were available for issuance under the plan.

BENEFIT PLAN

     We have established an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code covering substantially all employees. Under the 401(k) plan, participating employees may contribute a portion of their pretax earnings and allocate the contributions among one or more investment options, including an investment in our common stock. We match 50% of each employee's contributions on a discretionary basis depending on our profit, up to 3% of the employee's annual compensation. Our expense for matching contributions was $97 thousand, $70 thousand and $60 thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

EMPLOYMENT AGREEMENT

     Ms. Derrico entered into an employment agreement with us in January 2000. The agreement has an initial term of five years and can be extended for an additional year up to three times. The first extension was on December 31, 2000 and the remaining two are expected to occur on December 31, 2001 and 2002, unless the employment agreement is terminated earlier. Ms. Derrico's employment agreement provides that she will serve as our Chairman of the Board and Chief Executive Officer at an annual base salary of $195 thousand. Any base salary increases or bonuses will be given to Ms. Derrico at the discretion of the board. Under her employment agreement, Ms. Derrico will be entitled to participate in our employee benefit plans, including our stock option plans, on the same basis as other employees of senior executive status.

     If we terminate Ms. Derrico's employment without cause, or if Ms. Derrico resigns for "good reason" during the contract term, she will be entitled to salary, bonus and benefits for the remainder of the contract term and an amount equal to three times the highest bonus paid to her during the three calendar years that precede the date that her employment terminates. Under the employment agreement, "good reason" entitling Ms. Derrico to resign includes:

     - a change or reduction in Ms. Derrico's duties or authority;

     - a reduction in base salary, as the same may have been increased from time to time;

     - our failure to provide Ms. Derrico with substantially the same fringe benefits that have been previously provided;

     - a successor corporation's failure to assume our obligations under the employment agreement;

     - a failure to nominate Ms. Derrico for re-election to the board or, if Ms. Derrico is a director, the failure of the board to elect her as chairman; or

     - material breach of the employment agreement by us.

     At any time after December 31, 2002, Ms. Derrico may resign as Chief Executive Officer and continue to receive her base salary as in effect on the date of resignation for 60 months, provided she agrees to continue to serve as Chairman of the Board or a director, as the case may be, and does not engage in any competitive business.

     Under the employment agreement, Ms. Derrico would not be entitled to any further compensation or benefits if we terminate the agreement for "cause." Cause includes Ms. Derrico's conviction of, or a guilty or nolo contendere plea to, a felony, fraud or crime involving moral turpitude or Ms. Derrico's willful failure to substantially perform her duties and this failure results in material damage to us.

     Upon a merger, consolidation or other change in control, any successor entity is required to assume and agree to perform the employment agreement. If a successor entity fails to agree to perform the agreement, Ms. Derrico is entitled to the benefits described above that she would be paid if she resigned with "good cause."

                           BENEFICIAL STOCK OWNERSHIP
                    BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

     The following table sets forth as of July 31, 2001 certain information regarding those persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who we know were the beneficial owners of 5% or more of the outstanding shares of our common stock:

                                                                                     PERCENT OF SHARES
                                                                                    BENEFICIALLY OWNED
                                                                                 -------------------------
                NAME AND ADDRESS OF                     AMOUNT AND NATURE OF       BEFORE         AFTER
                 BENEFICIAL OWNERS                    BENEFICIAL OWNERSHIP(1)    OFFERING(2)   OFFERING(3)
                -------------------                   ------------------------   -----------   -----------
Georgia S. Derrico(4)(5)............................          297,392               9.37%
  37 E. Main Street
  Warrenton, Virginia 20186
R. Roderick Porter(4)(6)............................          297,392               9.37
  37 E. Main Street
  Warrenton, Virginia 20186
Mark Fried(7)(8)....................................          155,661               5.14
  Barbara J. Fried
  6651 Loisdale Ct. Suite 900
  Springfield, Virginia 22150
Financial Institution Partners II, L.P.(9)..........          255,350               8.43
  Hovde Capital, L.L.C
  Eric D. Hovde
  Steven D. Hovde
  1824 Jefferson Place, N.W
  Washington, D.C 20036

-------------------------
(1) Except as otherwise indicated, includes shares held directly, as well as shares held in retirement accounts or by certain family members or corporations over which the named individuals may be deemed to have voting or investment power.

(2) The percentage beneficially owned was calculated based on 3,028,542 shares of common stock issued and outstanding and assumes (i) the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days and (ii) the conversion by the shareholder or group named in each row of all shares of

    Series A 6% cumulative preferred stock which are convertible into common stock at the rate of 1.6133 shares of common stock for each share of preferred stock.

(3) The percentage beneficially owned was calculated based on shares of common stock issued and outstanding and assumes the
    issuance of                shares of our common stock in connection with
    this offering. The percentage also assumes (i) the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days and (ii) the conversion by the shareholder or group named in each row of all shares of Series A 6% cumulative preferred stock which are convertible into common stock at the rate of 1.6133 shares of common stock for each share of preferred stock.

(4) Georgia S. Derrico and R. Roderick Porter are married to each other and the number and percentage of beneficial ownership of each represents their combined ownership.

(5) Includes (i) 21,943 shares owned individually by Ms. Derrico over which she has sole voting and investment power, (ii) 11,570 shares owned individually by Mr. Porter, (iii) 4,047 shares of common stock that may be acquired upon the conversion of 2,509 shares of our Series A 6% convertible preferred stock owned individually by Mr. Porter, (iv) 114,186 shares held jointly with Mr. Porter, (v) 3,310 shares owned by Marblehead Farm, Inc., which is jointly owned by Ms. Derrico and Mr. Porter (vi) 104,836 shares that Ms. Derrico may acquire pursuant to the exercise of fully vested stock options and (vii) 37,500 shares that Mr. Porter may acquire pursuant to the exercise of fully vested stock options. Ms. Derrico disclaims beneficial ownership of the 53,117 shares beneficially owned solely by Mr. Porter.

(6) Includes (i) 11,570 shares owned individually by Mr. Porter over which he has sole voting and investment power, (ii) 4,047 shares of common stock that may be acquired upon the conversion of 2,509 shares of our Series A 6% convertible preferred stock owned individually by Mr. Porter over which he has sole voting and investment power, (iii) 21,943 shares owned individually by Ms. Derrico, (iv) 114,186 shares held jointly with Ms. Derrico, (v) 3,310 shares owned by Marblehead Farm, Inc., which is jointly owned by Ms. Derrico and Mr. Porter (vi) 37,500 shares that Mr. Porter may acquire pursuant to the exercise of fully vested stock options and (vii) 104,836 shares that Ms. Derrico may acquire pursuant to the exercise of fully vested stock options. Mr. Porter disclaims beneficial ownership of the 126,779 shares beneficially owned solely by Ms. Derrico.

(7) Mark Fried and Barbara Fried are married to each other.

(8) Includes 25,657 shares owned individually by Ms. Fried over which she has sole voting and investment power and 130,004 shares owned individually by Mr. Fried over which he has sole voting and investment power.

(9) The information regarding beneficial ownership is included in reliance on a
    Schedule 13D filed with the Securities and Exchange Commission on May 26, 2000 by Financial Institution Partners II, L.P., Hovde Capital, L.L.C., Eric
    D. Hovde and Steven H. Hovde. According to the Schedule 13D, Hovde Capital, L.L.C., as General Partner of Financial Institution Partners II, L.P., and Eric D. Hovde and Steven D. Hovde, as managing members of Hovde Capital, L.L.C., may be deemed to have shared voting and investment power over all such shares.

MANAGEMENT

     The following table sets forth as of July 31, 2001 the beneficial ownership of our common stock by all (1) directors, (2) executive officers and (3) directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and investment power with respect to all shares beneficially owned by such person and the address of each shareholder is the same as our address.

                                                                                PERCENT OF SHARES
                                                                                BENEFICIALLY OWNED
                                                                            --------------------------
                                                    AMOUNT AND NATURE OF      BEFORE          AFTER
             NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP    OFFERING(1)    OFFERING(2)
             ------------------------               --------------------    -----------    -----------
John C. Belotti...................................         23,200                  *
Fred L. Bollerer..................................          3,000                  *
Neil J. Call......................................         46,005(3)            1.52%
David de Give.....................................         88,416(4)            2.87
Georgia S. Derrico................................        297,392(5)(6)         9.37
Patricia A. Ferrick...............................          6,500(7)               *
Barbara J. Fried..................................        155,661(8)            5.14
Alfonso G. Finocchiaro............................         11,304(9)               *
Virginia Jenkins..................................          1,906                  *
R. Roderick Porter................................        297,392(5)(10)        9.37
Michael P. Rucker.................................         23,640(11)              *
Richard E. Smith..................................         30,732(12)           1.01
Richard P. Steele.................................          8,439(13)              *
William H. Stevens................................          7,500(14)              *
Robert P. Warhurst................................         15,606                  *
Directors and officers as a group (15 persons)....        719,301              22.15

-------------------------
  *  Indicates ownership of less than 1.0%.

 (1) The percentage beneficially owned was calculated based on 3,028,542 shares of common stock issued and outstanding and assumes (i) the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days and (ii) the conversion by the shareholder or group named in each row of all shares of Series A 6% cumulative preferred stock which are convertible into common stock at the rate of 1.6133 shares of common stock for each share of preferred stock.

 (2) The percentage beneficially owned was calculated based on 3,028,542 shares of common stock issued and outstanding and assumes the issuance of shares of our common stock in connection with this offering. The percentage also assumes (i) the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days and (ii) the conversion by the shareholder or group named in each row of all shares of Series A 6% cumulative preferred stock which are convertible into common stock at the rate of 1.6133 shares of common stock for each share of preferred stock.

 (3) Includes 7,024 shares of common stock that may be acquired upon the conversion of 4,354 shares of our Series A 6% convertible preferred stock.

 (4) Includes 2,469 shares owned by Mr. de Give's spouse over which she has sole voting and investment power and 49,403 shares that may be acquired pursuant to the exercise of fully vested stock options.

 (5) Georgia S. Derrico and R. Roderick Porter are married to each other and the number and percentage of beneficial ownership of each represents their combined ownership.

 (6) Includes (i) 21,943 shares owned individually by Ms. Derrico over which she has sole voting and investment power, (ii) 11,570 shares owned individually by Mr. Porter, (iii) 4,047 shares of common stock that may be acquired upon the conversion of 2,509 shares of our Series A 6% convertible preferred stock owned individually by Mr. Porter,
     (iv) 114,186 shares held jointly with Mr. Porter, (v) 3,310 shares owned by Marblehead Farm, Inc., which is jointly owned by Ms. Derrico and Mr. Porter
     (vi) 104,836 shares that Ms. Derrico may acquire pursuant to the exercise of fully vested stock options and (vii) 37,500 shares that Mr. Porter may acquire pursuant to the exercise of fully vested stock options. Ms. Derrico disclaims beneficial ownership of the 53,117 shares beneficially owned solely by Mr. Porter.

 (7) Includes 4,000 shares that may be acquired pursuant to the exercise of fully vested stock options.

 (8) Includes 130,004 shares owned individually by Ms. Fried's spouse over which he has sole voting and investment power.

 (9) Includes 304 shares held as custodian for his granddaughter.

(10) Includes (i) 11,570 shares owned individually by Mr. Porter over which he has sole voting and investment power, (ii) 4,047 shares of common stock that may be acquired upon the conversion of 2,509 shares of our Series A 6% convertible preferred stock owned individually by Mr. Porter over which he has sole voting and investment power, (iii) 21,943 shares owned individually by Ms. Derrico, (iv) 114,186 shares held jointly with Ms. Derrico, (v) 3,310 shares owned by Marblehead Farm, Inc., which is jointly owned by Ms. Derrico and Mr. Porter (vi) 37,500 shares that Mr. Porter may acquire pursuant to the exercise of fully vested stock options and (vii) 104,836 shares that Ms. Derrico may acquire pursuant to the exercise of fully vested stock options. Mr. Porter disclaims beneficial ownership of the 126,779 shares beneficially owned solely by Ms. Derrico.

(11) Includes 1,598 shares of common stock which may be acquired upon the conversion of 991 shares of our Series A 6% convertible preferred stock, 2,000 shares held by the Jack R. Jones, Sr. Trust of which Mr. Rucker is trustee, 5,497 shares held by the Estate of Henry C. Rucker, of which Mr. Rucker is trustee.

(12) Includes 8,217 shares owned by Reed Insurance Agency, Inc., of which Mr. Smith is President.

(13) Includes 4,000 shares that may be acquired pursuant to the exercise of fully vested stock options.

(14) Includes 7,000 shares that may be acquired pursuant to the exercise of fully vested stock options.

                           SUPERVISION AND REGULATION

GENERAL

     We are a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and therefore are supervised and examined by the Board of Governors of the Federal Reserve System. We are also subject to Virginia laws that regulate banks and bank holding companies which are administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Because of the insurance on our deposits, we are also affected by rules and regulations of the Federal Deposit Insurance Corporation. We are a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta.

     The supervision, regulation and examination of us and the bank are intended primarily for the protection of depositors rather than holders of our securities.

  Bank Holding Company Regulation

     We are required to file periodic reports and any additional information with the Federal Reserve. The Federal Reserve examines us and may examine our subsidiaries. The State Corporation Commission also may examine us.

     The Bank Holding Company Act requires prior Federal Reserve approval for, among other things, the acquisition of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company also may engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

     The activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act which became effective on March 11, 2000. The Gramm-Leach-Bliley Act authorizes affiliations between commercial banks, investment banks and insurance companies and allows bank holding companies and state banks, if permitted by state law, to engage in a variety of new activities. Under the Gramm-Leach-Bliley, a bank holding company can elect to be treated as a financial holding company. A financial holding company may engage in any activity and acquire and retain any company that the Federal Reserve determines to be financial in nature. A financial holding company also may engage in any activity that is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity.

     We are a legal entity separate and distinct from the bank and transactions between the bank and any of its nonbanking subsidiaries, including us, and any of our nonbanking subsidiaries, are subject to Section 23A of the Federal Reserve Act. Section 23A of the Federal Reserve Act imposes limits on such transactions. Section 23A defines "covered transactions," which include loans, and limits a bank's covered transactions with any affiliate to 10% of the bank's capital and surplus. It also requires that all of a bank's loans to an affiliate be secured by acceptable collateral, generally United States government or agency securities.

     We and the bank also are subject to Section 23B of the Federal Reserve Act, which requires that transactions between the bank and any of its affiliates be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the bank as those prevailing at the time for transactions with unaffiliated companies.

     Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. Any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of its bank subsidiaries.

  Bank Supervision

     As a Virginia bank that is a member of the Federal Reserve System, the bank is regulated and examined by the State Corporation Commission and by its primary federal regulator, the Federal Reserve. The State Corporation Commission and the Federal Reserve regulate and monitor all of the bank's operations, including reserves, loans, mortgages, payments of dividends and the establishment of branches.

     Various statutes limit the ability of the bank to pay dividends, extend credit or otherwise supply funds to us and our nonbanking subsidiaries. Dividends from the bank are expected to constitute our major source of funds.

  Regulatory Capital Requirements

     All banks and bank holding companies are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for banks that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, we and the bank are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%. At least half of the total capital is required to be Tier 1 capital, which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, Tier 2 capital, consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss allowance. Based upon the applicable Federal Reserve regulations at June 30, 2001, the bank was considered to be "well capitalized."

     In addition, the federal regulatory agencies have established a minimum leverage capital ratio, Tier 1 capital divided by tangible assets. These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

  Limits on Dividends and Other Payments

     Virginia law restricts distributions of dividends to our shareholders. Our shareholders are entitled to receive dividends as declared by our board of directors however, no distribution to our shareholders may be made if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than our total liabilities. There are similar restrictions on stock repurchases and redemptions.

     Banks have limits on all capital distributions, including cash dividends, payments to repurchase or otherwise acquire shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital.

     The bank may not make a capital distribution, including the payment of a dividend, if, after the distribution, it would become undercapitalized. The prior approval of the Federal Reserve is required if the total of all dividends declared by the bank in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. The Federal Reserve also may limit the payment of dividends by any state member bank if it considers the payment an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limit is in the public interest and is necessary to ensure the bank's financial soundness.

  FDIC Regulations

     The Federal Deposit Insurance Corporation Improvement Act of 1991 required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. Each federal banking agency has issued regulations, specifying the levels at which a financial institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized," and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution. Those supervisory actions become increasingly severe for banks that are undercapitalized or worse.

     Under the Federal Reserve's regulations implementing the prompt corrective action provisions, an institution is considered well capitalized if it has total risk-based capital of 10% or more, has a Tier I risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure.

     An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of well capitalized.

     An undercapitalized institution has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances). Undercapitalized banks are subject to growth limits and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the bank will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the bank's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors.

     A significantly undercapitalized institution has a total risk-based capital ratio that is less than 6%, a Tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3%. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.

     A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%. A critically undercapitalized bank is likely to be put in receivership and liquidated.

     In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category.

     The Federal Deposit Insurance Corporation Improvement Act also required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. The Federal Deposit Insurance Corporation Improvements Act also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of undercapitalized banks to borrow from the Federal Reserve's discount window and required federal banking regulators to perform annual onsite bank examinations.

  Brokered Deposit Restrictions.

     Institutions that are only "adequately capitalized" (as defined for purposes of the prompt corrective action rules described above) cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

  Deposit Insurance Assessments

     The bank's deposits are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-based assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. The bank's deposits are subject to the rates of the Savings Associations Insurance Fund since it converted to a commercial bank from a federal savings bank on December 1, 1995. Based on its current risk classifications, the bank pays the minimum Savings Associations Insurance Fund assessment and Bank Insurance Fund assessments.

  Community Reinvestment Act

     The Community Reinvestment Act of 1977, as amended ("CRA") encourages banks consistent with their safe and sound operation, to help meet the credit needs for their entire communities, including low and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the CRA.

     A depository institution's primary federal regulator, in connection with its examination of the institution, must assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to charter a national bank, obtain deposit insurance coverage for a newly chartered institution, establish a new branch office that accepts deposits, relocate an office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. If a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application.

FISCAL AND MONETARY POLICY

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, our earnings and growth and the earnings and growth of the bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. We cannot predict the ultimate effect of the nature and timing of any changes in such policies will have on our business or on the business of our subsidiaries

FEDERAL HOME LOAN BANK SYSTEM

     We are a member of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks with each subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. The bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to at least 1% of the aggregate principal amount of their unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of their borrowings from the Federal Home Loan Bank of Atlanta, whichever is greater. At June 30, 2001, we had an investment of $4.4 million in the stock of the Federal Home Loan Bank of Atlanta and were in compliance with these requirements.

                          DESCRIPTION OF CAPITAL STOCK

     The following description is a summary of the material terms of our common stock and our preferred stock, including the series of preferred stock currently outstanding. For a more detailed description, please read our Articles of Incorporation, as amended which are filed as an exhibit to the registration statement to which this prospectus is a part.

GENERAL

     We are authorized to issue up to 5,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. As of June 30, 2001, 3,015,210 shares of common stock and 13,621 shares of Series A 6% cumulative convertible preferred stock were issued and outstanding.

COMMON STOCK

     Voting Rights. The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of common stock do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of our common stock voting for the nominees for director can elect all of the nominees.

     Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.

     Liquidation Rights. Subject to the rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share pro rata in all of the assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock.

     Assessment and Redemption. All of the outstanding shares of our common stock are fully paid and nonassessable. The common stock may not be voluntarily redeemed.

     Other. Holders of common stock have no subscription, sinking fund, conversion or preemptive rights.

PREFERRED STOCK

     The preferred stock is available for issuance from time to time in one or more series for various purposes as determined by our board of directors, without further action by our shareholders but subject to limits contained in our articles of incorporation. The board of directors may fix by resolution the terms of a series of preferred stock, such as:

     - dividend rates and preference of dividends, if any,

     - conversion rights,

     - voting rights,

     - terms of redemption and liquidation preferences, and

     - the number of shares constituting each series.

     Upon dissolution, liquidation or winding up, the holders of shares of preferred stock are entitled to receive out of our assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on our common stock or any capital stock that ranks junior to the particular series of preferred stock. If our assets available for distribution upon our dissolution, liquidation or winding up are insufficient to pay the full liquidation preference payable to the holders of shares of all series of preferred stock then outstanding, distributions are to be made proportionately on all outstanding shares of preferred stock.

SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Each share of our Series A 6% cumulative convertible preferred stock has a liquidation preference over junior shares of our capital stock, including our common stock, of $14.50 plus any accrued and unpaid dividends and bears an annual dividend at the rate of 6%. Dividends are cumulative and payable quarterly if, as and when declared by the board of directors from funds legally available therefor. Our Series A 6% cumulative convertible preferred stock is convertible, at the option of the holder, into 1.6133 shares of our common stock. The conversion rate will be adjusted upon the occurrence of certain events, including, among others, if we:

     - declare a stock dividend on our common stock,

     - subdivide our common stock,

     - reduce the number of common shares outstanding, or

     - issue any shares of capital stock by reclassification of our common stock.

     Except as indicated below or as provided by applicable law, the holders of our Series A 6% cumulative convertible preferred stock are not entitled to vote. However, such holders do have the right as a class to elect two directors whenever dividends payable on our preferred stock are in arrears in an aggregate amount equal to six quarterly dividends. Currently, there are no preferred stock dividends in arrears.

     This right to elect two directors continues until such time as the dividends accumulated on the preferred stock have been paid in full or declared and set apart for payment at which time such right terminates (subject to renewal and divestment from time to time upon the same terms and conditions), and any directors elected by the holders of our Series A 6% cumulative convertible preferred stock shall cease to be directors. In addition, we may not, directly or indirectly or through merger or consolidation with any other corporation, without the consent of the holders of at least two-thirds of our 6% cumulative convertible preferred stock then outstanding, voting separately as a class

     - create any class of stock ranking prior to the Series A 6% cumulative convertible preferred stock in rights and preferences or

     - amend, alter or repeal any of the specific terms of our Series A 6% cumulative convertible preferred stock in a manner which materially and adversely affects such specific terms.

VIRGINIA ANTI-TAKEOVER STATUTES

     The Virginia Stock Corporation Act restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia Stock Corporation Act. Because we are a Virginia corporation, the provisions of the Virginia Stock Corporation Act described below apply to us.

     Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions," found at Sections
13.1-725 - 727.1 of the Virginia Stock Corporation Act. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5% of all outstanding voting shares. For purposes of the Virginia Stock Corporation Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the outstanding voting securities of a Virginia corporation.

     Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia Stock Corporation Act as a member of a corporation's board of directors who

     - was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder, and

     - was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors.

At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

     The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his, her or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

     None of the limitations discussed above and special voting requirements apply to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation. Further, restrictions of Affiliated Transactions are generally limited to corporations with more than 300 shareholders of record.

     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Stock Corporation Act provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

     Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia Stock Corporation Act, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation with 300 or more shareholders which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33 1/3%, 33 1/3% to 50% or 50% or more (a "Control Share Acquisition").

     Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders, among other things, detailed disclosures about his or her identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business.

     Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which we have done in our bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Stock Corporation Act.

                                  UNDERWRITING

     Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Sandler O'Neill & Partners, L.P. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

NAME                                                           NUMBER OF SHARES
----                                                           ----------------
Sandler O'Neill & Partners, L.P. ...........................

                                                                   --------
          Total.............................................
                                                                   ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below.

     We have granted to the underwriters an option, exercisable no later than 30
days after the date of this prospectus, to purchase up to           additional
shares of our common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that reflects the same percentage of total shares the underwriter purchased as reflected in the above table. We will be obligated to sell additional shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by this prospectus.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $     per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $     per share to other dealers. After
the public offering of the shares, the underwriters may change the offering price and other selling terms.

     The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                                WITHOUT            WITH
                                                 PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                 ---------   --------------   --------------
Public offering price..........................
Underwriting discounts and commissions.........
Proceeds, before expenses, to us...............

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $     million and payable by us.

     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

     We, and our executive officers and directors, have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Sandler O'Neill & Partners, L.P.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The common stock is traded on the Nasdaq National Market under the symbol "SFFB."

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

     - Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     In connection with this offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in our common stock offering. Passive market making may occur during the business day before the pricing of our offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

     From time to time, certain of the underwriters have provided, and may continue to provide, investment banking services to us.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of our common stock offered by this prospectus will be passed upon for by us by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters with respect to the common stock offered by this prospectus will be passed upon for the underwriters by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Southern Financial Bancorp, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP relies on the report of Thompson, Greenspon & Co., P.C., independent certified public accountants, for 1998 with respect to The Horizon Bank of Virginia.

          WHERE YOU CAN FIND MORE INFORMATION ABOUT SOUTHERN FINANCIAL

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibit and schedules. Statements contained in this prospectus regarding the contents of any contract or other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and a copies of the registration statement and accompanying exhibits and schedules may be inspected without charge at the public reference facilities are available to the public over the Internet or at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at the following locations:

    Public Reference Room          New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center              CitiCorp Center
          Room 1024                       Suite 1300               500 West Madison Street
    Washington, D.C. 20549            New York, NY 10048                  Suite 1400
                                                                    Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     After this offering, we will continue to be subject to the information and reporting requirements of the Securities Exchange Act. As a result, we will continue to file annual, quarterly and other reports, proxy statements and other information with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report for the Years Ended December
  31, 2000, 1999 and 1998...................................  F-2
Consolidated Balance Sheets as of June 30, 2001 (Unaudited)
  and December 2000 and 1999................................  F-3
Consolidated Statements of Income for the Six Months Ended
  June 30, 2001 and 2000 (Unaudited) and for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-4
Consolidated Statements of Comprehensive Income for the Six
  Months Ended June 30, 2001 and 2000 (Unaudited) and for
  the Years Ended December 31, 2000, 1999 and 1998..........  F-5
Consolidated Statements of Changes in Stockholders' Equity
  for the Six Months Ended June 30, 2001 (Unaudited) and for
  the Years Ended December 31, 2000, 1999 and 1998..........  F-6
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 2001 and 2000 (Unaudited) and for the Years
  Ended December 31, 2000, 1999 and 1998....................  F-7
Notes to Consolidated Financial Statements..................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Southern Financial Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of Southern Financial Bancorp, Inc. and subsidiaries (Bancorp) as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of the Horizon Bank of Virginia (Horizon) which was acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in note 1. Such statements are included in the consolidated financial statements of the Bancorp and reflect total interest income constituting 33% in 1998 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Horizon, is based solely on the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Financial Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Richmond, VA,
January 25, 2001

                        SOUTHERN FINANCIAL BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS
               AS OF JUNE 30, 2001 AND DECEMBER 31, 2000 AND 1999

                                                     JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                                       2001            2000            1999
                                                   ------------    ------------    ------------
                                                   (UNAUDITED)
ASSETS
Cash and due from banks..........................  $ 21,948,777    $ 22,036,524    $ 12,667,620
Overnight earning deposits.......................    35,044,124       2,479,728       4,464,338
Investment securities, available-for-sale........   279,539,444     233,407,038      99,808,437
Investment securities, held-to-maturity
  (estimated market value of $36,445,749)........            --              --      37,110,889
Loans held for sale..............................       179,000         220,000         442,000
Loans receivable, net............................   353,547,508     313,770,584     234,086,432
Cash surrender value of life insurance...........    15,682,987      15,217,987              --
Premises and equipment, net......................     6,865,203       6,687,190       6,445,589
Other assets.....................................    15,061,723      16,117,035      11,196,259
                                                   ------------    ------------    ------------
          Total assets...........................  $727,868,766    $609,936,086    $406,221,564
                                                   ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits.......................................  $574,842,017    $515,111,665    $367,187,558
  Advances from Federal Home Loan Bank -- short
     term........................................    43,500,000      19,000,000              --
  Advances from Federal Home Loan Bank -- long
     term........................................    15,000,000      15,000,000       5,000,000
  Company-obligated mandatorily redeemable
     securities of subsidiary holding solely
     parent debentures...........................    13,000,000      13,000,000              --
  Due to broker for investment securities
     purchased...................................    30,690,000              --              --
  Other liabilities..............................     7,176,367       8,135,260       5,169,909
                                                   ------------    ------------    ------------
          Total liabilities......................   684,208,384     570,246,925     377,357,467
                                                   ------------    ------------    ------------
Commitments
Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000
     shares authorized, 13,621 shares of 6%
     cumulative convertible preferred stock
     issued and outstanding......................           136             136             136
  Common stock, $.01 par value, 5,000,000 shares
     authorized, 3,015,210 (unaudited), 3,014,710
     and 2,656,196 shares issued and outstanding,
     respectively................................        30,152          30,147          26,562
  Capital in excess of par.......................    28,721,224      28,713,010      23,662,935
  Retained earnings..............................    13,766,802      10,709,742       6,898,249
  Accumulated other comprehensive income
     (loss)......................................     1,142,068         236,126      (1,723,785)
                                                   ------------    ------------    ------------
          Total stockholders' equity.............    43,660,382      39,689,161      28,864,097
                                                   ------------    ------------    ------------
          Total liabilities and stockholders'
            equity...............................  $727,868,766    $609,936,086    $406,221,564
                                                   ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN FINANCIAL BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND
             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                     FOR THE SIX MONTHS                 FOR THE YEARS ENDED
                                       ENDED JUNE 30,                      DECEMBER 31,
                                  -------------------------   ---------------------------------------
                                     2001          2000          2000          1999          1998
                                  -----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)
Interest income:
  Loans.........................  $15,395,307   $11,532,088   $25,500,811   $19,982,224   $19,554,490
  Investment securities.........   10,008,403     5,075,486    12,309,257     9,773,796     8,303,057
                                  -----------   -----------   -----------   -----------   -----------
          Total interest
            income..............   25,403,710    16,607,574    37,810,068    29,756,020    27,857,547
                                  -----------   -----------   -----------   -----------   -----------
Interest expense:
  Deposits......................   11,378,110     7,342,029    17,608,760    13,576,177    13,950,093
  Borrowings....................    2,645,572       665,646     2,399,924       731,801       270,099
                                  -----------   -----------   -----------   -----------   -----------
          Total interest
            expense.............   14,023,682     8,007,675    20,008,684    14,307,978    14,220,192
                                  -----------   -----------   -----------   -----------   -----------
Net interest income.............   11,380,028     8,599,899    17,801,384    15,448,042    13,637,355
Provision for loan losses.......    1,270,000       675,000     1,335,000     2,129,660     1,300,801
                                  -----------   -----------   -----------   -----------   -----------
Net interest income after
  provision for loan losses.....   10,110,028     7,924,899    16,466,384    13,318,382    12,336,554
                                  -----------   -----------   -----------   -----------   -----------
Other income:
  Fee income....................    1,632,171     1,282,601     2,894,090     2,154,923     1,898,188
  Gain on sale of loans.........      402,323       604,593     1,274,033     1,115,351     1,116,650
  Gain (Loss) on sale of
     investment securities,
     net........................    1,150,791            --      (167,467)     (692,419)       67,817
  Other.........................      547,524        90,412       551,925       256,162        62,372
                                  -----------   -----------   -----------   -----------   -----------
          Total other income....    3,732,809     1,977,606     4,552,581     2,834,017     3,145,027
                                  -----------   -----------   -----------   -----------   -----------
Other expense:
  Employee compensation and
     benefits...................    4,304,444     3,349,892     7,019,287     6,448,960     5,379,683
  Premises and equipment........    1,416,498     1,238,430     3,740,679     3,362,410     2,721,603
  Restructuring charges.........           --            --            --       685,336            --
  Merger expenses...............           --            --            --     1,751,657            --
  Other.........................    2,667,834     1,661,094     2,679,997     2,340,607     2,585,817
                                  -----------   -----------   -----------   -----------   -----------
          Total other expense...    8,388,776     6,249,416    13,439,963    14,588,970    10,687,103
                                  -----------   -----------   -----------   -----------   -----------
Income before income taxes......    5,454,061     3,653,089     7,579,002     1,563,429     4,794,478
Provision for income taxes......    1,698,600     1,204,600     2,428,900       602,700     1,442,075
                                  -----------   -----------   -----------   -----------   -----------
Net income......................  $ 3,755,461   $ 2,448,489   $ 5,150,102   $   960,729   $ 3,352,403
                                  ===========   ===========   ===========   ===========   ===========
Earnings per common share:
  Basic.........................  $      1.24   $      0.92   $      1.84   $      0.36   $      1.28
  Diluted.......................         1.21          0.90          1.82          0.35          1.22
Dividends declared per common
  share.........................         0.24          0.24          0.48          0.33          0.22
Weighted average shares
  outstanding:
  Basic.........................    3,014,743     2,662,297     2,786,529     2,648,643     2,618,930
  Diluted.......................    3,101,627     2,717,050     2,836,386     2,722,251     2,747,726

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN FINANCIAL BANCORP, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND
             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                        FOR THE SIX MONTHS               FOR THE YEARS ENDED
                                          ENDED JUNE 30,                    DECEMBER 31,
                                     ------------------------   -------------------------------------
                                        2001          2000         2000         1999          1998
                                     -----------   ----------   ----------   -----------   ----------
                                           (UNAUDITED)
Net income.........................  $ 3,755,461   $2,448,489   $5,150,102   $   960,729   $3,352,403
  Other comprehensive income:
  Cash flow hedge:
     Unrealized holding gain
       (loss)......................     (396,565)     169,305     (689,079)    1,260,465           --
     Reclassification adjustment
       for net gains (losses)
       included in net income......       25,979     (107,160)    (229,589)       (4,165)          --
  Available-for-sale securities:
     Unrealized holding gain
       (loss)......................    2,894,017     (138,209)   3,385,998    (4,994,973)     215,803
     Unrealized gain on transfer of
       held-to-maturity
       securities..................           --           --      334,770            --      229,612
     Reclassification adjustment
       for net (gains) losses
       included in net income......   (1,150,791)                  167,467       692,419      (67,817)
                                     -----------   ----------   ----------   -----------   ----------
Other comprehensive income (loss)
  before tax.......................    1,372,640      (76,064)   2,969,567    (3,046,254)     377,598
Income tax expense (benefit)
  related to items of other
  comprehensive income (loss)......      466,698      (25,862)   1,009,656    (1,035,726)     128,383
                                     -----------   ----------   ----------   -----------   ----------
Other comprehensive income (loss),
  net of tax.......................      905,942      (50,202)   1,959,911    (2,010,528)     249,215
Comprehensive income (loss)........  $ 4,661,403   $2,398,287   $7,110,013   $(1,049,799)  $3,601,618
                                     ===========   ==========   ==========   ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN FINANCIAL BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE SIX MONTHS ENDED JUNE 30, 2001, AND
             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                                                ACCUMULATED
                                           CONVERTIBLE             CAPITAL IN                      OTHER           TOTAL
                                            PREFERRED    COMMON     EXCESS OF     RETAINED     COMPREHENSIVE   STOCKHOLDERS'
                                              STOCK       STOCK     PAR VALUE     EARNINGS     INCOME (LOSS)      EQUITY
                                           -----------   -------   -----------   -----------   -------------   -------------
Balance, December 31, 1997...............     $156       $25,731   $22,535,044   $ 4,909,606    $    37,528     $27,508,065
  Dividends on preferred and common stock
    ($0.87 per preferred share)..........                                           (596,127)                      (596,127)
    ($0.22 per common share).............
  Conversion of preferred stock to common
    stock................................      (20)          32            (12)                                          --
  Options exercised......................                   109        112,202                                      112,311
  Stock dividend of 5%...................                   491        843,272      (843,763)                            --
  Change in other comprehensive income...                                                           249,215         249,215
  Net income.............................                                          3,352,403                      3,352,403
                                              ----       -------   -----------   -----------    -----------     -----------
Balance, December 31, 1998...............      136       26,363     23,490,506     6,822,119        286,743      30,625,867
  Dividends on preferred and common stock
    ($0.87 per preferred share)..........                                           (884,599)                      (884,599)
    ($0.33 per common share).............
  Options exercised......................                   199        172,429                                      172,628
  Change in other comprehensive income...                                                        (2,010,528)     (2,010,528)
  Net income.............................                                            960,729                        960,729
                                              ----       -------   -----------   -----------    -----------     -----------
Balance, December 31, 1999...............      136       26,562     23,662,935     6,898,249     (1,723,785)     28,864,097
  Dividends on preferred and common stock
    ($0.87 per preferred share)..........                                         (1,338,609)                    (1,338,609)
    ($0.48 per common share).............
  Issuance of common stock...............                 4,270      6,069,361                                    6,073,631
  Repurchase of common stock.............                  (757)    (1,073,590)                                  (1,074,347)
  Options exercised......................                    72         54,304                                       54,376
  Change in other comprehensive income...                                                         1,959,911       1,959,911
  Net income.............................                                          5,150,102                      5,150,102
                                              ----       -------   -----------   -----------    -----------     -----------
Balance, December 31, 2000...............     $136       $30,147   $28,713,010   $10,709,742    $   236,126     $39,689,161
  Dividends on preferred and common stock
    ($0.44 per preferred share)..........                                           (698,401)                      (698,401)
    ($0.24 per common share).............
  Options exercised......................                     5          8,214                                        8,219
  Change in other comprehensive income...                                                           905,942         905,942
  Net income.............................                                          3,755,461                      3,755,461
                                              ----       -------   -----------   -----------    -----------     -----------
Balance, June 30, 2001 (Unaudited).......     $136       $30,152   $28,721,224   $13,766,802    $ 1,142,068     $43,660,382
                                              ====       =======   ===========   ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN FINANCIAL BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND
             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                       FOR THE SIX MONTHS ENDED                 FOR THE YEARS ENDED
                                                               JUNE 30,                            DECEMBER 31,
                                                     ----------------------------   -------------------------------------------
                                                         2001            2000           2000            1999           1998
                                                     -------------   ------------   -------------   ------------   ------------
                                                             (UNAUDITED)
Cash flows from operating activities:
  Net Income.......................................  $   3,755,461   $  2,448,489   $   5,150,102   $    960,729   $  3,352,403
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..................        389,161        472,227       1,151,668        919,377      1,210,678
    Provision for loan losses......................      1,270,000        675,000       1,335,000      2,129,660      1,300,801
    Gain on sale of loans..........................       (402,323)      (604,593)     (1,274,033)    (1,115,351)    (1,116,650)
    (Gain) loss on sale of securities..............     (1,150,791)            --         167,467        692,419        (67,817)
    Amortization of deferred loan fees.............       (385,011)      (266,802)       (533,778)      (787,294)      (623,098)
    Loans originated -- held for sale..............     (4,431,900)    (3,528,025)     (5,310,641)   (12,559,282)   (10,905,233)
    Loans sold -- held for sale....................      4,358,744      3,820,456       5,738,099     13,143,102     12,833,828
    (Increase) decrease in other assets............        260,582         43,817      (2,732,836)    (2,362,142)    (1,602,351)
    Increase (decrease) in other liabilities.......     29,926,965     (1,440,003)      2,239,159      1,960,441      1,125,299
                                                     -------------   ------------   -------------   ------------   ------------
Net cash provided by operating activities..........     33,590,888      1,620,566       5,930,207      2,981,659      5,507,860
                                                     -------------   ------------   -------------   ------------   ------------
Cash flows from investing activities:
  Increase in loans receivable.....................    (39,373,835)    (6,393,387)    (31,973,177)   (28,513,323)    (2,483,168)
  Purchase of investment securities,
    held-to-maturity...............................             --     (7,644,597)     (7,776,346)   (11,462,105)   (19,077,011)
  Purchase of investment securities,
    available-for-sale.............................   (226,758,183)   (14,038,754)   (116,457,714)   (61,056,211)   (83,887,904)
  Sale of investment securities
    available-for-sale.............................    113,905,270             --      20,399,172     37,455,059     16,965,806
  Paydowns of investment securities,
    held-to-maturity...............................             --      2,682,849       4,698,270     16,205,058     31,407,212
  Paydowns of investment securities,
    available-for-sale.............................     70,554,954      4,877,132      19,486,818     19,761,562     17,792,792
  Purchase of bank owned life insurance............             --             --     (15,000,000)            --             --
  Cash acquired from merger........................             --             --      11,080,705             --             --
  Increase in premises and equipment, net..........       (713,764)      (244,946)       (701,726)    (1,628,444)      (533,278)
  Increase in other equity securities..............     (2,334,654)       (25,000)     (1,055,450)      (276,750)      (534,300)
                                                     -------------   ------------   -------------   ------------   ------------
Net cash used in investing activities..............    (84,720,212)   (20,786,703)   (117,299,448)   (29,515,154)   (40,349,851)
                                                     -------------   ------------   -------------   ------------   ------------
Cash flows from financing activities:
  Net increase in deposits.........................     59,796,155     11,519,724      90,972,915        282,224     46,540,850
  Increase (decrease) in advances from FHLB........     24,500,000      4,000,000      17,139,200      1,500,000       (500,000)
  Proceeds from Capital Trust Borrowings...........             --      5,000,000      13,000,000             --             --
  Proceeds from stock options exercised............          8,219         42,296          54,376        172,628        112,311
  Repurchase of common stock.......................             --       (148,750)     (1,074,347)            --             --
  Dividends on preferred and common stock..........       (698,401)      (644,612)     (1,338,609)      (884,599)      (596,127)
                                                     -------------   ------------   -------------   ------------   ------------
Net cash provided by financing activities..........     83,605,973     19,768,658     118,753,535      1,070,253     45,557,034
                                                     -------------   ------------   -------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents......................................     32,476,649        602,521       7,384,294    (25,463,242)    10,715,043
Cash and cash equivalents, beginning of period.....     24,516,252     17,131,958      17,131,958     42,595,200     31,880,157
                                                     -------------   ------------   -------------   ------------   ------------
Cash and cash equivalents, end of period...........  $  56,992,901   $ 17,734,479   $  24,516,252   $ 17,131,958   $ 42,595,200
                                                     =============   ============   =============   ============   ============
SUPPLEMENTAL DATA
  Cash payments for interest on deposits and
    borrowings.....................................  $   3,889,816   $  2,509,271   $   7,447,731   $  4,403,197   $  3,643,970
                                                     -------------   ------------   -------------   ------------   ------------
  Cash payments for income taxes...................  $   3,125,000   $    650,000   $   2,846,000   $  1,218,000   $  1,462,000
                                                     -------------   ------------   -------------   ------------   ------------
Southern Financial purchased all the capital stock of First Savings Bank of Virginia on September 1, 2000. In conjunction with the acquisition, liabilities were assumed as follows:
  Fair value of assets acquired....................                                 $  74,812,129
  Capital stock issued.............................                                     5,816,566
                                                                                    -------------
  Liabilities assumed..............................                                 $  68,995,563
                                                                                    =============

   The accompanying notes are an integral part of these financial statements

                        SOUTHERN FINANCIAL BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JUNE 30, 2001 AND 2000 (UNAUDITED) AND DECEMBER 31, 2000, 1999, AND 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Southern Financial Bancorp, Inc. (the "Bancorp" or "Southern Financial") was incorporated in the state of Virginia on December 1, 1995. On December 1, 1995, Bancorp acquired all of the outstanding shares of the Southern Financial Bank (the "Bank"). The Bank, formerly Southern Financial Federal Savings Bank, converted from a savings bank to a state chartered commercial bank effective December 1, 1995.

     On September 1, 2000, Southern Financial acquired all the outstanding common stock of First Savings Bank of Virginia for 409,906 shares of Southern Financial common stock. The acquisition has been accounted for by the purchase method, and accordingly, the results of operations of First Savings Bank have been included in Southern Financial's consolidated financial statements from September 1, 2000. The excess of the purchase price over the fair value of the net identifiable assets acquired of $1,646,651 has been recorded as goodwill and is being amortized on a straight-line basis over 15 years.

     The following unaudited pro forma financial information presents the combined results of operations of Southern Financial and First Savings Bank as if the acquisition had occurred as of the beginning of 1999 and 2000, after giving effect to certain adjustments, including amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Southern Financial and First Savings Bank constituted a single entity during both periods.

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
Total revenue...............................................  $46,718,398    $39,261,124
Net income..................................................    2,898,179      1,097,239
Earnings per share:
  Basic.....................................................  $      0.92    $      0.36
  Diluted...................................................         0.90           0.35

     On December 28, 1999, Southern Financial Capital Trust I, a wholly owned subsidiary of Southern Financial, was formed for the purpose of issuing redeemable capital securities, and on May 24, 2000, a $5 million offering of redeemable capital securities was completed. On September 7, 2000, Southern Financial Statutory Trust I, a wholly owned subsidiary of Southern Financial, was formed through which $8 million of trust preferred securities were issued by participating in a $300 million pooled underwriting.

     In October 1999, Southern Financial incorporated Southern WebTech.com, 100% (70% at December 31, 1999) of which is owned by Southern Financial.

     On October 1, 1999, Southern Financial completed its merger with The Horizon Bank of Virginia ("Horizon"). The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Southern Financial issued .63 shares of its common stock for each share of Horizon stock outstanding. A total of 1,045,523 shares (after adjustment for fractional shares) of Southern Financial's common stock was issued as a result of the merger. Horizon had no stock options outstanding prior to the merger. Southern Financial and Horizon incurred $3,973,530 of merger-related costs which were charged to operations during the year ended December 31, 1999. All financial statements and amounts included herein have been restated due to the merger.

                        SOUTHERN FINANCIAL BANCORP, INC.

     The following table presents the combined results of operations based on the audited financial statements of Southern Financial and Horizon for the year ended December 31, 1998:

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income:
  Southern Financial........................................  $8,526
  Horizon...................................................   5,111
                                                              ------
  Combined..................................................  13,637
                                                              ======
Net income:
  Southern Financial........................................   2,658
  Horizon...................................................     694
                                                              ------
  Combined..................................................   3,352
                                                              ======
Diluted net income per share:
  Southern Financial........................................    1.55
  Horizon...................................................    0.42
                                                              ------
  Combined..................................................    1.22
                                                              ======

     The principal activities of the Bank are to attract deposits, originate loans and conduct mortgage banking as permitted for state chartered banks by applicable regulations. The Bank conducts full-service banking operations in Fairfax, Herndon, Leesburg, Middleburg, Warrenton, Winchester, Woodbridge, Manassas, Fredericksburg, Fairfax City, Vienna, Annandale, Merrifield, and Springfield, Virginia, which are managed as a single business segment.

     The accounting and reporting policies of Southern Financial are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are discussed below. Certain reclassifications were made to the prior year financial statements to conform to the current year presentation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Southern Financial and subsidiaries as of June 30, 2001 and December 31, 2000 and 1999, and for the six months ended June 30, 2001 and 2000, and the years ended December 31, 2000, 1999 and 1998. All information included in these consolidated financial statements and related notes as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 is unaudited. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     Amounts represent actual cash balances held by or due to Southern Financial. For purposes of the consolidated statements of cash flows, Southern Financial defines cash, due from banks, and overnight earning assets as cash and cash equivalents.

                        SOUTHERN FINANCIAL BANCORP, INC.

  Investment Securities

     Southern Financial accounts for its investment securities in three categories: held-to-maturity, available-for-sale, and trading. Investments in debt securities are classified as held-to-maturity when Southern Financial has the positive intent and ability to hold those securities to maturity. Held-to-maturity securities are measured at amortized cost. The amortization of premiums and accretion of discounts are computed using a method that approximates the level yield method. Investment securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of other comprehensive income (loss) in stockholders' equity on an after-tax basis. Trading securities are reported at fair value with unrealized gains and losses included in earnings. The specific identification method is used to determine gains or losses on sales of investment securities. In 2000, Southern Financial reclassified all of its held-to-maturity securities to available-for-sale. Because of the transfer, Southern Financial will be unable to classify investments as held-to-maturity in the foreseeable future.

  Federal Home Loan Bank Stock

     Southern Financial, as a member of the Federal Home Loan Bank (FHLB) of Atlanta is required to hold shares of capital stock in the FHLB in an amount equal to at least 1% of the aggregate principal amount of its residential mortgage loans or 5% of its borrowings from the FHLB, whichever is larger. This investment is recorded at cost, and it is pledged as collateral for advances from the FHLB. The amount of FHLB stock was $4,425,000, $2,700,000 and $1,725,000 at June 30, 2001, and December 31, 2000 and 1999, respectively, and was included in investment securities, available-for-sale in the consolidated balance sheets.

  Loans Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

  Loans Receivable

     Interest income is accrued on loans as earned on the outstanding principal balances on the level yield method. Nonrefundable loan fees and direct origination costs are deferred and recognized over the lives of the related loans as adjustments of yield. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Any accrued interest considered uncollectible is charged against current income.

     The allowance for loan losses is established through a provision for loan losses, which is charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is a current estimate of the losses inherent in the present portfolio based upon management's evaluation of the loan portfolio. Estimates of losses inherent in the portfolio involve the exercise of judgment and the use of assumptions. The evaluations take into consideration such factors as changes in the nature, volume and quality of the loan portfolio, prior loss experience, level of nonperforming loans, current and anticipated general economic conditions and the value and adequacy of collateral. Changes in the estimate of future losses may occur due to changing economic conditions and the economic conditions of borrowers.

     A loan is considered impaired when, based on all current information and events, it is probable that Southern Financial will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Such impaired loans are measured

                        SOUTHERN FINANCIAL BANCORP, INC.

based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, impairment may be measured based on the loan's observable market price, or if, the loan is collateral -- dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be accounted for as loans.

     Each impaired loan is evaluated individually to determine the income recognition policy. Generally, payments received are applied in accordance with the contractual terms of the note or as a reduction of principal.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs that do not materially prolong the useful lives of the assets are charged to expense as incurred.

     Depreciation is computed using the straight-line method over estimated useful lives of three to ten years for furniture and equipment and 30 years for buildings. Amortization of leasehold improvements is computed using the straight-line method over the shorter of ten years or the lease term.

  Real Estate Acquired through Foreclosure

     Southern Financial records and carries real estate acquired through foreclosure at the lower of the recorded investment in the loan or fair value less estimated selling costs. Costs relating to development and improvement of property are capitalized, provided that the resulting carrying value does not exceed fair value. Costs relating to holding the assets are expensed as incurred.

  Goodwill and Other Intangible Assets

     Goodwill and the core deposit intangible assets were amortized on a straight-line basis over fifteen years as of December 31, 2000. Effective January 1, 2001, the core deposit intangible asset is being amortized over 10 years. Other software-related intangible assets are amortized on a straight-line basis over periods ranging from three to ten years. Unamortized goodwill and other intangibles are periodically reviewed to determine that the recorded amount is recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced.

  Derivative Financial Instruments

     As part of its interest rate risk management, Southern Financial uses interest rate swaps that are accounted for as both cash flow and fair value hedges in accordance with SFAS 133. Cash flow hedges are used to hedge variable interest rate assets or liabilities and fair value hedges are used to hedge fixed rate assets or liabilities. At the inception of the hedge, the risk management objective and strategy, the hedged risk, the derivative instrument, the hedged item and how hedge effectiveness will be assessed initially and on an ongoing basis are documented. At inception of the hedge and on an ongoing basis, the hedge must be deemed to be highly effective in hedging the hedged risk in order to qualify for hedge accounting. Effectiveness is measured by comparing the change in LIBOR (which the interest rate swap is priced from) to the change in the rate underlying the hedged asset or liability. If high correlation is not achieved, the hedging designation is discontinued with the change in the fair value of the interest rate swap recorded as other income or expense. In the event that any derivative or hedged item is terminated or sold, the gain

                        SOUTHERN FINANCIAL BANCORP, INC.

or loss on the derivative will be amortized over the remaining life of the item hedged. Interest to be received or paid on the interest rate swaps is accrued monthly.

     Southern Financial uses interest rate swaps that are accounted for as cash flow hedges to hedge the issuance of pools of certificates of deposit (CD's) which reprice with changes in market interest rates. Under the terms of these interest rate swaps, Southern Financial is the fixed rate payer and the floating rate receiver. The floating rate on the interest rate swaps is tied to three-month LIBOR, which approximates the issuance rate on the pool of CD's. The combination of the swaps and the issuance of the pool of CD's operates to produce long-term fixed rate deposits. The fair value of the interest rate swap is recorded in other assets in the consolidated balance sheets with changes in the fair value included in other comprehensive income. To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense in the consolidated statements of income. The ineffectiveness charged to income during the years ended December 31, 2000 and 1999 was $50,700 and $38,200, respectively. The ineffectiveness charged to income during the six months ended June 30, 2001 and 2000 was $31,149 and $50,700, respectively. The amounts recorded in other comprehensive income are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the CD's affect earnings. The estimated net amount of the existing gains or losses that are expected to be reclassified into earnings within the next 12 months after June 30, 2001, is approximately $118,000 based upon interest rates in effect during June 2001. The estimated net amount of the existing gains or losses that were expected to be reclassified into earnings during 2001 was approximately $305,000 based upon interest rates in effect during December 2000.

     Southern Financial also uses interest rate swaps that are accounted for as fair value hedges to hedge the issuance of individual fixed rate CD's. Under the terms of these interest rate swaps, Southern Financial is the fixed rate receiver and the floating rate payer. The floating rate on the interest rate swaps is generally tied to three-month LIBOR. The combination of the swaps and the issuance of the individual CD's operates to produce long-term floating rate deposits. The terms of the CD's and the interest rate swaps mirror each other and were committed to simultaneously. Both the interest rate swap (included in other assets in the consolidated balance sheets) and the CD's are recorded at fair value, with changes in fair value included in the statements of income as interest expense. No ineffectiveness was recognized during the six months ended June 30, 2001 or the year ended December 31, 2000 (there were no fair value hedges during the year ended December 31, 1999) as the hedge relationship is considered to be 100% effective.

     Southern Financial incorporates all items from its consolidated balance sheet as well as off-balance sheet items such as derivative items used to hedge balance sheet items in an overall assessment of its interest rate risk. All on-balance sheet items and off-balance sheet items are incorporated in a report that is generated quarterly by the Federal Home Loan Bank of Atlanta that assesses the interest rate risk in different interest rate environments. The report shows how the market value of Southern Financial's portfolio value of equity changes when interest rates rise or fall 1%, 2%, and 3%. The report also shows the change in net interest income in the same interest rate change scenarios.

  Income Taxes

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. In lieu of an income tax, the State of Virginia assesses a franchise tax based on our capital, subject to certain deductions. Our franchise tax payments are included in other expense.

                        SOUTHERN FINANCIAL BANCORP, INC.

  Earnings Per Share

     Basic earnings per common share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods. Common stock equivalents include the number of shares issuable on exercise of outstanding options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the period plus the number of shares issuable on conversion of the convertible preferred shares to common shares.

  Financial Instruments with Off-Balance Sheet Risk

     Southern Financial is a party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments involve, to varying degrees, elements of credit risk that are not recognized in the balance sheet.

     Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual amount of those instruments. Southern Financial generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and essentially uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                        SOUTHERN FINANCIAL BANCORP, INC.

2. INVESTMENT SECURITIES

     The portfolio consists of the following securities:

                                                      JUNE 30, 2001
                                ----------------------------------------------------------
                                                  GROSS         GROSS
                                 AMORTIZED      UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                    COST          GAINS         LOSSES          VALUE
                                ------------    ----------    ----------    --------------
                                                       (UNAUDITED)
Available-for-sale:
  FHLMC MBS...................  $ 20,328,277    $  236,002    $    6,309     $ 20,557,970
  GNMA MBS....................     5,705,739        62,652         1,817        5,766,574
  FNMA MBS....................    36,060,005       357,947         9,819       36,408,133
  Collateralized mortgage
     obligations..............   186,094,250     2,000,382       949,512      187,145,120
  Obligations of counties and
     municipalities...........       886,535         6,774        10,460          882,850
  Corporate obligations.......    21,327,390        62,699       465,873       20,924,216
  U.S. Treasury and agency
     securities...............     2,047,011        88,541            --        2,135,552
  Federal Home Loan Bank
     stock....................     4,425,000            --            --        4,425,000
  Federal Reserve Bank
     stock....................       809,950            --            --          809,950
  Other equity securities.....       484,079            --            --          484,079
                                ------------    ----------    ----------     ------------
Total classified as investment
  securities..................   278,168,236     2,814,998     1,443,790      279,539,444
Corporate obligations
  classified as loans.........    45,314,316     1,004,488       612,329       45,706,475
                                ------------    ----------    ----------     ------------
                                $323,482,552    $3,819,486    $2,056,119     $325,245,919
                                ============    ==========    ==========     ============

                        SOUTHERN FINANCIAL BANCORP, INC.

                                                    DECEMBER 31, 2000
                                ----------------------------------------------------------
                                                  GROSS         GROSS
                                 AMORTIZED      UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                    COST          GAINS         LOSSES          VALUE
                                ------------    ----------    ----------    --------------
Available-for-sale:
  FHLMC MBS...................  $ 31,913,818    $  372,593    $  158,892     $ 32,127,519
  GNMA MBS....................    13,526,517        78,848        29,072       13,576,293
  FNMA MBS....................    67,095,227       586,225       142,698       67,538,754
  Collateralized mortgage
     obligations..............    95,666,261       986,802       888,366       95,764,697
  Obligations of counties and
     municipalities...........     6,202,386        28,595       113,500        6,117,481
  Corporate obligations.......    12,729,995       143,251       457,467       12,415,779
  U.S. Treasury and agency
     securities...............     2,449,319        32,821            --        2,482,140
  Federal Home Loan Bank
     stock....................     2,700,000            --            --        2,700,000
  Federal Reserve Bank
     stock....................       615,000            --            --          615,000
  Other equity securities.....        69,375            --            --           69,375
                                ------------    ----------    ----------     ------------
Total classified as investment
  securities..................   232,967,898     2,229,135     1,789,995      233,407,038
Corporate obligations
  classified as loans.........    32,837,067       785,546     1,204,559       32,418,054
                                ------------    ----------    ----------     ------------
                                $265,804,965    $3,014,681    $2,994,554     $265,825,092
                                ============    ==========    ==========     ============

                                                      DECEMBER 31, 1999
                                  ----------------------------------------------------------
                                                    GROSS         GROSS
                                   AMORTIZED      UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                      COST          GAINS         LOSSES          VALUE
                                  ------------    ----------    ----------    --------------
Available-for-sale:
  FHLMC MBS.....................  $ 16,361,253     $ 39,461     $   31,497     $16,369,217
  GNMA MBS......................     2,633,942           --         44,995       2,588,947
  FNMA MBS......................    25,509,631      255,832         87,642      25,677,821
  Collateralized mortgage
     obligations................    51,378,049           --      3,579,960      47,798,089
  Obligations of counties and
     municipalities.............     3,924,186           --        352,713       3,571,473
  Corporate obligations.........       990,745           --         45,374         945,371
  U.S. Treasury securities......       791,301          780         21,987         770,094
  Federal Home Loan Bank
     stock......................     1,725,000           --             --       1,725,000
  Federal Reserve Bank stock....       293,050           --             --         293,050
  Other equity securities.......        69,375           --             --          69,375
                                  ------------     --------     ----------     -----------
                                  $103,676,532     $296,073     $4,164,168     $99,808,437
                                  ============     ========     ==========     ===========

                        SOUTHERN FINANCIAL BANCORP, INC.

                                                         DECEMBER 31, 1999
                                     ---------------------------------------------------------
                                                      GROSS         GROSS
                                      AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                        COST          GAINS         LOSSES          VALUE
                                     -----------    ----------    ----------    --------------
Held-to-maturity:
  FHLMC MBS........................  $ 3,837,207     $10,235       $ 41,612      $ 3,805,831
  GNMA MBS.........................   17,177,221       1,080        244,458       16,933,843
  FNMA MBS.........................    6,764,242       1,914        142,246        6,623,910
  Collateralized mortgage
     obligations...................    6,937,625          --        135,413        6,802,212
  Obligations of counties and
     municipalities................    2,394,594         682        115,322        2,279,954
                                     -----------     -------       --------      -----------
                                     $37,110,889     $13,911       $679,051      $36,445,749
                                     ===========     =======       ========      ===========

     Gross gains of $1,792,900 and gross losses of $642,109 were realized on the sale of investment securities during the six months ended June 30, 2001. No gains or losses were realized on the sale of investment securities during the six months ended June 30, 2000. Gross gains of $69,396 and gross losses of $236,863 were realized on the sale of investment securities during the year ended December 31, 2000. Gross gains of $88,117 and gross losses of $780,536 were realized on the sale of investment securities during the year ended December 31, 1999. The losses realized during 1999 were related to the restructuring of the investment securities portfolio following the merger with the Horizon Bank. Gross gains of $80,958 and gross losses of $13,141 were realized on the sale of investment securities during the year ended December 31, 1998.

     As of June 30, 2001, December 31, 2000 and December 31, 1999, securities having a book value of $156,955,651, $118,377,497 and $63,951,147, respectively, were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta ("FHLB") and as collateral for deposits in accordance with Federal and state requirements.

     In December 2000, investment securities classified as held-to-maturity with an amortized cost of $48,269,175 were transferred to the available-for-sale classification in order to provide more flexibility in managing the interest-rate risk in the investment security portfolio. These investment securities had gross unrealized gains of $562,828 and gross unrealized losses of $228,058. Subsequent to the transfer, investment securities with an amortized cost of $9,557,649 were sold, and a loss of $158,970 was recognized in the fourth quarter of 2000.

                        SOUTHERN FINANCIAL BANCORP, INC.

     The following tables set forth information regarding maturity and average yields of the investment portfolio:

                                                             JUNE 30, 2001
                                              -------------------------------------------
                                                          AVAILABLE-FOR-SALE
                                              -------------------------------------------
                                               ESTIMATED      AMORTIZED       WEIGHTED
                                               FAIR VALUE        COST       AVERAGE YIELD
                                              ------------   ------------   -------------
                                                              (UNAUDITED)
Mortgage-backed securities:
  Maturing after 10 years...................  $ 62,732,677   $ 62,094,021        6.45%
Collateralized mortgage obligations:
  Maturing after 1 year through 5 years.....     4,201,875      4,092,855        6.84
  Maturing after 5 years through 10 years...    18,490,719     18,223,314        6.94
  Maturing after 10 years...................   164,452,526    163,778,081        7.70
Obligations of counties and municipalities:
  Maturing after 1 year through 5 years.....        50,000         50,000        8.00
  Maturing after 5 years through 10 years...       316,991        325,987        6.48
  Maturing after 10 years...................       515,859        510,548        6.59
Corporate obligations:
  Maturing after 5 years through 10 years...     7,991,548      8,040,107        7.13
  Maturing after 10 years...................    12,932,668     13,287,283        6.44
U.S. Treasury and agency obligations:
  Maturing after 1 year through 5 years.....       503,950        494,390        5.21
  Maturing after 10 years...................     1,631,602      1,552,621       48.72
Federal Home Loan Bank stock
  Maturing after 10 years...................     4,425,000      4,425,000        6.75
Federal Reserve stock
  Maturing after 10 years...................       809,950        809,950        6.00
Other equity securities
  Maturing after 10 years...................       484,079        484,079        0.00
                                              ------------   ------------
          Total classified as investment
            securities......................   279,539,444    278,168,236
                                              ------------   ------------
Corporate obligations classified as loans:
  Maturing after 1 year through 5 years.....     5,983,178      5,940,095        7.87
  Maturing after 5 years through 10 years...     1,950,482      1,971,652        9.91
  Maturing after 10 years...................    37,772,815     37,402,569        8.81
                                              ------------   ------------
          Total classified as loans.........    45,706,475     45,314,316
                                              ------------   ------------
                                              $325,245,919   $323,482,552
                                              ============   ============

                        SOUTHERN FINANCIAL BANCORP, INC.

                                                           DECEMBER 31, 2000
                                              -------------------------------------------
                                                          AVAILABLE-FOR-SALE
                                              -------------------------------------------
                                               ESTIMATED      AMORTIZED       WEIGHTED
                                               FAIR VALUE        COST       AVERAGE YIELD
                                              ------------   ------------   -------------
Mortgage-backed securities:
  Maturing in 1 year or less................  $     49,047   $     48,714        8.90%
  Maturing after 1 year through 5 years.....        59,477         59,421        7.10
  Maturing after 5 years through 10 years...       840,227        829,850        7.04
  Maturing after 10 years...................   112,293,815    111,597,577        7.45
Collateralized mortgage obligations:
  Maturing after 1 year through 5 years.....     2,012,360      2,023,802        8.00
  Maturing after 5 years through 10 years...    19,116,917     18,829,051        7.16
  Maturing after 10 years...................    74,635,420     74,813,408        7.51
Obligations of counties and municipalities:
  Maturing after 1 year through 5 years.....       251,520        249,870        5.28
  Maturing after 5 years through 10 years...       971,093        991,524        5.00
  Maturing after 10 years...................     4,894,868      4,960,992        4.82
Corporate obligations:
  Maturing after 1 year through 5 years.....       999,400        991,487        6.73
  Maturing after 5 years through 10 years...     1,041,900      1,001,182        7.77
  Maturing after 10 years...................    10,374,479     10,737,326        9.03
U.S. Treasury and agency obligations:
  Maturing after 1 year through 5 years.....       494,150        493,407        5.21
  Maturing after 5 years through 10 years...       489,800        476,030        7.32
  Maturing after 10 years...................     1,498,190      1,479,882        7.72
Federal Home Loan Bank stock
  Maturing after 10 years...................     2,700,000      2,700,000        7.75
Federal Reserve stock
  Maturing after 10 years...................       615,000        615,000        6.00
Other equity securities
  Maturing after 10 years...................        69,375         69,375        0.00
                                              ------------   ------------
          Total classified as investment
            securities......................   233,407,038    232,967,898
                                              ------------   ------------
Corporate obligations classified as loans:
  Maturing in 1 year or less................     2,971,200      2,980,452        8.38
  Maturing after 1 year through 5 years.....     2,860,000      2,948,970       11.83
  Maturing after 5 years through 10 years...     3,846,200      3,957,822       10.08
  Maturing after 10 years...................    22,740,654     22,949,823       10.18
                                              ------------   ------------
          Total classified as loans.........    32,418,054     32,837,067
                                              ------------   ------------
                                              $265,825,092   $265,804,965
                                              ============   ============

     Contractual maturity of mortgage-backed securities is not a reliable indicator of their expected life because borrowers have the right to repay their obligations at any time. At June 30, 2001, U.S. Treasury and agency obligations maturing after 10 years includes FHLB obligations purchased at significant discounts. These securities have experienced rapid prepayments, which have accelerated the accretion of the discounts and increased the yield.

                        SOUTHERN FINANCIAL BANCORP, INC.

3. LOANS RECEIVABLE

     Loans receivable consist of the following:

                                                                   DECEMBER 31,
                                             JUNE 30,      ----------------------------
                                               2001            2000            1999
                                           ------------    ------------    ------------
                                           (UNAUDITED)
Mortgage:
  Residential............................  $ 48,245,144    $ 53,164,832    $ 48,604,205
  Nonresidential.........................   148,900,185     130,270,765     109,871,210
Construction:
  Residential............................     6,951,798      12,394,108       7,852,907
  Nonresidential.........................    24,161,433      15,913,069       8,270,290
Non-Mortgage:
  Business...............................   125,441,603     101,002,182      54,175,076
  Consumer...............................     7,255,370       7,617,423       9,994,326
                                           ------------    ------------    ------------
Total loans receivable...................   360,955,533     320,362,379     238,768,014
Less:
     Deferred loan fees, net.............     1,834,016       1,670,453       1,229,451
     Allowance for loan losses...........     5,574,009       4,921,342       3,452,131
                                           ------------    ------------    ------------
Loans receivable, net....................  $353,547,508    $313,770,584    $234,086,432
                                           ============    ============    ============

     The following sets forth information regarding the allowance for loan losses:

                                    FOR THE SIX MONTHS ENDED       FOR THE YEAR ENDED
                                            JUNE 30,                  DECEMBER 31,
                                    ------------------------    ------------------------
                                       2001          2000          2000          1999
                                    ----------    ----------    ----------    ----------
                                          (UNAUDITED)
Allowance at beginning of
  period..........................  $4,921,342    $3,452,131    $3,452,131    $3,061,631
  Provisions for losses charged to
     income.......................   1,270,000       675,000     1,335,000     2,129,660
  Acquired from First Savings Bank
     of Virginia..................          --            --       594,233            --
  Recoveries......................     130,051       275,678       414,200       306,660
  Charge-offs.....................    (747,384)     (339,022)     (874,222)   (2,045,820)
                                    ----------    ----------    ----------    ----------
Allowance at end of period........  $5,574,009    $4,063,787    $4,921,342    $3,452,131
                                    ==========    ==========    ==========    ==========

     Southern Financial's loan portfolio is concentrated in the Northern Virginia area. The amount of loans being serviced for others was $32,140,236, $30,667,707 and $17,106,340 at June 30, 2001, and December 31, 2000 and 1999,
respectively. At June 30, 2001, there were no loans that had payments ninety days or more past due on which interest was still accruing. At December 31, 2000, there were 2 loans with balances totaling approximately $9,236 that had payments ninety days or more past due on which interest was still accruing. At December 31, 1999, there were 6 loans with balances totaling approximately $87,230 that had payments ninety days or more past due on which interest was still accruing. Southern Financial had nonaccruing loans on it books at June 30, 2001 and December 31, 2000 and 1999 in the following amounts respectively, $1,687,346, $1,872,223 and $521,801. Loan balances transferred to foreclosed properties were $137,817 for the six months ended June 30, 2001. Loan balances transferred to foreclosed properties were $129,606, $2,124,334, and $107,296 for the years ended December 31, 2000, 1999, and 1998, respectively. The amount of real estate owned was $36,357, $16,900

                        SOUTHERN FINANCIAL BANCORP, INC.

and $2,296,269 at June 30, 2001 and December 31, 2000 and 1999, respectively, and was included in other assets in the consolidated balance sheets. Corporate obligations classified as loans totaling $45,706,475 and $32,418,054 as of June 30, 2001 and December 31, 2000, respectively, are included in non-mortgage business loans.

     Impaired loans were as follows:

                                                                      DECEMBER 31,
                                                   JUNE 30,      ----------------------
                                                     2001           2000         1999
                                                  -----------    ----------    --------
                                                  (UNAUDITED)
Carrying value..................................  $1,687,346     $1,872,223    $521,801
Allocation of general reserve...................     259,639        278,509      78,948

     The average carrying balances and interest income earned on impaired loans were as follows:

                                SIX MONTHS ENDED
                                    JUNE 30,               YEAR ENDED DECEMBER 31,
                              ---------------------   ----------------------------------
                                 2001        2000       2000        1999         1998
                              ----------   --------   --------   ----------   ----------
                                   (UNAUDITED)
Average carrying value......  $1,874,480   $519,880   $879,080   $1,239,805   $2,500,091
Income anticipated under
  original loan
  agreements................      67,220      4,749     54,989       21,845      296,367
Income recorded.............      43,740         --         --           --           --

3. PREMISES AND EQUIPMENT

     Premises and equipment consists of the following:

                                                                    DECEMBER 31,
                                               JUNE 30,      --------------------------
                                                 2001           2000           1999
                                              -----------    -----------    -----------
                                              (UNAUDITED)
Land........................................  $ 1,887,844    $ 1,883,389    $ 1,872,533
Building and improvements...................    2,357,183      2,335,525      1,977,794
Furniture and equipment.....................    5,141,236      4,721,646      4,123,461
Leasehold improvements......................    2,828,754      2,559,864      2,395,524
                                              -----------    -----------    -----------
                                               12,215,017     11,500,424     10,369,312
Less: Accumulated depreciation and
      amortization..........................   (5,349,814)    (4,813,234)    (3,923,723)
                                              -----------    -----------    -----------
Premises and equipment, net.................  $ 6,865,203    $ 6,687,190    $ 6,445,589
                                              ===========    ===========    ===========

     Depreciation and amortization expense aggregated $535,751 and $422,091 for the six months ended June 30, 2001 and 2000, respectively. Depreciation and amortization expense aggregated $889,078, $919,377, and $1,210,678 for the years ended December 31, 2000, 1999, and 1998, respectively.

                        SOUTHERN FINANCIAL BANCORP, INC.

5. INTANGIBLE ASSETS

     The following sets forth information regarding intangible assets:

                                                                      DECEMBER 31,
                                                   JUNE 30,      ----------------------
                                                     2001           2000         1999
                                                  -----------    ----------    --------
                                                  (UNAUDITED)
Balance at beginning of period..................  $3,639,078     $  283,500    $     --
  Additions.....................................     117,075      3,507,673     283,500
  Amortization..................................    (185,166)      (152,095)         --
                                                  ----------     ----------    --------
Balance at end of period........................  $3,570,987     $3,639,078    $283,500
                                                  ==========     ==========    ========
Accumulated amortization at end of period.......  $  337,261     $  152,095    $     --
                                                  ==========     ==========    ========

6. DEPOSITS

     Deposits consist of the following:

                                                                   DECEMBER 31,
                                             JUNE 30,      ----------------------------
                                               2001            2000            1999
                                           ------------    ------------    ------------
                                           (UNAUDITED)
Demand accounts..........................  $ 73,742,020    $ 66,820,526    $ 50,325,239
Interest checking accounts...............    32,096,769      35,415,714      25,747,713
Money market and savings accounts........    91,387,843      94,167,967      75,725,516
Certificates of deposit..................   377,615,385     318,707,458     215,389,090
                                           ------------    ------------    ------------
                                           $574,842,017    $515,111,665    $367,187,558
                                           ============    ============    ============

     As of June 30, 2001 (Unaudited), certificates of deposit mature as follows:

1 year or less.........................................  $250,858,236
1 - 2 years............................................    14,377,876
2 - 3 years............................................     6,885,276
3 - 4 years............................................     3,511,750
4 - 5 years............................................    11,396,586
Thereafter.............................................    90,585,661
                                                         ------------
                                                         $377,615,385
                                                         ============

     As of December 31, 2000, certificates of deposit mature as follows:

2001...................................................  $215,453,958
2002...................................................    15,155,068
2003...................................................    11,159,826
2004...................................................     2,959,927
2005...................................................    22,999,833
Thereafter.............................................    50,978,846
                                                         ------------
                                                         $318,707,458
                                                         ============

     Deposits with balances greater than $100,000 totaled approximately $308,589,322, $239,719,966 and $131,919,748 at June 30, 2001, and December 31,
2000 and 1999, respectively, of which $200,749,731, $128,797,552 and $59,100,300 represented certificates of deposit.

                        SOUTHERN FINANCIAL BANCORP, INC.

     The following table presents information regarding the interest rate swaps used to hedge certain certificates of deposit as of June 30, 2001, and December 31, 2000 and 1999. No fair values have been reflected in the table below for the interest rate swaps entered into during the quarter ended June 30, 2001, as the agreements were entered into during the last few days of the quarter and the fair values approximate zero.

                          6/30/01       6/30/01      12/31/00     12/31/99                           PAY            RECEIVE
                          NOTIONAL     ESTIMATED    ESTIMATED    ESTIMATED    MATURITY     CALL     FIXED          FLOATING
                           AMOUNT      FAIR VALUE   FAIR VALUE   FAIR VALUE     DATE       DATE     RATE             RATE
                        ------------   ----------   ----------   ----------   --------   --------   -----   -----------------------
                               (UNAUDITED)
Cash flow hedges:       $  5,000,000   $ (38,420)   $   84,924   $  285,000     1/8/04       None   5.27%   3 month LIBOR
                           5,000,000     (39,525)       81,214      280,000    1/15/04       None   5.29%   3 month LIBOR
                           5,000,000     (32,602)       88,379      290,000    1/29/04       None   5.23%   3 month LIBOR
                           5,000,000     154,285       171,115      540,000     2/2/09       None   5.45%   3 month LIBOR
                        ------------   ---------    ----------   ----------
                          20,000,000      43,738       425,632    1,395,000
                        ------------   ---------    ----------   ----------

                          6/30/01       6/30/01      12/31/00     12/31/99                          REC.
                          NOTIONAL     ESTIMATED    ESTIMATED    ESTIMATED    MATURITY     CALL     FIXED        PAY FLOATING
                           AMOUNT      FAIR VALUE   FAIR VALUE   FAIR VALUE     DATE       DATE     RATE             RATE
                        ------------   ----------   ----------   ----------   --------   --------   -----   -----------------------
                               (UNAUDITED)
Fair value hedges:      $         --   $      --    $   12,000   $       --    3/29/05     3/1/01   7.25%   3 month LIBOR plus 12
                                                                                                              basis points
                          10,000,000     453,527       294,392           --    7/12/10    7/12/01   8.00%   3 month LIBOR
                          10,000,000     266,551       248,078           --    7/26/05    7/26/01   7.25%   3 month LIBOR less 5
                                                                                                              basis points
                          10,000,000     265,343       216,741           --    9/21/15    9/21/01   7.75%   3 month LIBOR less 10
                                                                                                              basis points
                          10,000,000     141,828        40,416           --   10/26/07   10/26/01   7.25%   3 month LIBOR less 4
                                                                                                              basis points
                          10,000,000      95,122        48,906           --   11/30/07   11/30/01   7.00%   3 month LIBOR less 5
                                                                                                              basis points
                          10,000,000      47,705         1,961           --   12/28/10   12/28/01   7.00%   3 month LIBOR
                          10,000,000    (209,953)           --           --    2/22/08    2/22/02   6.00%   3 month LIBOR less 1
                                                                                                              basis point
                          10,000,000    (263,432)           --           --     3/7/11     3/7/02   6.25%   3 month LIBOR less 2
                                                                                                              basis points
                          10,000,000          --            --           --   12/26/08    6/26/02   6.00%   3 month LIBOR plus 1.5
                                                                                                              basis points
                          10,000,000          --            --           --    6/28/11    6/28/02   6.25%   3 month LIBOR
                        ------------   ---------    ----------   ----------
                         100,000,000     796,691       862,494           --
                        ------------   ---------    ----------   ----------
Total.................  $120,000,000   $ 840,429    $1,288,126   $1,395,000
                        ============   =========    ==========   ==========

                        SOUTHERN FINANCIAL BANCORP, INC.

7. BORROWINGS

     Southern Financial's borrowings consist of the following:

                                                                                            DECEMBER 31,
                                                                       -------------------------------------------------------
                                        JUNE 30, 2001                                     2000                         1999
                          ------------------------------------------   ------------------------------------------   ----------
                                                            WEIGHTED                                     WEIGHTED
                                        MATURITY    CALL    AVERAGE                  MATURITY    CALL    AVERAGE
                            AMOUNT        DATE      DATE      RATE       AMOUNT        DATE      DATE      RATE       AMOUNT
                          -----------   --------   ------   --------   -----------   --------   ------   --------   ----------
                                         (UNAUDITED)
Advances from FHLB of
 Atlanta:
 Overnight borrowings     $33,500,000                         4.30%    $19,000,000                         6.35%    $       --
 Term borrowings:           5,000,000    Sep-09    Sep-04     6.32       5,000,000    Sep-09    Sep-04     6.32      5,000,000
                            5,000,000    Sep-10    Sep-03     6.04       5,000,000    Sep-10    Sep-03     6.04             --
                            5,000,000    Sep-10    Sep-02     5.84       5,000,000    Sep-10    Sep-02     5.84             --
                            5,000,000    Jan-02               5.38              --                           --             --
                            5,000,000    Jul-01               5.49              --                           --             --
                          -----------                        -----     -----------                        -----     ----------
Total advances from
 FHLB...................   58,500,000                         4.95      34,000,000                         6.23      5,000,000
                          -----------                        -----     -----------                        -----     ----------
Trust preferred
 borrowings:
                            5,000,000    Jul-30              11.00       5,000,000    Jul-30              11.00             --
                            8,000,000    Sep-30              10.60       8,000,000    Sep-30              10.60             --
                          -----------                        -----     -----------                        -----     ----------
Total trust preferred
 borrowings.............   13,000,000                        10.75      13,000,000                        10.75             --
                          -----------                        -----     -----------                        -----     ----------
Total borrowings........  $71,500,000                         6.00%    $47,000,000                         7.48%    $5,000,000
                          ===========                        =====     ===========                        =====     ==========

                                  DECEMBER 31,
                          ----------------------------
                                      1999
                          ----------------------------
                                              WEIGHTED
                          MATURITY    CALL    AVERAGE
                            DATE      DATE      RATE
                          --------   ------   --------

Advances from FHLB of
 Atlanta:
 Overnight borrowings                             --%
 Term borrowings:          Sep-09    Sep-04     6.32
                                                  --
                                                  --
                                                  --
                                                  --
                                                ----
Total advances from
 FHLB...................                        6.32
                                                ----
Trust preferred
 borrowings:
                                                  --
                                                  --
                                                ----
Total trust preferred
 borrowings.............                          --
                                                ----
Total borrowings........                        6.32%
                                                ====

8. STOCKHOLDERS' EQUITY

     Each share of Southern Financial's outstanding 6% cumulative convertible preferred stock is convertible to 1.6 shares of common stock. The 6% cumulative convertible preferred stock has an annual dividend rate of six percent. Dividends are payable quarterly and are cumulative.

     In 1987, Southern Financial's stockholders approved an incentive stock option plan under which options to purchase up to 83,660 shares of common stock could be granted. During each of the years 1994 and 1997, this plan was amended to allow an additional 100,000 shares of common stock to be granted, respectively. In 1999 and 2001, the plan was amended to allow an additional 150,000 and 70,000 shares, respectively, of common stock to be granted. In accordance with the plan agreement, the exercise price for stock options equals the stock's market price on the date of grant. The maximum term of all options granted under the plans is ten years and vesting occurs after one year.

     Southern Financial accounts for its stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," Southern Financial's net income and

                        SOUTHERN FINANCIAL BANCORP, INC.

earnings per share in the Consolidated Statements of Income, would have been reduced to the following pro forma amounts:

                                FOR THE SIX MONTHS ENDED
                                        JUNE 30,              FOR THE YEARS ENDED DECEMBER 31,
                                ------------------------    ------------------------------------
                                   2001          2000          2000         1999         1998
                                ----------    ----------    ----------    --------    ----------
                                      (UNAUDITED)
Net income:
  As reported.................  $3,755,461    $2,448,489    $5,150,102    $960,729    $3,352,403
  Pro forma...................   3,414,593     2,313,633     5,006,489     668,412     3,072,743
                                ----------    ----------    ----------    --------    ----------
Basic earnings per share:
  As reported.................        1.24          0.92          1.84        0.36          1.28
  Pro forma...................        1.13          0.87          1.79        0.25          1.17
Diluted earnings per share:
  As reported.................        1.21          0.90          1.82        0.35          1.22
  Pro forma...................        1.10          0.85          1.77        0.25          1.12
                                ----------    ----------    ----------    --------    ----------
Weighted-average assumptions:
  Expected lives (years)......          10            10            10          10            10
  Risk-free interest rate
     (%)......................        5.40%         6.07%         6.12%       6.48%         4.50%
  Expected volatility (%).....       25.00%        25.00%        23.00%      21.43%        25.07%
  Expected dividends (annual
     per share)...............        0.13%         0.13%         0.13%       0.13%         0.13%

     Southern Financial did not record any compensation costs during the six months ended June 30, 2001, or the years ended December 31, 2000, 1999, or 1998 related to its stock option plan. In addition, no significant modifications to the plan were made during the periods. The fair values of the stock options outstanding used to determine the pro forma impact of the options to compensation expense, and thus, net income and earnings per share, were calculated using an acceptable option pricing model using the key assumptions detailed above.

     A summary of the status of the Southern Financial's stock option plan as of June 30, 2001 and 2000, respectively, and changes during the six months ended June 30, 2001 and 2000 is presented below. Average prices and shares subject to options have been adjusted to reflect stock dividends.

                                                          JUNE 30, 2001                JUNE 30, 2000
                                                    --------------------------   --------------------------
                                                              WEIGHTED AVERAGE             WEIGHTED AVERAGE
                                                    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                                    -------   ----------------   -------   ----------------
                                                                          (UNAUDITED)
Outstanding at beginning of period................  331,050        $16.35        289,060        $16.16
Granted...........................................   52,700         16.40         47,250         16.27
Exercised.........................................    1,000         16.44          5,647          7.49
Expired...........................................    8,500         18.26             --            --
                                                    -------        ------        -------        ------
Outstanding at end of period......................  374,250         16.29        330,663         16.16
                                                    -------        ------        -------        ------
Options exercisable at end of period..............  322,550         16.27        286,413         11.47
                                                    =======        ======        =======        ======
Weighted average fair value of options granted
  during the period...............................                 $16.44                       $ 7.49
                                                                   ======                       ======

     A summary of the status of the Southern Financial's stock option plan as of December 31, 2000, 1999 and 1998, respectively, and changes during the years ended December 31, 2000, 1999 and 1998 is

                        SOUTHERN FINANCIAL BANCORP, INC.

presented below. Average prices and shares subject to options have been adjusted to reflect stock dividends.

                                     2000                         1999                         1998
                          --------------------------   --------------------------   --------------------------
                                    WEIGHTED AVERAGE             WEIGHTED AVERAGE             WEIGHTED AVERAGE
                          SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                          -------   ----------------   -------   ----------------   -------   ----------------
Outstanding at beginning
  of period.............  289,060        $16.16        235,889        $13.53        200,304        $11.07
Granted.................   49,250         16.19         88,500         20.31         51,000         22.47
Exercised...............    7,260          7.49         19,900          6.40         10,900          9.05
Expired.................       --            --         15,429         17.94          4,515         19.50
                          -------        ------        -------        ------        -------        ------
Outstanding at end of
  period................  331,050         16.35        289,060         16.16        235,889         13.53
                          -------        ------        -------        ------        -------        ------
Options exercisable at
  end of period.........  281,800         16.38        200,560         14.32        186,889         11.99
                          =======        ======        =======        ======        =======        ======
Weighted average fair
  value of options
  granted during the
  period................                 $ 5.42                       $ 7.23                       $10.29
                                         ======                       ======                       ======

     The following table summarizes information about stock options outstanding at June 30, 2001(Unaudited):

                                                                            REMAINING
                                                                           CONTRACTUAL
EXERCISE                                         OPTIONS       OPTIONS        LIFE
PRICE                                          OUTSTANDING   EXERCISABLE    (MONTHS)
--------                                       -----------   -----------   -----------
$ 8.830......................................     29,039        29,039          36
  9.610......................................     16,133        16,133          22
 11.980......................................     29,039        29,039          49
 12.730......................................      9,902         9,902          61
 13.640......................................     37,687        37,687          55
 13.750......................................      3,000         3,000          67
 16.000......................................     25,000        25,000          79
 21.250......................................     31,000        31,000          79
 26.000......................................     10,000        10,000          83
 21.000......................................     49,000        49,000          92
 20.625......................................     12,000        12,000          93
 20.250......................................      3,000         3,000          96
 20.000......................................      7,000         7,000          98
 17.875......................................     15,000        15,000         100
 16.438......................................     41,750        41,750         103
 14.438......................................      4,000         4,000         105
 16.380......................................     51,700            --         115
                                                 -------       -------
                                                 374,250       322,550
                                                 =======       =======

                        SOUTHERN FINANCIAL BANCORP, INC.

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                                            REMAINING
                                                                           CONTRACTUAL
EXERCISE                                         OPTIONS       OPTIONS        LIFE
PRICE                                          OUTSTANDING   EXERCISABLE    (MONTHS)
--------                                       -----------   -----------   -----------
$ 8.830......................................     29,039        29,039          42
  9.610......................................     16,133        16,133          28
 11.980......................................     29,039        29,039          55
 12.730......................................      9,902         9,902          67
 13.640......................................     37,687        37,687          61
 13.750......................................      3,000         3,000          73
 16.000......................................     25,500        25,500          79
 21.250......................................     31,000        31,000          85
 25.250......................................      2,000         2,000          89
 26.000......................................     10,000        10,000          89
 21.000......................................     51,500        51,500          98
 20.625......................................     12,000        12,000          99
 20.250......................................      3,000         3,000         102
 20.000......................................      7,000         7,000         104
 17.875......................................     15,000        15,000         106
 16.438......................................     43,250            --         109
 14.438......................................      6,000            --         118
                                                 -------       -------
                                                 331,050       281,800
                                                 =======       =======

     There were 30 option holders at June 30, 2001. Options exercised during the first six months of 2001 had an exercise price ranging from $16.38 to $17.75. Options exercised during 2000 had an exercise price of $7.49. Options exercised during 1999 had exercise prices ranging from $9.30 to $16.00. Options exercised during 1998 had exercise prices ranging from $8.99 to $16.00.

     In 2000, Southern Financial acquired 65,760 shares of its own stock.

9. REGULATORY MATTERS

     Southern Financial's primary supervisory agent is the Federal Reserve Bank. The Federal Reserve Bank has mandated certain minimum capital standards for the industry. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") outlines various levels of capital adequacy for the industry.

     Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulation that, if undertaken, could have a direct material effect on Southern Financial's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Southern Financial must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Southern Financial's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Southern Financial to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

                        SOUTHERN FINANCIAL BANCORP, INC.

     As of June 30, 2001, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     Southern Financial's actual capital amounts and ratios are also presented in the tables below. (All dollar amounts are in thousands.)

                                                                                     TO BE WELL
                                                                                     CAPITALIZED
                                                                     FOR            UNDER PROMPT
                                                              CAPITAL ADEQUACY       CORRECTIVE
                                                ACTUAL            PURPOSES        ACTION PROVISIONS
                                            ---------------   -----------------   -----------------
                                            AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                            -------   -----   --------   ------   --------   ------
As of June 30, 2001(Unaudited)
  Total Capital (to risk-weighted
     assets)..............................  $57,471   11.80%  $38,965     8.00%   $48,706    10.00%
  Tier I Capital (to risk-weighted
     assets)..............................   51,896   10.65    19,482     4.00     29,224     6.00
  Tier I Capital (to average assets)......   51,896    7.74    26,803     4.00     33,504     5.00
As of December 31, 2000
  Total Capital (to risk-weighted
     assets)..............................   53,679   12.55    34,230     8.00     42,787    10.00
  Tier I Capital (to risk-weighted
     assets)..............................   48,716   11.39    17,115     4.00     25,672     6.00
  Tier I Capital (to average assets)......   48,716    8.37    23,294     4.00     29,117     5.00
As of December 31, 1999
  Total Capital (to risk-weighted
     assets)..............................   33,704   12.18    22,142     8.00     27,677    10.00
  Tier I Capital (to risk-weighted
     assets)..............................   30,252   10.93    11,071     4.00     16,606     6.00
  Tier I Capital (to average assets)......   30,252    7.50    16,140     4.00     20,175     5.00

                        SOUTHERN FINANCIAL BANCORP, INC.

10. PARENT COMPANY ACTIVITY

     Southern Financial owns all of the outstanding shares of the Bank. Summary financial statements of Southern Financial follow:

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                 JUNE 30,     -------------------------
                                                   2001          2000          1999
                                                -----------   -----------   -----------
                                                (UNAUDITED)
Assets:
  Cash........................................  $    74,038   $    19,457   $     3,047
  Investment in subsidiaries..................   56,154,461    52,497,891    28,663,963
  Other assets................................    1,222,085       987,182       200,050
                                                -----------   -----------   -----------
          Total assets........................  $57,450,584   $53,504,530   $28,867,060
                                                ===========   ===========   ===========
Liabilities:
  Capital trust borrowings....................  $13,000,000   $13,000,000   $        --
  Other liabilities...........................      790,202       815,369         2,963
                                                -----------   -----------   -----------
          Total liabilities...................   13,790,202    13,815,369         2,963
                                                -----------   -----------   -----------
          Total stockholders' equity..........   43,660,382    39,689,161    28,864,097
                                                -----------   -----------   -----------
          Total liabilities and stockholders'
            equity............................  $57,450,584   $53,504,530   $28,867,060
                                                ===========   ===========   ===========

                              STATEMENTS OF INCOME

                                SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                --------------------------    ------------------------------------
                                   2001           2000           2000         1999         1998
                                -----------    -----------    ----------    --------    ----------
                                       (UNAUDITED)
Income:
  Equity in earnings of
     Southern Financial
     Bank.....................  $4,270,420     $2,548,475     $5,617,473    $955,539    $3,352,403
  Equity in earnings of
     Southern Web Tech........     (45,092)          (408)        30,064       5,190            --
  Other.......................      14,118        (50,000)       (75,000)         --            --
                                ----------     ----------     ----------    --------    ----------
          Total income........   4,239,446      2,498,067      5,572,537     960,729     3,352,403
                                ----------     ----------     ----------    --------    ----------
Expense:
  Interest expense............     715,585         60,593        623,159          --            --
  Other.......................      50,400         44,985         82,676          --            --
                                ----------     ----------     ----------    --------    ----------
          Total expense.......     765,985        105,578        705,835          --            --
                                ----------     ----------     ----------    --------    ----------
Income before income taxes....   3,473,461      2,392,489      4,866,702     960,729     3,352,403
Income tax benefit............    (282,000)       (56,000)      (283,400)         --            --
                                ----------     ----------     ----------    --------    ----------
Net income....................  $3,755,461     $2,448,489     $5,150,102    $960,729    $3,352,403
                                ==========     ==========     ==========    ========    ==========

                        SOUTHERN FINANCIAL BANCORP, INC.

                            STATEMENTS OF CASH FLOWS

                              SIX MONTHS ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                              -------------------------   --------------------------------------
                                 2001          2000           2000         1999         1998
                              -----------   -----------   ------------   ---------   -----------
                                     (UNAUDITED)
Operating activities:
  Net income................  $ 3,755,461   $ 2,448,489   $  5,150,102   $ 960,729   $ 3,352,403
  Adjustments to reconcile
     net income to net cash
     provided (used) by
     operating activities:
     Equity in undistributed
       income of
       subsidiaries.........   (2,574,328)   (1,646,850)    (4,700,386)    202,446    (2,932,412)
     Other operating
       activities...........     (286,370)     (174,346)        25,274    (200,050)           --
                              -----------   -----------   ------------   ---------   -----------
Net cash provided by
  operating activities......      894,763       627,293        474,990     963,125       419,991
                              -----------   -----------   ------------   ---------   -----------
Investing activities:
  Investment in
     subsidiaries...........           --    (4,500,000)   (11,000,000)   (249,950)           --
  Advance to subsidiary.....     (150,000)     (100,000)      (100,000)         --            --
                              -----------   -----------   ------------   ---------   -----------
Net cash used by investing
  activities................     (150,000)   (4,600,000)   (11,100,000)   (249,950)           --
                              -----------   -----------   ------------   ---------   -----------
Financing activities:
  Increase in borrowings....           --     5,000,000     13,000,000          --            --
  Issuance of common
     stock..................        8,219        42,296         54,376     172,628       112,311
  Repurchase of common
     stock..................           --      (148,750)    (1,074,347)         --            --
  Dividends on preferred and
     common stock...........     (698,401)     (644,612)    (1,338,609)   (884,599)     (596,127)
                              -----------   -----------   ------------   ---------   -----------
Net cash provided (used) by
  financing activities......     (690,182)    4,248,934     10,641,420    (711,971)     (483,816)
                              -----------   -----------   ------------   ---------   -----------
Increase (decrease) in
  cash......................       54,581       276,227         16,410       1,204       (63,825)
Cash, beginning of period...       19,457         3,047          3,047       1,843        65,668
                              -----------   -----------   ------------   ---------   -----------
Cash, end of period.........  $    74,038   $   279,274   $     19,457   $   3,047   $     1,843
                              ===========   ===========   ============   =========   ===========
SUPPLEMENTAL DATA
  Cash payments for interest
     on borrowings..........  $   699,000   $        --   $    216,944   $      --   $        --

11. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The assumptions used and the estimates disclosed represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of the respective reporting dates. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

     Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that Southern Financial would realize in a market transaction. Because of the wide range of valuation techniques and the numerous estimates which must be

                        SOUTHERN FINANCIAL BANCORP, INC.

made, it may be difficult to make reasonable comparisons of Southern Financial's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of Southern Financial. The estimated fair values of Southern Financial's financial instruments at June 30, 2001, and December 31, 2000 and 1999 are as follows:

                                           JUNE 30, 2001                DECEMBER 31, 2000              DECEMBER 31, 1999
                                    ----------------------------   ----------------------------   ----------------------------
                                    CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE
                                    ---------------   ----------   ---------------   ----------   ---------------   ----------
                                            (UNAUDITED)
                                                                         ($ IN THOUSANDS)
Financial assets:
  Cash and cash equivalents.......     $ 56,993        $ 56,993       $ 24,516        $ 24,516       $ 17,132        $ 17,132
  Available-for-sale securities...      279,539         279,539        233,407         233,407         99,808          99,808
  Held-to-maturity securities.....           --              --             --              --         37,111          36,446
  Loans receivable, net of
    allowance.....................      353,548         349,778        313,771         315,561        234,086         231,761
  Loans held for sale.............          179             179            220             220            442             442
  Other...........................        4,353           4,353          4,933           4,933          2,694           2,694
Financial liabilities:
  Deposits:
    Checking accounts.............      105,839         105,839        102,236         102,236         76,073          76,073
    Money market and savings
      accounts....................       91,388          91,388         94,168          94,168         75,726          75,726
    Certificates of deposit.......      377,615         393,411        318,708         328,426        215,389         214,577
  Borrowings:
    FHLB advances -- short term...       43,500          43,500         19,000          19,000             --              --
    FHLB advances -- long term....       15,000          15,141         15,000          14,483          5,000           4,853
    Trust preferred borrowings....       13,000          13,122         13,000          19,381             --              --
Off balance sheet instruments:
    Interest rate swaps...........          840             840          1,288           1,288          1,395           1,395

     The following methods and assumptions were used to estimate the fair value amounts at June 30, 2001, December 31, 2000 and 1999:

  Cash and Cash Equivalents

     Carrying amount approximates fair value.

  Available-for-Sale Securities

     Fair value is based on quoted market prices.

  Held-to-Maturity Securities

     Fair value is based on quoted market prices.

  Loans Receivable, Net of Allowance

     Fair value of loans is estimated using discounted cash flow analyses based on contractual repayment schedules. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs or the interest rates currently offered by Southern Financial for loans with similar terms to borrowers of similar credit quality.

                        SOUTHERN FINANCIAL BANCORP, INC.

  Loans Held for Sale

     Fair value is based on selling prices arranged by arms-length contracts with third parties.

  Other

     Other financial assets consist of accrued interest receivable. Carrying amount approximates fair value.

  Deposits

     The carrying amount of deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts approximates fair value. Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar original maturities.

  Borrowings

     The carrying amount of short-term FHLB advances approximates fair value. Fair value of all other borrowings is estimated based on discounted cash flow analyses using the remaining maturity of the borrowings and interest rates currently in effect on borrowings with similar original maturities.

  Off-Balance Sheet Instruments

     Fair value of the interest rate swaps reflects the estimated current replacement cost of the instrument as determined by a third party.

     The fees charged by the Bank for commitments to extend credit and letters of credit are based on market rates.

12. SAVINGS PLAN

     Southern Financial has an employee savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Southern Financial matches one half of each employee's contributions on a discretionary basis based on its profit, such match not to exceed 3 percent of the employee's earnings. Southern Financial's matching contributions to the Savings Plan were $96,758, $70,275, and $60,213 for the years ended December 31, 2000, 1999, and 1998, respectively. Southern Financial's accrued matching contributions to the Savings Plan were $54,200 and $48,400 for the six months ended June 30, 2001 and 2000, respectively. The matching contribution for the six months ended June 30, 2001 is subject to board approval and has not been made.

                        SOUTHERN FINANCIAL BANCORP, INC.

13. PROVISION FOR INCOME TAXES

     The provision for income taxes consists of the following:

                                FOR THE SIX MONTHS                  FOR THE YEAR
                                  ENDED JUNE 30,                 ENDED DECEMBER 31,
                              -----------------------   -------------------------------------
                                 2001         2000         2000          1999         1998
                              ----------   ----------   -----------   ----------   ----------
                                    (UNAUDITED)
Current (benefit) provision:
  Federal...................  $1,698,600   $1,204,600   $ 4,337,338   $ (463,160)  $1,400,752
                              ----------   ----------   -----------   ----------   ----------
Deferred (benefit)
  provision:
  Federal...................          --           --    (1,908,438)   1,065,860       41,323
                              ----------   ----------   -----------   ----------   ----------
                              $1,698,600   $1,204,600   $ 2,428,900   $  602,700   $1,442,075
                              ==========   ==========   ===========   ==========   ==========

     Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the allowance for loan losses and loan fees, are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax asset is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

     Deferred tax assets and liabilities were comprised of the following significant components as of December 31, 2000 and 1999:

                                                                 2000          1999
                                                              ----------    ----------
Assets:
  Net operating loss carry forward..........................  $  749,684    $       --
  Provision for losses on loans.............................   1,100,323       479,423
  Valuation of loans and securities.........................       6,844            --
  Depreciation..............................................     184,081       155,380
  Nonaccrual interest.......................................      93,981        93,981
  Real estate owned.........................................      37,592        77,655
  Lease.....................................................      11,573        51,000
  Stock based compensation..................................      34,068            --
  Other.....................................................          --        22,062
                                                              ----------    ----------
  Gross deferred tax assets.................................   2,218,146       879,501
                                                              ----------    ----------
Liabilities:
  FHLB dividend.............................................      70,152        15,858
  Deferred loan fees........................................     457,257       368,055
  Valuation of loans and securities.........................          --       888,010
  Other.....................................................       8,678            --
                                                              ----------    ----------
  Gross deferred tax liabilities............................     536,087     1,271,923
                                                              ----------    ----------
  Net deferred tax assets...................................  $1,682,059    $ (392,422)
                                                              ==========    ==========

                        SOUTHERN FINANCIAL BANCORP, INC.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate to pretax income as a result of the following differences:

                                                     FOR THE
                                                    SIX MONTHS       FOR THE YEAR ENDED
                                                  ENDED JUNE 30,        DECEMBER 31,
                                                  --------------    --------------------
                                                  2001      2000    2000    1999    1998
                                                  ----      ----    ----    ----    ----
                                                   (UNAUDITED)
Statutory Federal income tax rate...............   34%       34%     34%     34%     34%
Dividends received deduction....................   --        --      --      --      (2)
Goodwill amortization...........................    1        --      --      --      --
Merger expenses.................................   --        --      --      12      --
Prior year adjustment...........................   --        --      --      (4)     (2)
Life insurance..................................   (3)       --      (1)     --      --
Municipal interest..............................   (1)       (1)     (1)     --      --
Other...........................................   --        --      --      (3)     --
                                                   --        --      --      --      --
Effective tax rate..............................   31%       33%     32%     39%     30%
                                                   ==        ==      ==      ==      ==

14. COMMITMENTS

     Southern Financial leases its corporate headquarters and most of its branch facilities under non-cancelable lease agreements. Most of these leases provide for the payment of property taxes and other costs by Southern Financial and include one or more renewal options ranging up to ten years. Annual rental commitments under all long-term non-cancelable operating lease agreements consist of the following at June 30, 2001(Unaudited):

                                                         REAL
                                                       PROPERTY    SUBLEASE
                                                        LEASES      INCOME      TOTAL
                                                      ----------   --------   ----------
1 year or less......................................  $1,532,093   $175,338   $1,356,755
1 - 2 years.........................................   1,497,085    182,153    1,314,932
2 - 3 years.........................................   1,389,031    186,018    1,203,013
3 - 4 years.........................................   1,057,156     11,564    1,045,592
4 - 5 years.........................................     869,144         --      869,144
Thereafter..........................................   3,524,349         --    3,524,349
                                                      ----------   --------   ----------
                                                      $9,868,858   $555,073   $9,313,785
                                                      ==========   ========   ==========

     Annual rental commitments under all long-term non-cancelable operating lease agreements consist of the following at December 31, 2000:

                                                         REAL
                                                       PROPERTY    SUBLEASE
                                                        LEASES      INCOME      TOTAL
                                                      ----------   --------   ----------
1 year or less......................................  $1,254,098   $172,766   $1,081,332
1 - 2 years.........................................   1,234,833    177,944    1,056,889
2 - 3 years.........................................   1,176,626    183,286      993,340
3 - 4 years.........................................     930,953    103,636      827,317
4 - 5 years.........................................     594,567      1,652      592,915
Thereafter..........................................   2,470,549         --    2,470,549
                                                      ----------   --------   ----------
                                                      $7,661,626   $639,284   $7,022,342
                                                      ==========   ========   ==========

                        SOUTHERN FINANCIAL BANCORP, INC.

     Rent expense aggregated $607,764 and $552,447 for the six months ended June 30, 2001 and 2000, respectively. Rent expense aggregated $1,129,939, $1,071,905, and $905,792 for the years ended December 31, 2000, 1999, and 1998, respectively.

     Outstanding loan commitments amounted to $7,088,600 (of which $441,000 had fixed interest rates) at June 30, 2001. Outstanding loan commitments amounted to $17,173,149 (of which $67,900 had fixed interest rates) and $11,945,081 (of which $1,100,000 had fixed interest rates) at December 31, 2000 and 1999, respectively. Southern Financial had commitments from investors of $620,000, $478,700 and $542,000 to purchase loans from Southern Financial at June 30, 2001, and December 31, 2000 and 1999, respectively.

     At June 30, 2001, Southern Financial had commercial letters of credit outstanding in the amount of $2,335,230. At December 31, 2000, Southern Financial had commercial letters of credit outstanding in the amount of $2,569,064.

     At June 30, 2001, Southern Financial had unfunded lines of credit of $38,168,877 and undisbursed construction loan funds of $20,899,117. At December 31, 2000, Southern Financial had unfunded lines of credit of $22,135,533 and undisbursed construction loan funds of $13,894,551.

     On August 29, 2000, a Fauquier County jury returned an unfavorable verdict against Southern Financial Bank in a lender liability suit filed by a former customer of the Bank. On October 31, 2000, a Fauquier County Circuit Court judge set aside the jury verdict and ordered that the case be retried. A new trial is scheduled for November 27, 2001.

15. EARNINGS PER SHARE

     The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential dilutive common stock. Income attributable to preferred stock was $5,926 for the six months ended June 30, 2001 and for the six months ended June 30, 2000. Income attributable to preferred stock was $11,850, $11,850, and $12,726 for the years ended December 31, 2000, 1999, and 1998, respectively.

                                                              FOR THE SIX MONTHS ENDED JUNE 30,
                                                        ---------------------------------------------
                                                                2001                    2000
                                                        ---------------------   ---------------------
                                                                    PER SHARE               PER SHARE
                                                         SHARES      AMOUNT      SHARES      AMOUNT
                                                        ---------   ---------   ---------   ---------
                                                                         (UNAUDITED)
Basic earnings per share..............................  3,014,743     $1.24     2,662,297     $0.92
                                                                      =====                   =====
Effect of dilutive securities:
  Stock options.......................................     64,909                  32,778
  Convertible preferred stock.........................     21,975                  21,975
                                                        ---------               ---------
Diluted earnings per share............................  3,101,627     $1.21     2,717,050     $0.90
                                                        =========     =====     =========     =====

                        SOUTHERN FINANCIAL BANCORP, INC.

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                     ---------------------------------------------------------------------
                                             2000                    1999                    1998
                                     ---------------------   ---------------------   ---------------------
                                                 PER SHARE               PER SHARE               PER SHARE
                                      SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                     ---------   ---------   ---------   ---------   ---------   ---------
Basic earnings per share...........  2,786,529     $1.84     2,648,643     $0.36     2,618,930     $1.28
                                                   =====                   =====                   =====
Effect of dilutive securities:
  Stock options....................     27,882                  51,633                 105,139
  Convertible preferred stock......     21,975                  21,975                  23,657
                                     ---------               ---------               ---------
Diluted earnings per share.........  2,836,386     $1.82     2,722,251     $0.35     2,747,726     $1.22
                                     =========     =====     =========     =====     =========     =====

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED -- IN THOUSANDS, EXCEPT SHARE
DATA)

                                                              QUARTER ENDED   QUARTER ENDED
                                                                JUNE 30,        MARCH 31,
                                                                  2001            2001
                                                              -------------   -------------
Interest income.............................................     $13,059         $12,345
Net interest income.........................................       6,147           5,233
Provision for loan losses...................................         750             520
Income before income taxes..................................       3,162           2,292
Net income..................................................       2,158           1,598
Earnings per share:
  Basic.....................................................     $  0.71         $  0.53
  Diluted...................................................        0.69            0.52

                                             QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED
                                             DECEMBER 31,    SEPTEMBER 30,     JUNE 30,        MARCH 31,
                                                 2000            2000            2000            2000
                                             -------------   -------------   -------------   -------------
Interest income............................     $11,747         $9,455          $8,569          $8,039
Net interest income........................       4,759          4,442           4,402           4,198
Provision for loan losses..................         360            300             325             350
Income before income taxes.................       2,014          1,912           1,903           1,750
Net income.................................       1,414          1,288           1,272           1,176

Earnings per share:
  Basic....................................     $  0.46         $ 0.46          $ 0.48          $ 0.44
  Diluted..................................        0.46           0.45            0.47            0.44

                                             QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED
                                             DECEMBER 31,    SEPTEMBER 30,     JUNE 30,        MARCH 31,
                                                 1999            1999            1999            1999
                                             -------------   -------------   -------------   -------------
Interest income............................     $7,769          $7,522          $7,233          $7,232
Net interest income........................      4,151           3,924           3,752           3,620
Provision for loan losses..................        300           1,049             440             341
Income (loss) before income taxes..........       (152)           (937)          1,371           1,281
Net income (loss)..........................       (325)           (590)            989             887
Earnings (loss) per share:
  Basic....................................     $(0.12)         $(0.22)         $ 0.37          $ 0.34
  Diluted..................................      (0.12)          (0.22)           0.36            0.32

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses paid by Southern Financial in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fee.........   $  4,637
National Association of Securities Dealers Examination
  Fee.......................................................      2,355
Nasdaq National Market Fee..................................      7,500
Printing Expenses...........................................     75,000
Accounting Fees and Expenses................................     58,000
Legal Fees and Expenses.....................................    125,000
State Qualification Expenses (including legal fees).........      2,500
Miscellaneous Expenses......................................     25,008
                                                               --------
          Total.............................................   $300,000
                                                               ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF SOUTHERN FINANCIAL BANCORP, INC.

     Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended (the "Code"), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

     Southern Financial's Articles of Incorporation, as amended, contain provisions indemnifying the directors and officers of Southern Financial against expenses and liabilities (including counsel fees) incurred in legal proceedings to the fullest extent permitted by Virginia law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On July 24, 2001, an aggregate of 13,332 shares of common stock were issued to executive officers as a performance bonus. The value attributed at the time of the issuance was $15.00 per share. The shares were issued pursuant to the registration exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) List of Exhibits

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
           1.1**         -- Form of Underwriting Agreement.
           2.1           -- Agreement and Plan of Reorganization between The Horizon
                            Bank of Virginia and Southern Financial Bancorp, Inc. and
                            Southern Financial Bank, dated as of May 3, 1999, as
                            amended (incorporated herein by reference to Exhibit 2.1
                            to Southern Financial's Registration Statement on Form
                            S-4 (Registration No. 333-82159)).
           2.2           -- Agreement and Plan of Reorganization between First
                            Savings Bank of Virginia and Southern Financial Bancorp,
                            Inc. and Southern Financial Bank, made and entered into
                            as of March 31, 2000 (incorporated herein by reference to
                            Exhibit 2.1 to Southern Financial's Registration
                            Statement on Form S-4 (Registration No. 333-39666)).
           3.1           -- Articles of Incorporation of Southern Financial Bancorp,
                            Inc., as amended (incorporated herein by reference to
                            Exhibit 3.1 to Southern Financial's Registration
                            Statement on Form S-4 (Registration No. 33-95246 filed
                            with the Securities and Exchange Commission on August 4,
                            1995)).
           3.2           -- Bylaws of Southern Financial Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 to Southern
                            Financial's Registration Statement on Form S-4,
                            (Registration No. 33-95246 filed with the Securities and
                            Exchange Commission on August 4, 1995)).
           4.1           -- Form of Junior Subordinated Indenture between Southern
                            Financial Bancorp, Inc. and Wilmington Trust Company, as
                            Trustee (incorporated herein by reference to Exhibit 4.4
                            to Southern Financial's Registration Statement on Form
                            S-1 (Registration Nos. 333-94461 and 333-94461-01)).
           4.2           -- Form of Junior Subordinated Debenture (included as an
                            exhibit to the Form of Indenture that is incorporated
                            herein by reference to Exhibit 4.4 to Southern
                            Financial's Registration Statement on Form S-1
                            (Registration Nos. 333-94461 and 333-94461-01)).
           4.3           -- Form of Trust Preferred Securities Guarantee Agreement of
                            Southern Financial Bancorp, Inc. (incorporated herein by
                            reference to Exhibit 4.7 to Southern Financial's
                            Registration Statement on Form S-1 (Registration Nos.
                            333-94461 and 333-94461-01)).
           5.1*          -- Opinion of Bracewell & Patterson, L.L.P. regarding the
                            legality of the securities being registered.
          10.1+          -- 1993 Stock Option and Incentive Plan of Southern
                            Financial Bancorp, Inc., As Amended and Restated
                            (incorporated herein by reference to Exhibit 4.4 to
                            Southern Financial's Registration Statement on Form S-8
                            (Registration No. 333-68706)).
          10.2*+         -- Employment Agreement.
          21.1*          -- Subsidiaries of Southern Financial Bancorp, Inc.
          23.1*          -- Consent of KPMG LLP.
          23.2*          -- Consent of Thompson, Greenspon & Co., P.C.
          23.3*          -- Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated
                            herein by reference.
          24.1           -- Power of Attorney of Directors and Officers of Southern
                            Financial. Included on the signature page of this Form
                            S-1 and incorporated herein by reference.

---------------

 * Filed herewith.
** To be filed by amendment.
+  Management Compensation Agreement.

     (b) Financial Statement Schedules

     None.

     All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Southern Financial of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenton, State of Virginia, on September 12, 2001.

                                            SOUTHERN FINANCIAL BANCORP, INC.

                                            By:   /s/ GEORGIA S. DERRICO
                                              ----------------------------------
                                                      Georgia S. Derrico
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Georgia S. Derrico and R. Roderick Porter and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

               /s/ GEORGIA S. DERRICO                  Chairman of the Board and     September 12, 2001
-----------------------------------------------------    Chief Executive Officer
                 Georgia S. Derrico

               /s/ PATRICIA A. FERRICK                 Senior Vice President and     September 12, 2001
-----------------------------------------------------    Chief Financial Officer
                 Patricia A. Ferrick

               /s/ R. RODERICK PORTER                  President and Chief           September 12, 2001
-----------------------------------------------------    Operating Officer and
                 R. Roderick Porter                      Director

                  /s/ DAVID DE GIVE                    Senior Vice President/        September 12, 2001
-----------------------------------------------------    Treasurer and Director
                    David de Give

                 /s/ JOHN C. BELOTTI                   Director                      September 12, 2001
-----------------------------------------------------
                   John C. Belotti

                /s/ FRED L. BOLLERER                   Director                      September 12, 2001
-----------------------------------------------------
                  Fred L. Bollerer

                  /s/ NEIL J. CALL                     Director                      September 12, 2001
-----------------------------------------------------
                    Neil J. Call

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----


             /s/ ALFONSO G. FINOCCHIARO                Director                      September 12, 2001
-----------------------------------------------------
               Alfonso G. Finocchiaro

                /s/ BARBARA J. FRIED                   Director                      September 12, 2001
-----------------------------------------------------
                  Barbara J. Fried

                /s/ VIRGINIA JENKINS                   Director                      September 12, 2001
-----------------------------------------------------
                  Virginia Jenkins

                /s/ MICHAEL P. RUCKER                  Director                      September 12, 2001
-----------------------------------------------------
                  Michael P. Rucker

                /s/ RICHARD E. SMITH                   Director                      September 12, 2001
-----------------------------------------------------
                  Richard E. Smith

                                                       Director                      , 2001
-----------------------------------------------------
                 Robert P. Warhurst

                                  EXHIBIT LIST

EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) List of Exhibits

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
           1.1**         -- Form of Underwriting Agreement.
           2.1           -- Agreement and Plan of Reorganization between The Horizon
                            Bank of Virginia and Southern Financial Bancorp, Inc. and
                            Southern Financial Bank, dated as of May 3, 1999, as
                            amended (incorporated herein by reference to Exhibit 2.1
                            to Southern Financial's Registration Statement on Form
                            S-4 (Registration No. 333-82159)).
           2.2           -- Agreement and Plan of Reorganization between First
                            Savings Bank of Virginia and Southern Financial Bancorp,
                            Inc. and Southern Financial Bank, made and entered into
                            as of March 31, 2000 (incorporated herein by reference to
                            Exhibit 2.1 to Southern Financial's Registration
                            Statement on Form S-4 (Registration No. 333-39666)).
           3.1           -- Articles of Incorporation of Southern Financial Bancorp,
                            Inc., as amended (incorporated herein by reference to
                            Exhibit 3.1 to Southern Financial's Registration
                            Statement on Form S-4 (Registration No. 33-95246 filed
                            with the Securities and Exchange Commission on August 4,
                            1995)).
           3.2           -- Bylaws of Southern Financial Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 to Southern
                            Financial's Registration Statement on Form S-4,
                            (Registration No. 33-95246 filed with the Securities and
                            Exchange Commission on August 4, 1995)).
           4.1           -- Form of Junior Subordinated Indenture between Southern
                            Financial Bancorp, Inc. and Wilmington Trust Company, as
                            Trustee (incorporated herein by reference to Exhibit 4.4
                            to Southern Financial's Registration Statement on Form
                            S-1 (Registration Nos. 333-94461 and 333-94461-01)).
           4.2           -- Form of Junior Subordinated Debenture (included as an
                            exhibit to the Form of Indenture that is incorporated
                            herein by reference to Exhibit 4.4 to Southern
                            Financial's Registration Statement on Form S-1
                            (Registration Nos. 333-94461 and 333-94461-01)).
           4.3           -- Form of Trust Preferred Securities Guarantee Agreement of
                            Southern Financial Bancorp, Inc. (incorporated herein by
                            reference to Exhibit 4.7 to Southern Financial's
                            Registration Statement on Form S-1 (Registration Nos.
                            333-94461 and 333-94461-01)).
           5.1*          -- Opinion of Bracewell & Patterson, L.L.P. regarding the
                            legality of the securities being registered.
          10.1+          -- 1993 Stock Option and Incentive Plan of Southern
                            Financial Bancorp, Inc., As Amended and Restated
                            (incorporated herein by reference to Exhibit 4.4 to
                            Southern Financial's Registration Statement on Form S-8
                            (Registration No. 333-68706)).
          10.2*+         -- Employment Agreement.
          21.1*          -- Subsidiaries of Southern Financial Bancorp, Inc.
          23.1*          -- Consent of KPMG LLP.
          23.2*          -- Consent of Thompson, Greenspon & Co., P.C.
          23.3*          -- Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated
                            herein by reference.
          24.1           -- Power of Attorney of Directors and Officers of Southern
                            Financial. Included on the signature page of this Form
                            S-1 and incorporated herein by reference.

---------------

 * Filed herewith.
** To be filed by amendment.
+  Management Compensation Agreement.